                                            Submitted Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-71120


                            [BANK OF TIDEWATER LOGO]

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Bank of Tidewater:

         The board of directors of Bank of Tidewater has approved a merger of Bank of Tidewater into SouthTrust Bank. We have scheduled a vote on the merger agreement, as amended, to be held at a special shareholders meeting. The special meeting will be held on November 19, 2001, at 7:00 p.m. at the Quality Inn and Suites, 8th Street and Atlantic Avenue, in Virginia Beach, Virginia. You are cordially invited to attend the meeting.

         In the merger, you will receive 1.0691 shares of SouthTrust common stock in exchange for each share of Tidewater common stock that you hold. This document is the prospectus for the offering of up to 2,733,522 shares of SouthTrust common stock which may be issued in the merger. You also may be entitled to receive a special cash distribution from Tidewater if the five day average per share closing price of SouthTrust common stock is less than $26.19 three business days before the special meeting. The five day average closing price of SouthTrust shares for the period ending October 12, 2001 was $23.44. Based on this price, if the special meeting were to occur today and the merger were to be consummated, you would receive 1.0691 shares of SouthTrust common stock and a special cash distribution of approximately $2.37 for each share of Tidewater common stock that you hold, which would represent aggregate merger consideration of approximately $27.43 per share of Tidewater common stock. However, because the conversion ratio is fixed and because of the tax restrictions on the amount of the special cash distribution, the actual market value of the consideration you receive in the merger will fluctuate depending upon the actual market prices of SouthTrust common stock and the actual amount of the special cash distribution when we merge. The conversion ratio and the special cash distribution are described in the section titled "Effect of the Merger on Tidewater Common Stock" on pages 24 and 25 of this material.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT. THE MERGER AGREEMENT CANNOT BE APPROVED UNLESS THE HOLDERS OF MORE THAN TWO-THIRDS (2/3) OF THE SHARES OF TIDEWATER COMMON STOCK ENTITLED TO VOTE AT THE MEETING APPROVE IT. WE ARE SENDING THIS MATERIAL TO YOU TO ASK FOR YOUR VOTE IN FAVOR OF THE MERGER AGREEMENT.

This material describes the merger agreement and the merger in more detail. Enclosed with this document are the notice of meeting and the proxy card for the meeting. Please read all of these materials carefully.

- Shares of SouthTrust common stock are quoted on The Nasdaq Stock Market under the symbol "SOTR."

- Our financial advisor, Baxter Fentriss and Company, has issued its opinion to the board of directors that the conversion ratio and the special distribution are fair from a financial point of view to the Tidewater shareholders.

- We expect that the merger generally will be treated as a tax-free transaction for Tidewater, SouthTrust Bank and Tidewater shareholders. Bradley Arant Rose & White LLP, counsel to SouthTrust, will issue an opinion concerning the federal income tax consequences of the merger. The opinion and the federal income tax consequences of the merger are described in greater detail in the section titled "Federal Income Tax Consequences" on page 35 of this material.

         Regardless of whether you plan to attend the special meeting of Tidewater shareholders being held on November 19, 2001, we urge you to complete, sign and return promptly the enclosed proxy card.

/s/ PATRICK L. STANDING                  /s/ ELIZABETH A. DUKE
---------------------------------        ---------------------------------------
       PATRICK L. STANDING                          ELIZABETH A. DUKE
            Chairman                      President and Chief Executive Officer

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus is October 18, 2001, and it is being mailed or otherwise delivered to Tidewater shareholders on or about that date.

                      REFERENCES TO ADDITIONAL INFORMATION

         This prospectus incorporates important business and financial information about SouthTrust from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from SouthTrust at the following addresses:

           SouthTrust Corporation                      Bank of Tidewater
           420 North 20th Street                       1548 Laskin Road
         Birmingham, Alabama 35203                 Virginia Beach, VA 23451
         Attention: Alton E. Yother              Attention: Elizabeth A. Duke
               (205) 254-5000                           (757) 422-0000

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY NOVEMBER 8, 2001 IN ORDER TO RECEIVE THEM BEFORE THE MEETING.

         See "Where You Can Find More Information" on page 69 for further information.

                                Bank of Tidewater
                                1548 Laskin Road
                         Virginia Beach, Virginia 23451
                                 (757) 422-0000

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 19, 2001

         Notice is hereby given that a special meeting of shareholders of Bank of Tidewater, a Virginia banking corporation, will be held on November 19, 2001 at 7:00 p.m. at the Quality Inn and Suites, 8th Street and Atlantic Avenue, Virginia Beach, Virginia, for the following purposes:

                  1. to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of August 30, 2001, as amended, which provides for the merger of Tidewater with and into SouthTrust Bank, a subsidiary of SouthTrust of Alabama, Inc. SouthTrust Bank and SouthTrust of Alabama, Inc. are subsidiaries of SouthTrust Corporation. In the merger, each share of Tidewater common stock outstanding on the effective date of the merger will be converted into 1.0691 shares of SouthTrust common stock. You also may be entitled to receive a special cash distribution from Tidewater if the five day average per share closing price of SouthTrust common stock is less than $26.19 three business days before the special meeting. The five day average closing price of SouthTrust shares for the period ending October 12, 2001 was $23.44. Based on this price, if the merger were to occur today, you would receive 1.0691 shares of SouthTrust common stock and a special cash distribution of approximately $2.37 for each share of Tidewater common stock that you hold, which would represent aggregate merger consideration of approximately $27.43 per share of Tidewater common stock. However, because the conversion ratio is fixed and because of the tax restrictions on the amount of the special cash distribution, the actual market value of the consideration you receive in the merger will fluctuate depending upon the actual market prices of SouthTrust common stock and the actual amount of the special cash distribution when we merge. Please see the section titled "Effect of the Merger on Tidewater Common Stock" on pages 24 and 25 of the accompanying material for more details on the number of SouthTrust shares and the special distribution, if any, you would be entitled to receive in the merger, and

                  2. to transact other business, if any, that may properly come before the meeting or any adjournments or postponements of the meeting.

         Only those persons who hold shares of Tidewater common stock at the close of business on October 5, 2001 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the meeting. The special meeting may be adjourned or postponed one or more times without further notice being given to shareholders of Tidewater other than an announcement being made at the meeting or at any adjournment or postponement of the meeting. Any business referred to in this notice may be transacted at any adjournment or postponement of the special meeting. A list of shareholders entitled to vote at the meeting will be available at Bank of Tidewater, 1548 Laskin Road, Virginia Beach, Virginia 23451, for a period of ten days prior to the special meeting, and will also be available for inspection at the meeting.

         We look forward to seeing you at the special meeting. Your vote is important. Please mark, sign and return your proxy card, whether or not you plan to attend the special meeting.

                                    By Order of the Board of Directors,

                                    /s/ Larry G. Harcum
                                    Larry G. Harcum, Secretary

Virginia Beach, Virginia
October 18, 2001

WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT TIDEWATER MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                TABLE OF CONTENTS

COMMON QUESTIONS AND ANSWERS ABOUT THE MERGER................................................1

SUMMARY......................................................................................2

SELECTED FINANCIAL INFORMATION...............................................................6
         Selected financial information about SouthTrust.....................................6
         Selected financial information about Tidewater......................................7
         Selected pro forma information......................................................8
         Unaudited comparative per share data................................................9

A WARNING ABOUT FORWARD-LOOKING INFORMATION.................................................10

THE SPECIAL MEETING.........................................................................11
         The Record Date; Quorum Requirement................................................11
         Voting Rights and Votes Required...................................................11
         Voting at the Special Meeting; Proxies.............................................11
         Solicitation of Proxies............................................................12
         Effect of "Abstentions" and "Broker Non-Votes".....................................12

THE MERGER..................................................................................14
         General  ..........................................................................14
         Effective Time of the Merger.......................................................14
         Background of the Merger...........................................................15
         Tidewater's Reasons for the Merger.................................................16
         SouthTrust's Reasons for the Merger................................................17
         Opinion of Financial Advisor to Tidewater..........................................17
         Interests of Certain Persons in the Merger.........................................20
         Effect of the Merger on Tidewater Common Stock.....................................24
         Effect of the Merger on Tidewater Stock Options....................................25
         Effect of the Merger on the Tidewater Employees Stock Ownership Plan...............26
         Distribution of SouthTrust Stock Certificates......................................27
         Timing of Completion of the Merger.................................................28
         Regulatory Approvals...............................................................28
         Conditions to be Satisfied or Waived before the Merger Can be Completed............29
         Conduct of Business by Tidewater Pending the Merger................................30
         Other Covenants and Agreements.....................................................31
         Waiver and Amendment...............................................................32
         Termination of the Merger Agreement................................................32
         Termination Fees...................................................................33
         Resales of Shares of SouthTrust Common Stock.......................................34
         Appraisal Rights...................................................................34
         Anticipated Accounting Treatment...................................................34
         Expenses ..........................................................................35

FEDERAL INCOME TAX CONSEQUENCES.............................................................35

DESCRIPTION OF SOUTHTRUST CAPITAL STOCK.....................................................37
         General  ..........................................................................37
         SouthTrust Common Stock............................................................37
         SouthTrust Preferred Stock.........................................................40

MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO
SOUTHTRUST COMMON STOCK AND TIDEWATER COMMON STOCK..........................................41
         Market Price.......................................................................41
         Dividends..........................................................................42

COMPARISON OF RIGHTS OF
SHAREHOLDERS OF SOUTHTRUST AND
SHAREHOLDERS OF TIDEWATER...................................................................44
         Voting Rights......................................................................44
         Rights on Liquidation..............................................................44
         Rights of Pre-emption..............................................................44
         Rights to Call a Special Meeting of the Shareholders...............................44
         Shareholders' Rights to Amend Corporate Governing Documents........................45
         Election and Classification of the Board of Directors..............................45
         Nomination of Directors by Shareholders............................................45
         Rights to Remove a Director........................................................46
         Shareholders' Rights to Reports....................................................46
         Effect of the Issuance of Preferred Stock..........................................47
         Rights Attached to Capital Stock...................................................47

SUPERVISION AND REGULATION..................................................................48
         SouthTrust.........................................................................48
         Tidewater..........................................................................50

INFORMATION CONCERNING THE BUSINESS
OF TIDEWATER................................................................................51
         Description of Business............................................................51
         Description of Property............................................................51
         Legal Proceedings..................................................................52

TIDEWATER MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................................52
         General  ..........................................................................52
         Results of Operations for Fiscal Years Ended December 31, 2000, 1999 and 1998......52
         Financial Condition for Fiscal Years Ended December 31, 2000, 1999 and 1998........60
         Results of Operations for the Six Months Ended June 30, 2001 and 2000..............64
         Financial Condition for the Six Months Ended June 30, 2001 and 2000................67
         Credit Quality for the Six Months Ended June 30, 2001 and 2000.....................67

WHERE YOU CAN FIND MORE INFORMATION.........................................................69

OTHER EXPERTS AND COUNSEL...................................................................70

SUBMISSION OF SHAREHOLDER PROPOSALS
AND OTHER MATTERS...........................................................................70

EXHIBIT A - AGREEMENT AND PLAN OF MERGER, AS AMENDED

EXHIBIT B - OPINION OF BAXTER FENTRISS AND COMPANY

                  COMMON QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.       WHAT DO I NEED TO DO NOW?

A. Just indicate on your proxy card how you want to vote with respect to the merger agreement. Sign and return the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting to be held on November 19, 2001.

Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A. No. Your broker will not be able to vote your shares for or against the merger without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement.

Q.       CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Secretary of Tidewater stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy.

Q.       SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, SouthTrust will send you written instructions explaining how you should exchange your stock certificates.

Q.       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We expect the merger to be completed during the fourth quarter of 2001. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Tidewater must approve the merger agreement and the merger, and SouthTrust must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q.       WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN COPIES OF THIS MATERIAL?

A. You should contact Alton E. Yother of SouthTrust, telephone (205) 254-5000, or Elizabeth A. Duke of Tidewater, telephone (757) 422-0000.

                                     SUMMARY

                  This brief summary highlights selected information from this document. It does not contain all of the information that may be important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read all of the material and other documents to which we refer to fully understand the merger. See "Where You Can Find More Information" on page 69 on how to obtain copies of those documents. In addition, the merger agreement is attached as Exhibit A to this material. We encourage you to read the merger agreement because it is the legal document that governs the merger.

INFORMATION REGARDING SOUTHTRUST AND TIDEWATER

SOUTHTRUST CORPORATION
420 NORTH 20TH STREET
BIRMINGHAM, ALABAMA 35203
(205) 254-5000

SouthTrust is a Delaware corporation and a registered financial holding company. One of its wholly owned subsidiaries is SouthTrust of Alabama, Inc., an Alabama corporation. SouthTrust of Alabama, Inc. owns SouthTrust Bank, an Alabama banking corporation. SouthTrust, through its subsidiaries, engages in a full range of banking services from more than 650 banking locations in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. As of June 30, 2001, SouthTrust had consolidated total assets of approximately $46.5 billion, which ranked it as the 19th largest financial holding company in the United States.

SouthTrust has pursued a strategy of acquiring banks and financial institutions in or near major metropolitan or growth markets in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. The purpose of this strategy is to give SouthTrust business development opportunities in metropolitan markets with favorable prospects for population and per capita income growth.

SouthTrust routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. Thus, at any particular point in time, including the date of this material, discussions, and in some cases, negotiations and due diligence activities leading to the execution of preliminary or definitive acquisition agreements may occur or be in progress. These transactions may involve SouthTrust acquiring such financial institutions in exchange for cash or capital stock, and, depending on the terms of these transactions, may dilute the SouthTrust common stock to be issued to you in the merger.

BANK OF TIDEWATER
1548 LASKIN ROAD
VIRGINIA BEACH, VIRGINIA 23451
(757) 422-0000

Tidewater is a Virginia banking corporation. As of the date of this material, the bank has 10 retail branch offices in Virginia Beach, Norfolk and Chesapeake, Virginia. As of June 30, 2001, Tidewater had consolidated assets of $295 million, deposits of $266 million and shareholders' equity of $21 million.

RECOMMENDATIONS OF TIDEWATER'S BOARD AND OPINION OF FINANCIAL ADVISOR (SEE PAGE
16)

The Tidewater board believes that the merger is in your best interests and has unanimously approved the merger agreement. The Tidewater board recommends that you vote "FOR" approval of the merger agreement.

In deciding to approve the merger, Tidewater's board considered the opinion of its financial advisor, Baxter Fentriss and Company, that as of the date of its opinion, and subject to and based on the considerations referred to in its opinion, the conversion ratio and the special cash distribution are fair, from a financial point of view, to the shareholders of Tidewater. The full text of this opinion is attached as Exhibit B to this material, and you are urged to read this opinion in its entirety.

SPECIAL MEETING TO BE HELD ON NOVEMBER 19, 2001 (SEE PAGE 11)

The special meeting of Tidewater shareholders will be held at 7:00 p.m. on November 19, 2001, at the Quality Inn and Suites, 8th Street and Atlantic Avenue, Virginia Beach. At the meeting, you will be asked to consider and vote to approve the merger agreement (which provides for the merger of Tidewater into SouthTrust Bank).

RECORD DATE SET AT OCTOBER 5, 2001; MORE THAN TWO-THIRDS (2/3) VOTE OF OUTSTANDING SHARES IS REQUIRED TO APPROVE MERGER (SEE PAGE 11)

You can vote at the special meeting if you owned Tidewater common stock at the close of business on October 5, 2001. As of that date, there were 2,432,471 shares of Tidewater common stock issued and outstanding and entitled to be voted at the meeting. The affirmative vote of the holders of more than two-thirds (2/3) of the shares of Tidewater common stock entitled to be cast on the merger agreement is required.

IF YOU DO NOT VOTE YOUR SHARES OF COMMON STOCK, IT WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER.

As of the close of business on the record date, our directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 720,788 shares of Tidewater common stock, which represents approximately 29.63% of our stock issued and outstanding on that date.

The merger does not have to be approved by SouthTrust Corporation's shareholders.

TIDEWATER SHAREHOLDERS DO NOT HAVE DISSENTERS' OR APPRAISAL RIGHTS AS A RESULT OF THE MERGER (SEE PAGE 34)

Tidewater shareholders do not have any right to dissent from the merger and obtain an appraisal of the value of their shares in connection with the merger.

SOUTHTRUST BANK WILL BE THE SURVIVING BANK (SEE PAGE 14)

Tidewater will be merged with and into SouthTrust Bank, and SouthTrust Bank will be the surviving corporation after the merger. The directors and officers of SouthTrust Bank before the merger will continue to serve as the directors and officers of SouthTrust Bank after the merger. Certain officers of Tidewater will become officers of SouthTrust Bank.

MERGER CONSIDERATION WILL BE 1.0691 SOUTHTRUST SHARES FOR EACH SHARE OF TIDEWATER; SPECIAL CASH DISTRIBUTION PAYABLE UNDER CERTAIN CIRCUMSTANCES (SEE PAGE 14)

When the merger is complete, each of your shares of Tidewater common stock will be converted into the right to receive 1.0691 shares of SouthTrust common stock.

The conversion ratio is fixed except for any adjustments made in the event of a stock split, reverse stock split or stock dividend issued by SouthTrust. The market price of SouthTrust common stock may change at any time. Consequently, the value of the SouthTrust common stock you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the meeting.

In the case of fractional shares, you will receive cash instead of a fractional share. For example, if you hold 100 shares of Tidewater common stock, you will receive 106 shares of SouthTrust common stock, plus a cash payment equal to 0.91 of a share of SouthTrust common stock.

You also may be entitled to receive a special cash distribution from Tidewater based on the average closing price of SouthTrust common stock. If the average closing price for SouthTrust common stock falls below $26.19 during a five business day period ending three business days prior to the date of the special meeting, then you will be entitled to receive a special cash distribution. The formula for calculating the special cash distribution is set forth in the merger agreement and described in detail on pages 24 and 25 of this material. Additionally, you will recognize gain for federal income tax purposes to the extent of any special cash distribution you receive as described in detail on page 35 of this material.

SouthTrust of Alabama, Inc., a wholly owned subsidiary of SouthTrust Corporation, will assume liability for all outstanding options for Tidewater common stock in accordance with the terms of the Tidewater option plan under which the options were granted. All Tidewater options will become options to acquire SouthTrust common stock. Prior to the exercise of each Tidewater option, SouthTrust will either transfer to SouthTrust of Alabama shares issuable upon the exercise of the option, or SouthTrust of Alabama will purchase from SouthTrust shares issuable upon the exercise of the option.

The Tidewater options will become options to acquire SouthTrust common stock in an amount and for an exercise price adjusted pursuant to the conversion ratio, and certain options which otherwise would have qualified for special federal income tax treatment as incentive stock options may be converted into non-qualified stock options, all as described on page 25.

GENERALLY, THE MERGER WILL BE A TAX-FREE TRANSACTION FOR TIDEWATER SHAREHOLDERS (SEE PAGE 35)

We expect that for United States federal income tax purposes, you will not recognize any gain or loss in the merger, except in connection with the amount of any special cash distribution made by Tidewater and any cash that you may receive instead of a fractional share of SouthTrust common stock. Your holding period for the SouthTrust common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of SouthTrust common stock, generally will include your holding period for the shares of Tidewater common stock you exchange in the merger.

This tax treatment may not apply to all Tidewater shareholders, such as shareholders who are non-U.S. persons or dealers in securities. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 20)

Some of the directors and executive officers of Tidewater have interests in the merger that are different from, or in addition to, your interests. Among those are certain employment, change in control, and advisory director agreements that provide for payments if the merger is completed, as well as certain rights to indemnification and to participate in the employee benefit plans of SouthTrust.

CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (SEE PAGE 29)

Completion of the merger is subject to various conditions, which include:

-        approval of the merger agreement by Tidewater's shareholders;

- receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger;

- no actual or threatened causes of action concerning the merger agreement; and

- receipt of the legal opinion concerning the tax implications of the merger.

REGULATORY APPROVALS SOUTHTRUST MUST OBTAIN FOR THE MERGER (SEE PAGE 28)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, the Alabama State Banking Department and the Virginia State Corporation Commission. SouthTrust has filed applications with the Federal Reserve Board, Alabama State Banking Department and the Virginia State Corporation Commission for approval of the merger. In addition, the merger is subject to the approval of, or notice to, other regulatory authorities. We cannot be certain when or if SouthTrust will obtain the regulatory approvals.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 32)

Tidewater and SouthTrust can mutually agree at any time to abandon the merger and terminate the merger agreement, even if Tidewater's shareholders have approved it. Either the SouthTrust board or the Tidewater board may decide, without the consent of the other, to abandon the merger if:

- the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach in 30 days;

- the other party makes an inaccurate representation or warranty and fails to correct it within 30 days of giving notice of the inaccuracy;

-        the merger has not been completed by March 31, 2002;

- a governmental authority denies an approval necessary to complete the merger, in a final and nonappealable way;

-        Tidewater's shareholders fail to approve the merger agreement; or

- certain conditions to the obligations of Tidewater and SouthTrust to complete the merger cannot be satisfied.

Under certain circumstances, Tidewater may be required to pay SouthTrust Bank a termination fee of $3,000,000 in the event the merger agreement is terminated, as described on page 33.

NO SOLICITATION (SEE PAGE 32)

Tidewater has agreed that it will not, directly or indirectly, solicit or encourage an acquisition proposal by any other person.

SHAREHOLDER RIGHTS (SEE PAGE 44)

Currently, your rights as a Tidewater shareholder are governed by Virginia law, and our articles of incorporation and bylaws. After the merger, you will become a SouthTrust shareholder, and your rights as a shareholder will be governed by Delaware law, as well as SouthTrust's restated certificate of incorporation and restated bylaws.

MARKET PRICE INFORMATION

SouthTrust common stock is traded on Nasdaq under the symbol "SOTR." Tidewater common stock is quoted on the Over the Counter Bulletin Board under the symbol "BKTI." The following table sets forth the historical price of SouthTrust common stock and Tidewater common stock as of the date preceding the public announcement of the merger and as of the most recent date practicable preceding this material.

                            SouthTrust
                           Common Stock
                          Last Sales Price
                          ----------------

August 30, 2001               $ 24.42

October 15, 2001              $ 22.77

                             Tidewater
                           Common Stock
                          Last Sales Price
                          ----------------

August 30, 2001               $ 20.50

October 3, 2001               $ 24.75

                         SELECTED FINANCIAL INFORMATION

SELECTED FINANCIAL INFORMATION ABOUT SOUTHTRUST

         The table below presents selected historical consolidated financial information about SouthTrust. The historical income statement data for the five fiscal years ended December 31, 2000 is derived from audited consolidated financial statements of SouthTrust. The per share data contained in the table below has been adjusted to reflect the 2-for-1 stock split for SouthTrust common stock declared on April 18, 2001. The financial data for the interim periods ended June 30, 2000 and 2001 is derived from the unaudited historical consolidated financial statements of SouthTrust and reflects, in the opinion of management of SouthTrust, all adjustments of a normal recurring nature necessary for a fair presentation of the unaudited interim period data. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period. You should read the following table in conjunction with the consolidated financial statements of SouthTrust, and the notes relating to the consolidated financial statements, contained in documents included elsewhere in this material or incorporated into this document by reference. See "Where You Can Find More Information" on page 69.

                         SOUTHTRUST AND ITS SUBSIDIARIES

                                                                                                                   Six Months
                                                        Years Ended December 31,                                 Ended June 30,
                                ------------------------------------------------------------------------  --------------------------
                                    2000           1999           1998           1997           1996          2001          2000
                                ------------   ------------   ------------   ------------   ------------  ------------  ------------

INCOME STATEMENT DATA
   (in thousands, except
      per share data):
   Interest income...........   $  3,394,088   $  2,906,447   $  2,557,462   $  2,232,252   $  1,804,220  $  1,656,349  $  1,657,151
   Interest expense..........      2,008,351      1,539,538      1,386,256      1,186,079        938,194       931,410       950,188
                                ------------   ------------   ------------   ------------   ------------  ------------  ------------
      Net interest income....      1,385,737      1,366,909      1,171,206      1,046,173        866,026       724,939       706,963
   Provision for loan losses.         92,827        141,249         94,796         90,613         90,027        48,559        54,844
                                ------------   ------------   ------------   ------------   ------------  ------------  ------------
   Net interest income
      after provision for
         loan losses.........      1,292,910      1,225,660      1,076,410        955,560        775,999       676,380       652,119
   Non-interest income.......        516,751        444,296        385,748        270,306        253,518       268,942       232,058
   Securities gains
      (losses)...............        (11,068)          (739)            94            201          1,291         1,879           484
   Non-interest expense......      1,087,196      1,010,501        914,443        748,216        643,298       550,221       532,428
                                ------------   ------------   ------------   ------------   ------------  ------------  ------------
   Income before income taxes        711,397        658,716        547,809        477,851        387,510       396,980       352,233
   Income taxes..............        229,067        215,543        179,199        171,143        132,807       129,506       114,273
                                ------------   ------------   ------------   ------------   ------------  ------------  ------------
      Net income.............   $    482,330   $    443,173   $    368,610   $    306,708   $    254,703  $    267,474  $    237,960
                                ============   ============   ============   ============   ============  ============  ============


   Net income per diluted
      common share...........   $       1.43   $       1.32   $       1.13   $       1.02   $       0.90  $       0.78  $       0.71
   Cash dividends declared
      per common share.......           0.50           0.44           0.38           0.34           0.30          0.28          0.25
   Average diluted common
      shares outstanding
         (in thousands)......        337,812        337,556        328,296        302,016        284,308       342,895       337,480

BALANCE SHEET DATA
   (at period end)
      (in thousands):
   Total assets..............   $ 45,146,531   $ 43,262,512   $ 38,133,774   $ 30,906,445   $ 26,223,193  $ 46,534,992  $ 44,344,503
   Total loans, net of
      unearned income........     31,396,156     31,697,841     27,317,506     22,474,785     19,331,132    32,242,631    32,043,373
   Total deposits............     30,702,539     27,739,345     24,839,892     19,586,584     17,305,493    29,824,435    28,627,591
   Total shareholders' equity      3,352,460      2,927,429      2,738,266      2,194,641      1,734,892     3,599,639     3,064,848


SELECTED FINANCIAL INFORMATION ABOUT TIDEWATER

         The following table presents selected historical consolidated financial information for Tidewater. Our historical income statement data for the five fiscal years ended December 31, 2000 is derived from our audited consolidated financial statements. The financial data for the interim periods ended June 30, 2000 and 2001 is derived from the unaudited historical consolidated financial statements of Tidewater and reflect, in the opinion of our management, all adjustments of a normal recurring nature necessary for a fair presentation of unaudited interim period data. Results for the interim periods do not necessarily indicate results which may be expected for any other interim or annual period. You should read the following table in conjunction with our financial statements, and the notes relating to our financial statements, which are included and incorporated in this material by reference. See also "Where You Can Find More Information" on page 69.

                         TIDEWATER AND ITS SUBSIDIARIES

                                                                                                       Six Months
                                                          Years Ended December 31,                   Ended June 30,
                                            ----------------------------------------------------   -------------------
                                              2000       1999       1998       1997       1996       2001       2000
                                            --------   --------   --------   --------   --------   --------   --------

INCOME STATEMENT DATA
   (in thousands, except per share data):
   Interest income.......................   $ 17,098   $ 15,034   $ 13,922   $ 12,132   $ 10,887   $  8,830   $  8,144
   Interest expense......................      5,126      4,640      4,343      3,456      3,206      2,863      2,384
                                            --------   --------   --------   --------   --------   --------   --------
      Net interest income................     11,972     10,394      9,579      8,676      7,681      5,967      5,760
   Provision for loan losses.............        180        180        180        225        240        105         90
                                            --------   --------   --------   --------   --------   --------   --------
   Net interest income after
      provision for loan losses..........     11,792     10,214      9,399      8,451      7,441      5,862      5,670
   Other income..........................      4,694      3,666      3,319      2,762      2,494      3,312      2,168
   Other expenses........................     11,791      9,855      8,338      7,524      6,457      6,708      5,755
                                            --------   --------   --------   --------   --------   --------   --------
   Income before income taxes
      and minority interest..............      4,695      4,025      4,380      3,689      3,478      2,466      2,083
   Provision for income taxes............      1,588      1,390      1,517      1,277      1,191        800        729
                                            --------   --------   --------   --------   --------   --------   --------
   Income before minority interest.......      3,107      2,635      2,863      2,412      2,287      1,666      1,354
   Minority interest in (income)
      loss of mortgage subsidiary........         72         --         --         --         --       (110)        44
                                            --------   --------   --------   --------   --------   --------   --------

   Net income............................   $  3,179   $  2,635   $  2,863   $  2,412   $  2,287   $  1,556   $  1,398
                                            ========   ========   ========   ========   ========   ========   ========

   Net income per diluted
      common share.......................   $   1.32   $   1.10   $   1.22   $   1.05   $   1.02   $    .64   $    .58
   Cash dividends declared
      per common share...................       1.00       1.00        .90        .80        .64        .25        .25
   Average diluted common shares
      outstanding (in thousands).........      2,403      2,387      2,350      2,299      2,234      2,424      2,400

BALANCE SHEET DATA (at period end)
   (in thousands):
   Total assets..........................   $239,237   $220,885   $213,412   $163,933   $153,373   $294,885   $234,130
   Total loans, net of
      unearned income....................    143,742    120,603    114,445    111,612    100,190    163,667    127,943
   Total deposits........................    210,611    193,592    187,072    143,602    126,218    266,385    211,105
   Total shareholders' equity............     20,004     17,819     18,302     16,370     14,909     21,352     18,298

SELECTED PRO FORMA INFORMATION

         The following table presents unaudited pro forma combined financial information for SouthTrust and Tidewater that has been prepared to give you a better picture of the possible financial position of the combined company had the merger already taken place at the beginning of each fiscal period described below. This information is known as "pro forma" information and has been prepared by combining certain selected historical information about us and SouthTrust. This pro forma information has been prepared for illustrative purposes only. You should not rely on this information as being indicative of the financial results the combined company would have had if the merger had already been completed or will have in the future if the merger is completed. This information should be read in conjunction with our financial statements and the consolidated financial statements of SouthTrust and the respective related notes included elsewhere in this material or incorporated in this material by reference. The per share pro forma information contained in the table below has been adjusted to reflect the 2-for-1 stock split of SouthTrust common stock effected on May 11, 2001. See "Where You Can Find More Information" on page 69.

                         PRO FORMA COMBINED INFORMATION
                            SOUTHTRUST AND TIDEWATER

                                                     Year Ended        Six Months Ended
                                                  December 31, 2000      June 30, 2001
                                                  -----------------    ----------------

INCOME STATEMENT DATA
  (in thousands, except per share data):
Interest income..............................        $3,411,186            $1,665,179
Interest expense.............................         2,013,477            $  934,273
                                                     ----------            ----------
  Net interest income........................         1,397,709               730,906
Provision for loan losses....................            93,007                48,664
                                                     ----------            ----------
Net interest income after provision
  for loan losses............................         1,304,702               682,242
Non-interest income..........................           510,449               274,023
Non-interest expense.........................         1,100,998               557,432
                                                     ----------            ----------
Income before income taxes...................           714,153               398,833
Income taxes.................................           230,655               130,306
                                                     ----------            ----------

  Net income.................................        $  483,498            $  268,527
                                                     ==========            ==========

Net income per diluted common share..........        $     1.42            $     0.78
Average diluted common shares outstanding
  (in thousands).............................           340,381               345,486

BALANCE SHEET DATA
  (in millions)
Total assets.................................        $   45,436            $   46,880
Total loans, net of unearned income..........            31,540                32,407
Total deposits...............................            30,914                30,090
Total shareholders' equity...................             3,420                 3,667

UNAUDITED COMPARATIVE PER SHARE DATA

         The following table shows information about the net income per diluted common share, cash dividends per share and book value per share of SouthTrust and of Tidewater on an historical basis and similar information after giving effect to the merger (which is called "pro forma" information). In presenting the pro forma information, we assumed that we had been merged as of the beginning of the periods presented. SouthTrust's pro forma amounts represent the pro forma amounts of the two companies combined. We used the conversion ratio of
1.0691 in computing the Tidewater pro forma equivalent amounts. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America, or GAAP. The information in the following table has been adjusted to reflect the 2-for-1 stock split of SouthTrust common stock effected on May 11, 2001.

         We expect that we will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the periods presented. The information for interim periods does not necessarily reflect results that would be expected for the entire year or any other interim period. You should read the information in the following table in conjunction with our financial statements and the financial statements of SouthTrust, and the respective related notes, incorporated in this material by reference, and with the unaudited pro forma combined information contained on the preceding page. See "Where You Can Find More Information" on page 69.

                                                Year Ended         Six Months Ended
                                             December 31, 2000      June 30, 2001
                                             -----------------     ----------------

Net income per diluted common share:
           SouthTrust......................       $ 1.43                $ 0.78
           Tidewater.......................         1.32                  0.64
           SouthTrust pro forma combined...         1.42                  0.78
           Tidewater pro forma equivalent..         1.52                  0.83

Cash dividends per common share:
           SouthTrust......................       $ 0.50                $ 0.28
           Tidewater.......................         1.00                  0.25
           SouthTrust pro forma combined...         0.50                  0.28
           Tidewater pro forma equivalent..         0.54                  0.30


Book value per common share (period end):
           SouthTrust......................       $ 9.92                $10.59
           Tidewater.......................         8.31                  8.82
           SouthTrust pro forma combined...        10.04                 10.70
           Tidewater pro forma equivalent..        10.73                 11.44

                   A WARNING ABOUT FORWARD-LOOKING INFORMATION

         This material contains information about possible or assumed future results of operation or the performance of SouthTrust after the merger is completed. These forward-looking statements may be made directly in this document or may be contained in documents that are incorporated by reference from other documents into this document. You can identify many of these forward-looking statements by looking for statements that are preceded by, followed by or include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

         These forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In addition, many of these forward-looking statements are based on assumptions about the future that may prove to be inaccurate. Many possible events and factors could affect the future financial results and performance of SouthTrust. This could cause actual results and performance to differ materially from those expressed in the forward-looking statements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date it is made, and you should consider the risks of inaccuracies when you consider and decide on the merger.

         Listed below are events and factors that may cause the forward-looking statements to be inaccurate:

         - SouthTrust may have trouble or be delayed in obtaining regulatory approvals for the merger;

         - SouthTrust may experience lower than expected revenues after the merger, higher than expected operating costs after the merger or higher than expected losses of deposits, customers and business after the merger;

         - after the merger, SouthTrust may experience lower than expected cost savings from the merger, or delays in obtaining, or an inability to obtain, cost savings from the merger;

         - SouthTrust may have trouble integrating our businesses or retaining key personnel;

         - competition among depository and other financial institutions may increase significantly;

         -        adverse changes in the securities markets may occur;

         - changes in inflation and in the interest rate environment may reduce SouthTrust's margins or reduce the fair value of SouthTrust's investments;

         - adverse changes in general economic conditions, either nationally or in the combined company's market areas, may occur;

         - adverse legislative or regulatory changes that adversely affect SouthTrust's business may occur;

         - after the merger, SouthTrust may experience difficulties in entering new markets successfully and capitalizing on growth opportunities;

         - technological changes and systems integration may be more difficult or expensive than SouthTrust expects; or

         - currency fluctuations, exchange controls, market disruptions and other effects resulting from the September 2001 terrorist attacks on New York and Washington and actions by the United States and other governments in reaction thereto.

                               THE SPECIAL MEETING

         At the special meeting, you will be asked to consider the approval of the proposed merger with SouthTrust Bank. SouthTrust Bank and Tidewater have agreed that Tidewater will be merged into SouthTrust Bank. The merger cannot be completed unless our shareholders approve it. Your board is providing this material to you in connection with our solicitation of proxies for use at the special meeting of our shareholders and at any adjournments or postponements thereof. The meeting of our shareholders will take place on November 19, 2001, at 7:00 p.m., local time, at the Quality Inn and Suites, 8th Street and Atlantic Avenue, Virginia Beach, Virginia, unless it is postponed or adjourned to a later date. At the special meeting, you will be asked to vote on a proposal to approve the merger. We encourage all of our shareholders to vote on the proposal to approve the merger, and we hope that the information contained in this document will help you decide how you wish to vote at the meeting. SouthTrust is also providing this material to you as a prospectus in connection with the offer and sale by SouthTrust of its shares of common stock as a result of Tidewater's merger into SouthTrust Bank.

THE RECORD DATE; QUORUM REQUIREMENT

         Your board of directors has determined that only those persons or entities who are recorded in our records as holding shares of Tidewater common stock as of the close of business on October 5, 2001, are entitled to notice of and entitled to vote at the special meeting. This notice of special meeting accompanies this material.

         Before any business may be transacted at the meeting, a sufficient number of our shareholders who between them hold at least a majority of the issued and outstanding shares of Tidewater common stock entitled to vote at the meeting must be present, either in person or by proxy, at the meeting. As of the record date, there were 2,432,471 shares of Tidewater common stock issued and outstanding. Accordingly, at least 1,216,237 shares of Tidewater common stock must be present at the meeting.

VOTING RIGHTS AND VOTES REQUIRED

         Each share of Tidewater common stock held by you is entitled to one vote on every matter to be considered at the meeting. Approval of the merger requires the affirmative vote of our shareholders who hold more than two-thirds (2/3) of the issued and outstanding shares of Tidewater common stock (i.e. 1,621,648 shares of Tidewater common stock). IF YOU DO NOT VOTE YOUR SHARES, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

         As of the close of business on the record date our directors and executive officers and their affiliates beneficially owned and were entitled to vote approximately 720,788 shares of Tidewater common stock, which represents approximately 29.63% of the shares of Tidewater common stock issued and outstanding on that date. Each of our directors and executive officers has indicated his or her present intention to vote, or cause to be voted, the shares of Tidewater common stock owned by him or her FOR the proposal to approve the merger at the special meeting.

VOTING AT THE SPECIAL MEETING; PROXIES

          If you wish to vote on the merger proposal, you may either attend the meeting and vote your shares of Tidewater common stock in person, or you may appoint a person to act as your proxy who will vote your shares at the meeting in accordance with your instructions. Every shareholder is welcome and encouraged to attend the meeting. If you wish to vote your shares by way of a proxy, please complete, sign and date the proxy card enclosed with this material and mail it to us in the enclosed envelope. If you properly complete a proxy and we receive the proxy before or at the special meeting, your shares of Tidewater common stock will be voted in accordance with the voting instructions you completed on the proxy. If you grant a proxy by signing and returning to us the enclosed proxy card without completing the voting instructions, your shares of Tidewater common stock will be voted "FOR" the proposal to approve the merger agreement. Your board of directors is not aware of any other matter to be presented for action by our shareholders at the special meeting. If, however, other matters do properly come before the meeting, your shares will be voted or not voted on such other matters by the persons named in your proxy in their discretion and best judgment.

         In the event a quorum is not present at the time the meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may postpone the meeting or may adjourn the meeting with or without a vote of our shareholders. If we propose to adjourn the meeting by a vote of our shareholders, the persons named in the enclosed form of proxy will vote all Tidewater common stock for which they have voting authority in favor of an adjournment.

         You may revoke your proxy at any time prior to its exercise at the meeting by:

         - writing to us and notifying us that you wish to revoke your written proxy,

         - properly completing, signing and returning to us another proxy that is dated after any proxy or proxies previously granted by you, or

         -        attending the meeting and voting in person.


All written notices of revocation and other communi- cations about your proxy should be addressed to us as follows:

                                Bank of Tidewater
                                1548 Laskin Road
                         Virginia Beach, Virginia 23451
                           Attention: Larry G. Harcum

All notices of revocation of proxies must be received by us as originals sent by hand delivery, U.S. mail or overnight courier. You may not revoke your proxy by sending us your written notice by any other means, including facsimile, telex or any form of electronic communication.

         If you grant a proxy by completing, signing and returning to us the enclosed proxy card, you are not prevented from attending the special meeting and voting in person. However, your attendance at the meeting will not by itself revoke a proxy that you have previously granted; you must also vote in person at the meeting. If you instructed your broker to vote your shares of Tidewater common stock, you must contact your broker and follow your broker's directions in order to change your vote.

         Please do not send your stock certificates representing your shares of Tidewater common stock to us at this time. If the merger is approved at the meeting, SouthTrust's transfer agent, American Stock Transfer & Trust Company, will send you a letter of transmittal with instructions that will describe how you can surrender your stock certificates and exchange your shares of Tidewater common stock for shares of SouthTrust common stock after the merger is completed.

SOLICITATION OF PROXIES

         This proxy solicitation is being made by your board of directors. The cost of solicitation of proxies will be borne by Tidewater. We have engaged Georgeson & Company to assist us in proxy solicitation regarding the meeting. Georgeson & Company will perform these services at an anticipated cost of approximately $5,500 plus expenses. In addition to the use of mail, proxies may also be solicited personally or by telephone, fax, or telegraph by our directors, officers and employees, without additional compensation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy soliciting materials to the beneficial owners of shares of Tidewater common stock.

EFFECT OF "ABSTENTIONS" AND "BROKER NON-VOTES"

         We intend to count "abstentions" and "broker non-votes" only for the purpose of determining if a quorum is present at the special meeting; they cannot be counted as votes cast on the proposal to approve the merger agreement. An "abstention" will occur if your shares are deemed to be present at the special meeting, either because you attend the meeting or because you have properly completed and returned a proxy, but you do not vote on any matter at the special meeting. A "broker non-vote" will occur if your shares are held by a broker or nominee and the shares are deemed to be present at the special meeting but you have not instructed your broker or nominee how to vote. Brokerage firms that hold shares in street name for a client may not vote the client's shares with respect to any "non-discretionary" item if the client has not furnished voting instructions to the brokerage firm. Accordingly, abstentions and broker non-votes will have the same effect as a vote against a proposal.

YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT OUR SHAREHOLDERS DO THE SAME. WE ENCOURAGE ALL OF OUR SHAREHOLDERS TO VOTE ON THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

                                   THE MERGER

         The following discussion describes the material aspects of the merger. Since this discussion is a summary, it may not contain all of the information that is important to you to make your decision about the merger. To understand the merger fully, and for a more complete description of the legal terms of the merger, we encourage you to read this document and the merger agreement completely and carefully. A copy of the merger agreement without any exhibits or schedules is attached as Exhibit A to this material.

GENERAL

         Your board of directors has unanimously adopted the merger agreement, as amended, and approved the merger. If the merger is completed:

         - Tidewater will be merged into SouthTrust Bank and will cease to exist as a separate corporate entity;

         - SouthTrust Bank, as the surviving entity, will succeed to all of our assets and liabilities;

         - the merged entity will be an Alabama banking corporation and will operate under the name "SouthTrust Bank";

         - the current officers and directors of SouthTrust Bank will be the officers and directors of the merged entity, although some officers of Tidewater will become officers of the merged entity;

         - your shares of Tidewater common stock will be exchanged for shares of SouthTrust common stock;

         -        our shareholders will become shareholders of SouthTrust; and

         - under certain circumstances, you may be entitled to receive a special cash distribution.

         At the time of the merger, each share of Tidewater common stock that you currently hold will be converted into the right to receive 1.0691 shares of SouthTrust common stock. In addition, if the market value of the shares of SouthTrust common stock, based on its five day average closing price three business days prior to the special meeting, is less than $26.19, you also may be entitled to receive a special cash distribution from Tidewater as described on pages 24 and 25.

         No fractional shares of SouthTrust common stock will be issued in the merger. If you are entitled to receive a fractional share of SouthTrust common stock, then, in lieu thereof, you will receive a cash payment. The cash payment will equal the product of (i) the fractional interest that you would otherwise be entitled to receive, and (ii) the last sale price of SouthTrust common stock as reported by Nasdaq on the last trading day preceding completion of the merger. As to Tidewater's stock options, SouthTrust of Alabama, a wholly owned subsidiary of SouthTrust, will assume the liability for those options consistent with the particular Tidewater stock option plan pursuant to which they were granted. All rights with respect to shares of Tidewater common stock issuable upon the exercise of stock options will be converted into the right to receive shares of SouthTrust common stock.

EFFECTIVE TIME OF THE MERGER

         We will consummate the merger if it is approved by our shareholders, all required regulatory approvals and actions are obtained and taken and all other conditions to the merger have been met. See "Regulatory Approvals" on page 28 for a description of the nature of the approvals to be obtained and how the timing of the merger may be affected by the approval process. The merger will become effective on the date and at the time when articles of merger are filed with the Secretary of State of the State of Alabama and the Virginia State Corporation Commission, unless a later date is specified in the articles of merger. SouthTrust Bank intends to file the articles of merger on the first business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger, and (ii) the date on which the shareholders of Tidewater approve the merger agreement, although SouthTrust Bank and Tidewater may agree to another date.

         If the merger is not completed by March 31, 2002, or any other later date as agreed to by the parties, either party may terminate the merger agreement, provided the terminating party has not breached any provision of the merger agreement. See "Termination of the Merger Agreement" on page 32 for more details of how the merger agreement may be terminated.

BACKGROUND OF THE MERGER

         In early 1999, a potential acquiror made an unsolicited inquiry regarding the terms under which Tidewater would consider a merger or sale. In order to appropriately respond to this inquiry, your board of directors interviewed Baxter Fentriss and Company and another investment banking firm to serve as Tidewater's financial advisor. Ultimately, we retained Baxter Fentriss to advise us generally with respect to merger and sale opportunities and specifically with respect to the unsolicited inquiry.

         Baxter Fentriss representatives surveyed the market of potential acquirors and discussed the market for community banks, the specific opportunities available to us as both an acquiror and an acquiree, and its view of our opportunities if we chose to remain independent. Ultimately, based upon advice from Baxter Fentriss, your board of directors determined that it was not in our shareholders' best interests to pursue merger discussions in connection with the unsolicited offer we received in 1999. However, your board of directors concluded that it was in our best interests to establish and maintain a procedure to appropriately respond to future inquiries. Your board authorized Elizabeth A. Duke, president of Tidewater, to consult with Baxter Fentriss regarding the appropriate response to any future inquiries and appointed a committee to review any proposal that, in the opinion of Baxter Fentriss, warranted board consideration.

         From time to time thereafter, our management provided your board of directors with projected earnings, and estimates of the present and future value of Tidewater as an independent bank if such results were achieved.

         In May 2001, after CENIT Bancorp, Inc. and SouthTrust announced their merger, Michael S. Ives, president and chief executive officer of CENIT, contacted Ms. Duke and asked her to meet with representatives from SouthTrust to discuss a potential acquisition of Tidewater by SouthTrust. Ms. Duke agreed to the meeting.

         On June 5, 2001, Ms. Duke met with Alton E. Yother, secretary, treasurer and controller of SouthTrust. Ms. Duke and Mr. Yother discussed in general terms the business and operating philosophies of SouthTrust and Tidewater and the structural and general personnel issues related to a potential merger but did not discuss pricing of the transaction.

         Between July 3, 2001 and July 5, 2001, Mr. Yother and Ms. Duke discussed pricing and terms of the transaction. They agreed upon a price of $28 per share and discussed both cash and stock forms of consideration.

         During the several weeks that followed, we provided SouthTrust with information for its due diligence; the parties continued to negotiate open items, such as the form of consideration to be paid by SouthTrust (cash, stock, or a combination thereof); the role that your board of directors, your advisory directors and Tidewater employees would play in the merged institution; and the disposition of Tidewater's Employee Stock Ownership Plan, or ESOP, and mortgage company. During negotiations, Ms. Duke consulted with Baxter Fentriss and Kaufman & Canoles, Tidewater's legal counsel.

         On August 13, 2001, the previously appointed board committee met and recommended that the proposal be presented to the full board. We held a regularly scheduled board meeting on the evening of August 14, 2001. At that meeting, Ms. Duke advised your board of directors of SouthTrust's offer, following which representatives of

Baxter Fentriss and Kaufman & Canoles joined the meeting. Representatives of Baxter Fentriss presented an analysis of the market for bank acquisitions in the Mid-Atlantic region, including a discussion of the consolidation of potential acquirors, and discussed SouthTrust and its operations. Baxter Fentriss also discussed SouthTrust and the findings from its due diligence review of SouthTrust. Your board of directors asked extensive questions regarding, among other issues:

         -        the proposed terms of the merger;

         - the likely benefits and risks associated with a merger with SouthTrust;

         -        the quality of SouthTrust's loan portfolio and management;

         - the manner in which SouthTrust would integrate Tidewater into its organization; and

         -        the market for SouthTrust's stock.

         In addition, Baxter Fentriss discussed the alternatives available to Tidewater if it remained independent and continued to grow its franchise and the resulting impact on shareholder value. After a lengthy discussion, the board authorized Ms. Duke, Baxter Fentriss and Kaufman & Canoles to continue negotiating with SouthTrust. Your board of directors scheduled a special meeting to consider a definitive merger agreement on August 28, 2001. The parties continued to negotiate the definitive agreement and related documents. On August 27, 2001, Kaufman & Canoles delivered a draft of the definitive agreement to each of the directors.

         When your board of directors met on August 28, 2001, representatives of Baxter Fentriss and Kaufman & Canoles attended the meeting. The Kaufman & Canoles representative presented in detail each section of the merger agreement and related documents, pointing out provisions that were still under negotiation. With regard to the sections under negotiation, the board provided input. The board discussed and analyzed in detail the mechanisms in the proposed agreement for a special distribution that could, under certain circumstances, be made by Tidewater and provisions providing that the merger consideration to be paid to you would convert to all cash in the event SouthTrust's share price declined significantly from its market price of $26.19 on the date the conversion ratio was established. Your board of directors actively discussed both of these provisions and the appropriate point at which the merger conversion should convert to all cash.

         A representative of Baxter Fentriss presented Baxter Fentriss' financial analyses and delivered its opinion that the conversion ratio of 1.0691 shares of SouthTrust common stock for each share of Tidewater common stock, or $28.00 cash, based upon the July 13, 2001 closing price for SouthTrust common stock, was fair to our shareholders from a financial point of view. The Baxter Fentriss representative then answered questions raised by the directors regarding the presentation.

         On Wednesday, August 29, 2001, your board of directors convened again. A representative from Kaufman & Canoles attended the meeting to advise your board of directors of the manner in which most of the open issues in the merger agreement and related documents had been resolved and to update your board of directors on those issues that remained unresolved. Following a thorough discussion, your board of directors determined that the merger was in the best interest of our shareholders and approved the proposed merger agreement and related documents, subject to satisfactory resolution of a few open items. Your board of directors authorized Ms. Duke and Mr. Standing to review the changes and, when acceptable to them, to execute the definitive merger agreement.

         Your management and attorneys continued to negotiate the open issues with representatives from SouthTrust and its attorneys. On the evening of August 30, 2001, we reached agreement with SouthTrust on all open items and executed the merger agreement. We announced the merger to our employees and the public the following morning.

TIDEWATER'S REASONS FOR THE MERGER

         When SouthTrust approached us to discuss a potential merger, we were not actively contemplating the sale of Tidewater. However, the opportunities presented by SouthTrust for our shareholders and customers prompted us to consider SouthTrust's offer. With advice from Baxter Fentriss, we concluded that, based upon SouthTrust's historical growth and our historical and anticipated growth, the merger would provide our shareholders with an opportunity for greater long-term appreciation. The benefits of the proposed merger were enhanced by:

         - the price protection afforded by the provisions in the merger agreement that permitted us, under certain circumstances, to make a special cash distribution as described under "The Merger--Effect of the Merger on Tidewater Common Stock" on page 24 of this material;

         - the provision in the merger agreement providing that, under certain circumstances, the merger consideration to be paid to our shareholders would convert to all cash in the event that the average closing price of SouthTrust common stock fell below $21.61 during a period prior to the date this material was mailed to you; and

         - the fact that the merger would be treated as a tax free exchange of Tidewater common stock for federal income tax purposes, provided that the merger consideration did not convert to all cash as described above.

         Finally, completion of the merger would allow us to better serve our customers. SouthTrust's size, technological capabilities and diverse product line will provide our customers with support, products and services that we would not have been able to offer in the near future if we remained independent.

SOUTHTRUST'S REASONS FOR THE MERGER

         SouthTrust is engaging in the merger because the merger is consistent with SouthTrust's expansion strategy within the Southern United States. The acquisition of Tidewater will augment SouthTrust's existing market share in Virginia and will enhance its competitive position in such market.

OPINION OF FINANCIAL ADVISOR TO TIDEWATER

        Baxter Fentriss has acted as our financial advisor in connection with the merger. Baxter Fentriss delivered to your board of directors and to the trustees of the Bank of Tidewater Employee Stock Ownership Plan, or ESOP, its opinion dated August 31, 2001, that on the basis of matters described in this material, the consideration to be received by our shareholders is fair from a financial point of view. In rendering its opinion, Baxter Fentriss consulted with our management and SouthTrust's management and reviewed the merger agreement. Baxter Fentriss also reviewed certain publicly-available information concerning SouthTrust and Tidewater and certain additional materials made available by the management of the parties.

        In addition, Baxter Fentriss discussed with our management and SouthTrust's management their respective businesses and outlooks. Baxter Fentriss was involved in the negotiations between Tidewater and SouthTrust. No limitations were imposed by your board of directors upon Baxter Fentriss with respect to the investigation made or procedures followed by Baxter Fentriss in rendering its opinion. The full text of Baxter Fentriss' opinion is attached to this material as Exhibit B and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Baxter Fentriss.

        Baxter Fentriss' opinion is directed to your board of directors and to the trustees of the ESOP and is directed only to the fairness, from a financial point of view, of the consideration you will receive in the merger. The opinion does not address Tidewater's underlying business decision to effect the proposed merger, nor does it constitute a recommendation as to how you should vote at the special meeting with respect to the merger or as to any other matter.

        Baxter Fentriss' opinion was one of many factors taken into consideration by your board of directors in making its determination to approve the merger, and the receipt of Baxter Fentriss' opinion is a condition precedent to our consummation of the merger. The opinion of Baxter Fentriss does not address the relative merits of the merger as compared to any alternative business strategies that might exist for Tidewater or the effect of any other business combination in which Tidewater might engage.

        Baxter Fentriss, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter Fentriss is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. Tidewater selected Baxter Fentriss as its financial advisor because Baxter Fentriss is an investment banking firm that focuses on transactions involving community banks and thrifts and because of the firm's extensive experience and expertise in transactions similar to the merger. Baxter Fentriss is not affiliated with Tidewater or SouthTrust.

         In connection with rendering its opinion to your board of directors and to the trustees of the ESOP, Baxter Fentriss performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter Fentriss considered such financial and other factors as it deemed appropriate under the circumstances including, among others:

         - the historical and current financial condition and results of operations of Tidewater and SouthTrust, including interest income, interest expense, interest sensitivity, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction;

         -        the business prospects of Tidewater and SouthTrust;

         - the economies of Tidewater's and SouthTrust's respective market areas; and

         - the nature and terms of certain other merger transactions that Baxter Fentriss believed to be relevant.

         Baxter Fentriss also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of merger transactions in Virginia and throughout the United States. In connection with rendering its opinion, Baxter Fentriss reviewed:

         -        the merger agreement;

         -        drafts of this material;

         - the annual reports delivered to Tidewater shareholders for the three years ended December 31, 1998, 1999 and 2000 and Tidewater's Form 10-Q for the period ending June 30, 2001, as well as current interim reports to shareholders and regulatory agencies;

         - the annual reports delivered to SouthTrust shareholders for the three years ended December 31, 1998, 1999 and 2000, and SouthTrust's Form 10-Q for the period ending June 30, 2001, as well as certain current interim reports to shareholders and regulatory agencies; and

         - certain additional financial and operating information with respect to the business, operations and prospects of Tidewater and SouthTrust as Baxter Fentriss deemed appropriate.

Baxter Fentriss also:

         - held discussions with members of Tidewater's and SouthTrust's senior management regarding the historical and current business operation, financial condition and future prospects of their respective companies;

         - reviewed the historical market prices and trading activity for Tidewater's common stock and SouthTrust's common stock, as applicable, and compared them with those of certain publicly traded companies that Baxter Fentriss deemed to be relevant;

         - compared the results of operations of Tidewater and SouthTrust with those of certain banking companies that Baxter Fentriss deemed to be relevant;

         - analyzed the pro-forma financial impact of the merger on SouthTrust; and

         - conducted such other studies, analyses, inquiries and examinations as Baxter Fentriss deemed appropriate.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration you will receive in the merger was, to some extent, a subjective one based on the experience and judgment of Baxter Fentriss and not merely the result of a mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter Fentriss believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying Baxter Fentriss' opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter Fentriss' view of the actual value of Tidewater or SouthTrust.

         In performing its analyses, Baxter Fentriss made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Tidewater and SouthTrust. The analyses performed by Baxter Fentriss are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter Fentriss assumed that, in the course of obtaining the necessary regulatory approvals for the merger, no conditions would be imposed that will have a material adverse effect on the contemplated benefits of the merger, on a pro-forma basis, to SouthTrust. Following is a summary of selected analyses performed by Baxter Fentriss in connection with its opinion.

         Stock Price History

         Baxter Fentriss studied the history of the trading prices and volume for Tidewater's common stock and compared them to other publicly traded banks and thrifts in Virginia and to the price offered by SouthTrust. As of March 31, 2001, the book value of Tidewater's common stock was $8.70 per share.

         Comparative Analysis

         Baxter Fentriss analyzed and compared the price to earnings multiple, price to book multiple, premium on deposits and price to assets of the merger with fifty-four other merger transactions (at announcement) in Virginia over the last five years. The average pricing multiples for the comparables were price to earnings of 18.67x, price to book of 2.27x, premium on deposits of 18.95% and price to assets of 22.96%. Using the conversion ratio of 1.0691 shares of SouthTrust common stock for each share of Tidewater common stock and the $26.19 closing price of SouthTrust's common stock on July 13, 2001, the price that SouthTrust agreed to pay for each share of Tidewater common stock equates to $28.00. Using the price of $28.00, the respective statistics for the merger are 21.08x March 31, 2001 latest twelve months' earnings, 3.33x March 31, 2001 book value, 20.80% premium on March 31, 2001 total deposits and 26.58% of March 31, 2001 total assets. When the statistics from the proposed merger were compared to those of the fifty-four comparable transactions considered by Baxter Fentriss, the merger ranked as follows: third in terms of price to book, seventh in terms of price to earnings, twentieth in terms of premium on deposits, and sixteenth in terms of price to assets.

         Pro Forma Impact

         Baxter Fentriss evaluated the earnings, book value and market value of the common stock of SouthTrust and considered the pro-forma earnings, book value and potential long range impact that the merger would have on the market value of SouthTrust common stock. Based on this analysis, Baxter Fentriss concluded the transaction should have a positive long-term impact on SouthTrust.

         Discounted Cash Flow Analysis

         Baxter Fentriss performed a discounted cash flow analysis to determine hypothetical present values for a share of Tidewater's common stock as a five- and ten-year investment. Under this analysis, Baxter Fentriss considered various scenarios for the performance of Tidewater's common stock using a range of growth rates from seven percent (7%) to twelve percent (12%) for Tidewater's earnings and dividends. A range of terminal values from twelve and one-half (12.5x) to sixteen (16.0x) was also used in the analysis as well as a range of discount rates from thirteen percent (13%) to fifteen percent (15%). These ranges of growth rates, discount rates, and terminal values were chosen based upon what Baxter Fentriss, in its judgment, considered to be appropriate taking into account, among other things, Tidewater's past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the marketplace generally and for companies of similar risk profiles. In all of the scenarios considered, the present value of Tidewater's common stock was calculated at less than the value of SouthTrust's offer. Thus, Baxter Fentriss' discounted cash flow analysis indicated that you would be in a better financial position by receiving SouthTrust common stock and, under certain circumstances, the special cash distribution that Tidewater may be entitled to make.

        Using publicly available information concerning Tidewater and SouthTrust and applying the capital guidelines of banking regulators, Baxter Fentriss' analyses indicated that the merger would not dilute the capital and earnings capacity of SouthTrust and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter Fentriss considered the likely market overlap and the Federal Reserve guidelines with regard to market concentration and concluded that possible antitrust issues did not exist.

        Baxter Fentriss has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter Fentriss has assumed that all estimates were reasonably prepared by the managements of SouthTrust and Tidewater, and reflect their best current judgments. Baxter Fentriss did not make an independent appraisal of the assets or liabilities of either Tidewater or SouthTrust and has not been furnished such an appraisal.

         No company or transaction used as a comparison in the above analysis is identical to Tidewater, SouthTrust or the merger. Accordingly, an analysis of the results of the foregoing comparisons necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of SouthTrust and Tidewater used for comparison in the above analysis.

         Baxter Fentriss will be paid (i) a success fee, equal to approximately 1.00% of the aggregate consideration received by Tidewater, and (ii) reasonable out-of-pocket expenses for its services. Tidewater has agreed to indemnify Baxter Fentriss against certain liabilities, including certain liabilities under federal securities laws.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         General

         Certain members of the management and the boards of directors of Tidewater have interests in the merger that are in addition to any interests they may have as shareholders of Tidewater generally. These interests include, among others, provisions in the merger agreement relating to indemnification of Tidewater's directors and officers, certain employee benefits and certain advisory, employment and stay pay agreements, as described below.

         SouthTrust has agreed in the merger agreement that for a period of five years after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from Tidewater against all liabilities arising out of actions or omissions occurring at or prior to completion of the merger to the same extent and subject to the same conditions as set forth in Tidewater's bylaws. In addition, SouthTrust has agreed that after the merger is completed, it will indemnify, defend and hold harmless each person entitled to indemnification from Tidewater against all liabilities arising out of actions or omissions occurring after completion of the merger to the same extent and subject to the same conditions as officers, directors and employees of SouthTrust as set forth in the restated certificate of incorporation and bylaws of SouthTrust, under such directors' and officers' liability insurance policies as SouthTrust may then make available and by applicable law. Subject to certain conditions, SouthTrust has further agreed in the merger agreement to use its best efforts to maintain in effect for five years after completion of the merger Tidewater's existing directors' and officers' liability insurance policy.

         Following completion of the merger and subject to certain conditions described below, SouthTrust has agreed that the officers and employees of Tidewater whom SouthTrust or any of its affiliates employ will be eligible to participate in the employee benefit plans of SouthTrust, including welfare and fringe benefit plans, sick leave, vacation, holiday pay, and similar payroll practices and severance guidelines, on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust, except that:

         - with respect to SouthTrust's group health plan, SouthTrust will credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of Tidewater during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's group medical benefits plan for such current year, and SouthTrust will waive all waiting periods under those plans for pre-existing conditions; and

         - credit for each such employee's past service with Tidewater prior to the completion of the merger will be given by SouthTrust to each such employee, as if such service had been performed for SouthTrust, for purposes of:

                  - determining vacation, sick leave, severance pay, and other leave benefits and accruals in accordance with the established policies of SouthTrust;

                  - establishing eligibility for participation in and vesting under SouthTrust's welfare and fringe benefit plans and for purposes of determining the scheduling of vacations and other determinations that are made based on length of service;

                  - determining eligibility to participate in and vesting in accrued benefits under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan, the SouthTrust Pension Plan and the SouthTrust Discount Stock Payroll Purchase Plan; and

         - for the benefit accrual purposes under the SouthTrust Pension Plan, each such employee will receive credit for all service performed for SouthTrust after January 1, 2002.

Severance Benefits

         With respect to Tidewater employees who become SouthTrust employees as a result of the merger, and whose employment is terminated by SouthTrust (other than for cause) following the merger, SouthTrust has agreed that it will pay each such employee a severance benefit equal to the greater of: (i) the benefits they would be entitled to receive under the SouthTrust severance policy, treating such employees as though they had past service credit with SouthTrust,
(ii) benefits payable under Tidewater's severance plan that was in effect on August 30, 2001 (assuming such employee is then eligible to receive benefits under such policy) or (iii) benefits payable under a written severance agreement, if applicable to the employee. With respect to Tidewater employees who resign following the merger, SouthTrust has agreed that it will pay such employees a severance benefit equal to the greater of the benefits described in sections (ii) and (iii) in the preceding sentence to the extent such employees were entitled to receive such benefits.

Advisory Director Agreements

         Each director of Tidewater who enters into an advisory director agreement with SouthTrust Bank will serve on an advisory board to be established by SouthTrust Bank in the Virginia Beach area for a period of two years commencing on the closing date of the merger. Under the terms of the advisory director agreement, SouthTrust Bank will pay each advisory director an annual fee of $17,400, contingent upon attendance at advisory board meetings. Advisory directors are not entitled to any other benefits or compensation from SouthTrust Bank.

         In the event SouthTrust Bank terminates an advisory director for cause, upon disability or upon notice by the advisory director, SouthTrust Bank will be under no further obligation to make payments to the advisory director, except for advisory director fees earned but unpaid at the time of termination. The advisory director agreements further provide that if SouthTrust Bank terminates an advisory director for cause, upon disability or upon notice by the advisory director, then, for a period beginning on the closing date of the merger and ending on the later to occur of the second anniversary of the closing date or expiration of the advisory director agreement, the advisory director will be prohibited from:

         - competing with SouthTrust Bank or its affiliates within the cities of Norfolk, Portsmouth, Virginia Beach, and Chesapeake in the Commonwealth of Virginia;

         - soliciting employees of SouthTrust Bank and its affiliates to terminate their employment;

         - soliciting customers of, suppliers of or others having a contractual relationship with SouthTrust Bank, or its affiliates, to discontinue their relationships;

         - usurping a business opportunity that came to the advisory director's attention through service to Tidewater or SouthTrust Bank; and

         -        disparaging SouthTrust Bank and its affiliates.

         In the event that SouthTrust Bank terminates an advisory director other than for cause, then the advisory director is obligated to refrain from competing with SouthTrust Bank and its affiliates but would be entitled to receive advisory director fees for the remainder of the non-competition period.

         Employment and Stay Pay Agreements for Certain Executive Officers and Employees

         Tidewater previously entered into a change of control agreement with Elizabeth A. Duke, the president and chief executive officer of Tidewater. As a condition to SouthTrust's execution of the merger agreement, Ms. Duke entered into an employment and non-competition agreement with SouthTrust's banking subsidiary, SouthTrust Bank. Ms. Duke's new employment agreement with SouthTrust Bank is dated August 30, 2001 and will become effective upon completion of the merger. The new employment agreement will supersede and replace any and all other employment agreements or arrangements between Ms. Duke and Tidewater. As a condition to the merger, SouthTrust Bank also entered into stay pay agreements with each of Neal A. Petrovich and Larry G. Harcum on August 30, 2001. Mr. Petrovich currently serves as the executive vice president and chief financial officer of Tidewater. Mr. Harcum currently serves as the executive vice president and chief operating officer of Tidewater.

         Elizabeth A. Duke

         Ms. Duke's employment agreement provides that SouthTrust Bank will employ Ms. Duke for a period commencing on the closing date of the merger and ending on the second anniversary of such date. Under the terms of the employment agreement, SouthTrust Bank will pay Ms. Duke a base annual salary of $212,000, payable semi-monthly, plus a one-time lump sum change-in-control payment of $424,000. The change in control payment is subject to limitation if any part of it is non-deductible under Section 280G of the Internal Revenue Code. Ms. Duke is entitled to participate on the same basis as other similarly situated executive personnel of SouthTrust and its affiliates in all incentive and benefit programs or arrangements made available by SouthTrust and its affiliates to such employees. The employment agreement also provides Ms. Duke with particular benefits, including vacation, reimbursement for business expenses, a country club membership allowance and personal use of an automobile furnished by SouthTrust Bank.

         In the event Ms. Duke's employment is terminated by SouthTrust Bank for cause, as a result of Ms. Duke's death or disability, upon notice by Ms. Duke (other than resignation for good reason), or upon expiration of the employment agreement, SouthTrust Bank will be under no further obligation to make payments or provide benefits to Ms. Duke, except for base salary earned but unpaid at the time of her termination, payment for accrued vacation, reimbursable expenses incurred but not yet reimbursed, any earned but unpaid incentive awards due to Ms. Duke and group health coverage that is required to be continued by applicable law.

         Furthermore, the agreement provides that if Ms. Duke is terminated for cause, upon disability or upon notice by Ms. Duke, then, for a two-year period beginning on the date of termination of her employment, she will be prohibited from:

         - competing with SouthTrust Bank or its affiliates within the cities of Virginia Beach and Chesapeake in the Commonwealth of Virginia, or in any county or city contiguous thereto;

         - soliciting employees of SouthTrust Bank or its affiliates to terminate their employment;

         - soliciting customers of, suppliers of, or others having a contractual relationship with SouthTrust or any of its affiliates to discontinue their relationships;

         - usurping business opportunities that came to Ms. Duke's attention through her employment with Tidewater or SouthTrust Bank; and

         - disparaging SouthTrust Bank, its affiliates, or any of their respective shareholders, directors, officers, or employees.

         Ms. Duke's two-year non-competition period is reduced one day for each day that she is employed by SouthTrust Bank. Accordingly, if Ms. Duke's employment terminates upon expiration of the agreement by its terms, the non-competition provisions of the agreement will not apply.

         If Ms. Duke is terminated by SouthTrust Bank other than for cause or she resigns for good reason, Ms. Duke will be entitled to receive on a semi-monthly basis, as consideration for her agreement to refrain from engaging in the activities listed above, prorated payments in an amount equal to a fraction of her annual salary based upon the number of days remaining in the non-competition period. Ms. Duke will be entitled to receive such payments beginning at the end of her employment period and ending at the end of the non-competition period. If, however, Ms. Duke's employment is terminated for cause prior to the end of her two-year employment period, then she would still be required to refrain from engaging in the activities listed above but will not be entitled to receive any payments.

         Ms. Duke has a one-time opportunity to voluntarily resign effective as of the first day of the thirteenth month of her employment period upon 30 days' prior notice to SouthTrust Bank. In the event Ms. Duke voluntarily resigns, she would be required to refrain from competing with SouthTrust Bank for one year and would receive her annual salary during that year.

         Stay Pay Agreements for Larry G. Harcum and Neal A. Petrovich

         The stay pay agreements provide that Messrs. Harcum and Petrovich are each entitled to receive, in addition to normal salary and benefits, a payment from SouthTrust Bank equal to four months' salary, but not less than $35,863, if they remain employed by SouthTrust Bank for a period beginning with completion of the merger and ending thirty days after Tidewater's data systems are converted to SouthTrust Bank's data systems, or six months following the completion of the merger, whichever occurs first. If the conversion of data systems is completed more than six months after completion of the merger, and Messrs. Harcum and Petrovich remain employed by SouthTrust Bank until such time, then they are entitled to receive additional payments based on their salary and the number of days they are employed by SouthTrust Bank following six months after the completion of the merger. In any event, upon termination of their employment by SouthTrust Bank, Messrs. Harcum and Petrovich are each entitled to receive severance payments in the amounts of $107,590 and $80,693, respectively.

         Additional Employment and Stay Pay Agreements

         SouthTrust Bank may enter into employment and stay pay agreements with certain other officers of Tidewater before completion of the merger.

EFFECT OF THE MERGER ON TIDEWATER COMMON STOCK

         Conversion Ratio

         Subject to approval of the merger agreement by our shareholders, the receipt of required regulatory approvals, and satisfaction of other conditions, Tidewater will be merged with and into SouthTrust Bank. Upon completion of the merger, each share of Tidewater common stock (excluding shares held by SouthTrust or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) will be converted into the right to receive 1.0691 shares of SouthTrust common stock.

         The conversion ratio is subject to appropriate adjustment in the event of certain stock splits, stock dividends, reclassifications or similar distributions effected by SouthTrust. No fractional shares of SouthTrust common stock will be issued in the merger, and in lieu thereof, each Tidewater shareholder that otherwise would have been entitled to receive a fractional share of SouthTrust common stock will be entitled to receive a cash payment in an amount equal to the product of:

         - the fractional part of a share of SouthTrust common stock to which such holder otherwise would have been entitled, and

         - the last sale price of SouthTrust common stock as reported by Nasdaq on the last trading day preceding the date of completion of the merger.

         Special Cash Distribution

         The conversion ratio of shares of SouthTrust common stock to be exchanged for shares of Tidewater common stock is fixed at 1.0691. The merger agreement provides that, subject to the tax restrictions described below, you also may be entitled to receive a special cash distribution from Tidewater if the average closing price per share of SouthTrust common stock over a five business day period ending on the date that is three business days prior to the date of the special meeting is less than $26.19. Subject to the limitations on the amount of the special cash distribution described below, if the average closing price per share of SouthTrust common stock is less than $26.19, Tidewater will make a special cash distribution for each share of Tidewater common stock approximately equal to the difference between (i) $28.00, and (ii) the value of 1.0691 shares of SouthTrust common stock.

         The aggregate amount of the special cash distribution payable by Tidewater is limited by federal income tax considerations. In no event may the aggregate amount of the special cash distribution paid to Tidewater shareholders, together with certain costs incurred by Tidewater in connection with the merger, equal or exceed an amount that would cause the merger to fail the Internal Revenue Service's guidelines for a tax free reorganization under
Section 368(a)(1)(C) of the Code. These guidelines require SouthTrust to acquire 90% of the net fair market value of the assets of Tidewater. Accordingly, the amount of any special cash distribution together with Tidewater's transaction costs (which we have assumed to be $1 million for purposes of illustration) cannot exceed 10% of the sum of:

         - the aggregate market value of the SouthTrust shares to be issued in the merger (including any cash instead of fractional shares);

         -        the special cash distribution amount; and

         -        Tidewater's transaction costs.

If the sum of these components exceeds this threshold, then the amount of your special cash distribution, if payable at all, would be limited.

         For example, assume that: (i) you own 100 shares of Tidewater common stock; (ii) as of the five business day period ending on November 13, 2001 (the date three business days prior to the special meeting scheduled for November
19th) the average closing price per share of SouthTrust common stock is $23.44; and (iii) Tidewater's reorganization expenses equal $1,000,000. Under these assumptions, if our shareholders approve the merger and the other conditions to completion of the merger are satisfied, you would be entitled to receive:

         -        106 shares of SouthTrust common stock;

         - cash in lieu of the value of 0.91 shares of SouthTrust common stock, which value would be determined by the last sale price of SouthTrust common stock on the last trading day preceding completion of the merger; and

         - a special cash distribution of approximately $2.37 for each of the 100 shares of Tidewater you own in this example, for a total of $237. The special cash distribution in this example would be limited by the federal tax considerations described above and illustrated below.

         The following table sets forth the estimated amounts of the special cash distribution, if any, and the aggregate fair market value of consideration which you would be due to receive for each share of Tidewater common stock under the merger agreement for a range of values for the five-day average closing price of SouthTrust common stock from $22.00 to $26.19 per share. This table is provided solely for illustration purposes and does not represent the actual consideration you will receive in the merger:

SouthTrust Price(1)                              $   22.00   $   23.00   $   23.44   $   24.00   $  25.00   $   26.19
Conversion Ratio                                    1.0691      1.0691      1.0691      1.0691     1.0691      1.0691
                                                 ---------   ---------   ---------   ---------   --------   ---------
                                                 $   23.52   $   24.59   $   25.06   $   25.66   $  26.73   $   28.00

Maximum Per Share Cash Distribution(2) (3)       $    2.20   $    2.32   $    2.37   $    2.34   $   1.27   $    0.00
                                                 ---------   ---------   ---------   ---------   --------   ---------
Aggregate Consideration per Tidewater Share(3)   $   25.72   $   26.91   $   27.43   $   28.00   $  28.00   $   28.00
                                                 =========   =========   =========   =========   ========   =========

---------------------
(1) Assumed 5 day average closing price.
(2) Assumes Tidewater transaction costs of $1 million.
(3) Estimated solely for purposes of illustration.

If the average closing price of SouthTrust common stock is $26.19 or greater as of the five business day period ending November 13, 2001, then you will not be entitled to receive a special cash distribution at all, regardless of the amount by which the market price of SouthTrust common stock decreased between November 13th and completion of the merger.

         Based on the amount of the special cash distribution, Tidewater may be required to obtain regulatory approval from the Board of Governors of the Federal Reserve System prior to declaration of the distribution. If approval is not obtained, the amount of the special cash distribution would be limited to the amount Tidewater is permitted to declare as a dividend without regulatory approval. See "Market Price and Dividend Information with Respect to SouthTrust Common Stock and Tidewater Common Stock - Dividends" on page 42 and the notes to Tidewater's financial statements included with this material.

         OUR SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SOUTHTRUST COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF SOUTHTRUST COMMON STOCK ON THE DATE THE MERGER BECOMES EFFECTIVE OR AS TO THE MARKET PRICE OF SOUTHTRUST COMMON STOCK THEREAFTER.

EFFECT OF THE MERGER ON TIDEWATER STOCK OPTIONS

         Upon completion of the merger, all obligations of Tidewater for shares issuable upon the exercise of Tidewater stock options will be assumed by SouthTrust of Alabama, a wholly owned subsidiary of SouthTrust and the parent corporation to SouthTrust Bank. SouthTrust of Alabama, Inc. will assume obligations under the options regardless of whether the options are exercisable at the time the merger is completed. Rights to acquire shares of Tidewater common stock will become rights to acquire shares of SouthTrust common stock on an adjusted basis. Upon completion of the merger:

         - each Tidewater stock option may be exercised solely for shares of SouthTrust common stock;

         - prior to the exercise of each Tidewater stock option assumed by SouthTrust of Alabama, shares of SouthTrust stock issuable upon the exercise of the option will either be (i) transferred to

                  SouthTrust of Alabama from SouthTrust, or (ii) SouthTrust of Alabama will purchase the appropriate number of SouthTrust shares from SouthTrust;

         - the number of shares of SouthTrust common stock issuable upon the exercise of each option will be equal to the product of
                  (i) the number of shares of Tidewater common stock issuable upon the exercise of the option immediately prior to the completion of the merger, and (ii) 1.0691; and

         - the per share exercise price of each Tidewater stock option will be adjusted by dividing the per share exercise price in effect immediately prior to completion of the merger by 1.0691 and rounding up to the nearest cent.

         For example, if you held an option to acquire 100 shares of Tidewater common stock at a per share exercise price of $10 per share immediately prior to completion of the merger, then your option would be converted into an option to acquire 106 shares of SouthTrust common stock and cash equal to the value of
0.91 shares of SouthTrust stock (100 x 1.0691) at a per share exercise price of $9.35 per share ($10 / 1.0691).

         As soon as practicable after completion of the merger, SouthTrust will file a registration statement on Form S-3 or Form S-8, as the case may be, with respect to shares of SouthTrust common stock subject to Tidewater stock options. SouthTrust will use reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein) for so long as any Tidewater stock options remain outstanding.

         It is intended that SouthTrust of Alabama's assumption of liability for Tidewater stock options will be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Internal Revenue Code of 1986, as amended, as to any stock option that is an incentive stock option as defined in Section 422 of the Code. All restrictions or limitations on transfer with respect to such shares of our common stock awarded under Tidewater stock option plans, to the extent such restrictions or limitations will not have already lapsed, will remain in full force and effect with respect to shares of SouthTrust common stock into which Tidewater options are converted, unless such restrictions arise under the Securities Act of 1933 and are eliminated by virtue of the registration statement filed by SouthTrust on Form S-3 or S-8, as the case may be.

         The Bank of Tidewater 1999 Stock Incentive Plan provides in part that upon a change of control of Tidewater, all options (including options issued as incentive stock options under Section 422 of the Code) will become fully exercisable. Section 422(d)(1) of the Code provides that to the extent that the aggregate fair market value of stock with respect to which incentive stock options (determined without regard to such subsection) are exercisable for the first time by any individual during any calendar year (under all plans of the individual's employer corporation and its parent and subsidiary corporations) exceeds $100,000, such options shall be treated as options which are not incentive stock options. Accordingly, the acceleration of the exercisability of options occasioned by the change of control of Tidewater resulting from the merger may cause the options of certain holders to exceed the $100,000 limitation of Code Section 422(d)(1). To the extent any options which were issued as incentive stock options under the Tidewater plan exceed the $100,000 limitation, such options will be treated as non-qualified stock options and the holders will be subject to taxation upon exercise of such options in accordance with Section 83 of the Code.

EFFECT OF THE MERGER ON THE TIDEWATER EMPLOYEES STOCK OWNERSHIP PLAN

         The ESOP in General

         Substantially all Tidewater employees participate in the Tidewater Employees Stock Ownership Plan, or ESOP. The ESOP is a qualified retirement plan under Internal Revenue Code Section 401(a), and the related trust is exempt from taxation under Section 501(a) of the Internal Revenue Code. The ESOP is subject to provisions of the Employee Retirement Income Security Act of 1974, also known as ERISA. The ESOP is administered by Tidewater, which appointed two directors to serve as trustees for the ESOP pursuant to a trust agreement. Currently, the trustees for the ESOP are Patrick L. Standing and Laverne C. Burlage, Jr.

         The ESOP invests primarily in shares of Tidewater common stock. As of June 30, 2001, the ESOP held approximately 111,832 shares of Tidewater common stock, representing approximately 4.6% of the total outstanding shares of Tidewater common stock. As of June 30, 2001, all shares of Tidewater common stock owned by the ESOP were allocated to the accounts of ESOP participants and beneficiaries. The Tidewater common stock owned by the ESOP is held by the trustees in trust for the primary benefit of ESOP participants and beneficiaries. Annual contributions to the ESOP are determined by the board of directors of Tidewater. Tidewater may contribute to the ESOP cash, shares of Tidewater common stock or other property selected by the board of directors. Under the Tax Reform Act of 1986, the value of shares of Tidewater common stock selected for contribution to the ESOP must be established by an independent, qualified appraiser when no established market exists for shares of Tidewater common stock. Each year, Tidewater, as the ESOP administrator, allocates contributed shares to the accounts of eligible ESOP participants in accordance with a formula set forth in the ESOP plan documents. The merger agreement provides that, upon completion of the merger, all shares of Tidewater common stock owned by the ESOP will be converted into the right to receive SouthTrust shares.

         Voting the ESOP Shares

         In accordance with the terms of the ESOP, Section 409(e)(2) of the Internal Revenue Code and the relevant provisions of ERISA, the ESOP trustee must vote all shares allocated to the accounts of the participants in accordance with the instructions of such participant or beneficiary (as applicable). If no such instructions are given by a participant or a beneficiary, the shares allocated to those accounts will not be voted.

         Termination of the ESOP

         Between the time the merger agreement was executed on August 30, 2001, and the effective time of the merger, Tidewater is required to take appropriate steps to:

         -        terminate the ESOP;

         - submit an application to the Internal Revenue Service for a favorable determination as to the tax qualified status of the ESOP upon its termination;

         - suspend distributions from the ESOP pending receipt of a favorable determination letter from the Internal Revenue Service and completion of the merger;

         - allow each ESOP participant and beneficiary to direct the ESOP trustees as to the manner in which the shares of Tidewater common stock allocated to his or her account shall be voted with respect to the merger, in accordance with applicable law and the terms of the ESOP;

         - obtain a fairness opinion from Baxter Fentriss and Company to determine whether the merger is fair to the ESOP from a financial point of view;

         - obtain an independent valuation to determine the fair market value of the Tidewater common stock owned by the ESOP; and

         - retain independent legal counsel to advise the ESOP trustees with respect to the proposed merger.

Upon completion of the merger, each share of Tidewater common stock owned by the ESOP will be converted into 1.0691 shares of SouthTrust common stock. If payable, the special cash distribution will be allocated to the accounts of the ESOP participants in accordance with the terms of the ESOP. After completion of the merger, SouthTrust will take appropriate steps to wind up the ESOP and distribute ESOP assets to participants following receipt of a favorable determination letter from the Internal Revenue Service.

DISTRIBUTION OF SOUTHTRUST STOCK CERTIFICATES

         After the completion of the merger, SouthTrust will ensure that its transfer agent, American Stock Transfer & Trust Company, will send transmittal materials to you for use in exchanging certificates representing shares of Tidewater common stock for shares of SouthTrust common stock. Each stock certificate representing shares of Tidewater common stock will be canceled when it is surrendered to American Stock Transfer & Trust Company. YOU SHOULD NOT SURRENDER YOUR CERTIFICATES REPRESENTING SHARES OF TIDEWATER COMMON STOCK UNLESS AND UNTIL

YOU RECEIVE THE TRANSMITTAL FORM AND ACCOMPANYING INSTRUCTIONS. You should carefully read and follow the instructions in the transmittal form to ensure proper delivery of your stock certificates representing shares of Tidewater common stock to the transfer agent and to ensure the proper issuance of your shares of SouthTrust common stock. You will not receive any new certificates representing shares of SouthTrust common stock or any payments in cash for fractional shares unless and until you surrender your certificates representing shares of Tidewater common stock to the transfer agent. SouthTrust is not required to pay any dividends or other distributions on SouthTrust common stock with a record date occurring after the effective time of the merger to any former Tidewater shareholder who has not delivered his or her Tidewater stock certificate for exchange. All paid dividends and other distributions and a check for any amount representing a fractional share interest will be delivered to each shareholder who has exchanged his or her certificates, in each case without interest.

         After completion of the merger, we will not record any transfers of shares of Tidewater common stock in our corporate records. Certificates representing shares of Tidewater common stock presented to us for transfer after the effective time will be canceled and exchanged for certificates representing shares of SouthTrust common stock and a check for the amount due in lieu of fractional shares, if any.

         Neither SouthTrust, its transfer agent, nor any other person shall be liable to any of our former shareholders for any amount or property delivered in good faith to a public official pursuant to any applicable abandoned property or similar law.

TIMING OF COMPLETION OF THE MERGER

         We are working towards completing the merger as soon as possible. Assuming that the merger is approved by our shareholders and by all applicable regulatory authorities, we anticipate that completion of the merger will occur in the fourth quarter of 2001. However, the merger cannot be completed unless and until:

         -        our shareholders approve the merger agreement;

         -        all conditions to the merger have been waived or satisfied;
                  and

         - the merger has been approved by the Board of Governors of the Federal Reserve System, the Virginia State Corporation Commission and the Alabama State Banking Department.

         The merger timing may be affected by the timing of the regulatory review of any application for approval of the merger. For a more detailed discussion of the regulatory procedures and any potential effects on the timing of the completion, see "Regulatory Approvals" immediately following this section.

REGULATORY APPROVALS

         In addition to obtaining your approval, the merger cannot be completed unless and until SouthTrust and SouthTrust Bank obtain all requisite regulatory approvals. The merger must be approved by the Federal Reserve Board pursuant to the Federal Reserve Act, the Alabama State Banking Department and the Virginia State Corporation Commission. On September 19, 2001, we, together with SouthTrust and SouthTrust Bank, submitted an application seeking approval of the merger to the Federal Reserve Board and to the Alabama State Banking Department. We have also submitted an application to the Virginia State Corporation Commission. In reviewing the application, the Federal Reserve Board is required to consider, among other factors, SouthTrust's and our financial and managerial resources and future prospects and the convenience and needs of the communities to be served after the merger is completed. In addition, the Federal Reserve Board must also take into account the record of performance in meeting the credit needs of the entire community, including low to moderate income neighborhoods, served by us and SouthTrust. The Federal Reserve Board has the authority to deny the merger application if it concludes that the combined entity would have an inadequate capital position. In addition, the Federal Reserve Board may not approve the merger if it:

         -        would result in a monopoly;

         - would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States;

         - may have the effect in any section of the United States of substantially lessening competition;

         -        may have the effect of tending to create a monopoly; or

         -        would result in a restraint of trade;

unless the Federal Reserve Board finds that the anti-competitive effects of the merger are outweighed clearly by public interest and by the probable effect of the merger in meeting the convenience and needs of the communities served. For example, the Federal Reserve Board may consider if the merger can reasonably be expected to produce benefits to the public, such as greater convenience, continued local banking services or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices.

         The Alabama State Banking Department and the Virginia State Corporation Commission must also approve the merger. In their review, the state regulatory authorities will make considerations substantially similar to those made by the Federal Reserve Board.

         The Federal Reserve Board is required to furnish notice of and a copy of the application requesting approval of the merger to the other federal supervisory and regulatory banking agencies and to the appropriate state regulatory authorities, which will have thirty (30) days to submit their views and recommendations on the merger to the Federal Reserve Board. Furthermore, we are required to publish notice of the fact that the application has been filed with the Federal Reserve Board and, if there is sufficient public comment about the merger, the Federal Reserve Board may hold a public hearing about the merger if it determines that such a hearing would be appropriate. If any comments are made or a hearing is called, the period during which the application is subject to review by the Federal Reserve Board may be prolonged and the determination of the Federal Reserve Board on the application for approval may be delayed. In addition, the merger may be challenged on antitrust grounds by a private person, a state attorney general or by the United States Department of Justice. If the Department of Justice commences an antitrust action, it will suspend the effectiveness of the Federal Reserve Board's approval of the merger unless and until a court specifically orders otherwise. The Department of Justice may analyze and conclude differently from the Federal Reserve Board about the competitive effects of the merger and may impose conditions before it will approve of the merger, including requiring the divestiture of assets and branches of any of the parties.

         Assuming Federal Reserve Board approval is granted, the merger may not be consummated until 30 days after such approval, during which time the Department of Justice may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of any antitrust action, however, would postpone the effectiveness of the Federal Reserve Board approval until a court specifically orders otherwise.

         Neither we nor SouthTrust are aware of any other material governmental or regulatory approvals or actions that are required to complete the merger, other than those described above. Should any other approval or action be required, it is the current intention of both parties to obtain those approvals or actions. Any approval received from the Federal Reserve Board or any other governmental agency reflects only that agency's view that the merger does not contravene the competitive standards imposed by applicable law and regulation, and that the merger is consistent with applicable regulatory policies relating to the safety and soundness of the banking industry. The approval of the merger by the Federal Reserve Board and state regulatory authorities is not an endorsement or recommendation of the merger.

         WE CANNOT ASSURE YOU THAT ALL REQUISITE REGULATORY APPROVALS WILL BE OBTAINED AND, IF OBTAINED, WHEN THEY WILL BE OBTAINED. WE ALSO CANNOT ASSURE YOU THAT ANY APPROVAL WILL NOT BE CONDITIONED UPON MATTERS THAT WILL CAUSE SOUTHTRUST OR US TO RECONSIDER AND PERHAPS ABANDON THE MERGER; NOR CAN WE ASSURE YOU THAT THERE WILL BE NO CHALLENGE TO THE MERGER OR, IF SUCH A CHALLENGE IS MADE, THE RESULT OF SUCH CHALLENGE.

CONDITIONS TO BE SATISFIED OR WAIVED BEFORE THE MERGER CAN BE COMPLETED

         Neither we nor SouthTrust Bank is required to complete the merger unless various conditions have either been satisfied or, where appropriate, waived by the party in whose favor the condition is granted. These conditions include, among others, the following:

         - both Tidewater shareholders and all applicable regulatory agencies have approved the merger;

         - there is no temporary, preliminary or permanent order, law or other action that prohibits the merger from being completed or makes the merger illegal;

         - the shares of SouthTrust common stock to be issued in the merger are validly registered (or a valid exemption from such registration requirements has been obtained) under all applicable state and federal laws and no stop orders suspending the effectiveness of such registration shall have been issued;

         - there is no fact or event that would have a material adverse impact on a party nor is there a moratorium on banking, state of war, national emergency or suspension of trading that would render the merger impractical;

         - the representations and warranties of all parties are accurate in all material respects and the obligations and agreements made by all parties have been fully performed;

         - there is no fact or event that would significantly affect the financial benefit to SouthTrust in completing the merger;

         - the total number of shares of Tidewater common stock outstanding at the time of the merger shall not exceed 2,556,844;

         - SouthTrust of Alabama assumes each Tidewater stock option outstanding immediately prior to the merger;

         - receipt by each party of an opinion on various legal aspects of the merger from legal counsel representing the other party; and

         - we shall have received an opinion from legal counsel representing SouthTrust opining that the merger shall qualify as a tax-free reorganization within the meaning of section 368 of the Internal Revenue Code, and Baxter Fentriss and Company shall not have withdrawn its fairness opinion, set forth as Exhibit B to this material.

CONDUCT OF BUSINESS BY TIDEWATER PENDING THE MERGER

         We have agreed that until the merger is completed we will take no action that will materially and adversely affect SouthTrust's or our ability to obtain any consents required to complete the merger, to perform any of either of our obligations under the merger agreement or to complete the merger. In addition, we have also agreed that until the merger is completed we will operate our business only in the usual, regular and ordinary course in substantially the same manner as we currently do and that we will preserve our current assets and business relationships and retain the services of our key employees and officers. We have agreed that we will not, without first obtaining SouthTrust's consent:

         - amend our organizational documents or our authorized capital stock;

         - issue or grant any options, warrants or other rights to purchase shares of Tidewater capital stock;

         - subject to certain exceptions set forth in the merger agreement, declare dividends or other distributions on shares of Tidewater common stock, except that we may, with the cooperation of SouthTrust, declare regular quarterly cash dividends not in excess of $0.25 per share, and, under certain circumstances, we may make a special cash distribution, as described in detail on pages 24 and 25 of this material;

         - except in the ordinary course of business consistent with past practice, incur any material liability or indebtedness, directly or as guarantor;

         - make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000, except as otherwise provided in the merger agreement;

         - sell or otherwise dispose of any of our property or our interest in property that has a book value in excess of or in exchange for consideration of $25,000;

         - except as otherwise provided in the merger agreement, pay any bonuses to our officers, directors and employees or generally increase the compensation of officers, directors and employees;

         - except as otherwise provided in the merger agreement, enter into any new or amend any existing employment, consulting, non-competition or independent contractor agreement or enter into or amend any incentive, profit sharing, retirement or other employee benefit plan, except as may be required by law;

         - except as otherwise provided in the merger agreement, enter into or extend any agreement, lease or license relating to property or services that involve an aggregate of $25,000 or more;

         - except as otherwise provided in the merger agreement, acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person;

         - change the interest paid on our time deposits or on our certificates of deposit, except in accordance with our past practices;

         - with respect to our investment portfolio, purchase or acquire any investment securities having an average remaining life to maturity greater than five years, or, except as provided in the merger agreement, any asset-backed security; or

         - other than in accordance with our past practice, commence or settle any action or proceeding, legal, governmental, or otherwise, against us that involves material money damages or a restriction upon any of our operations.

OTHER COVENANTS AND AGREEMENTS

         Mutual Agreements

         Both we and SouthTrust have agreed that each of us will:

         - use our best efforts to take all action required under the merger agreement to permit the merger to be completed at the earliest possible date;

         - cooperate in furnishing information for the preparation and filing of this material;

         - cooperate in the preparation and filing of any regulatory application required to be filed with respect to the merger;

         - not publish any news release or other public announcement or disclosure about the merger without the consent of the other;

         - advise the other as to our general status and ongoing operations and of any material inaccuracies in data provided to the other; and we, in addition, have agreed to advise SouthTrust of any materially adverse change in our financial condition, assets, business or operations; and

         - if the merger is not completed, for a period of two years after the merger agreement is terminated, keep as confidential all information relating to, and provided by the other, except as may be required by law and with respect to information that is already in the public domain.

         Agreements of SouthTrust

         SouthTrust has agreed to take all actions necessary to validly register, or obtain valid exemptions from registration, pursuant to applicable federal and state securities laws the shares of SouthTrust common stock it will issue in the merger. In addition, SouthTrust has agreed to reserve enough shares of SouthTrust common stock to fulfill the share exchange requirements of the merger after it is completed and to cause these additional shares of SouthTrust common stock to be listed on Nasdaq.

         SouthTrust has also agreed that all of our employees and officers who are employed by SouthTrust after the merger is completed will be eligible to participate in SouthTrust's employee benefit plans on the same basis and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust, subject to various waiting periods and deductions, and such employees and officers will receive credit, for vesting purposes, for all periods of time served as our employees. See "Interests of Certain Persons in the Merger - General" on page 20.

         SouthTrust has agreed in the merger agreement that after the effective time of the merger, it will indemnify, defend and hold harmless each person entitled to indemnification from Tidewater against all liabilities arising out of actions or omissions occurring at or after the effective time of the merger to the same extent and subject to the same conditions as officers, directors and employees of SouthTrust as set forth in SouthTrust's restated certificate of incorporation and bylaws, under such directors' and officers' liability insurance policy as SouthTrust may then make available, and by applicable law.

         Agreements of Tidewater; No Solicitation

         We have agreed, as soon as possible following execution of the merger agreement, to enter into an agreement for the redemption of our 58% interest in Bank of Tidewater Mortgage Co., LLC, a Virginia limited liability company, by the mortgage company. If we are unable to enter into a satisfactory redemption agreement, then we are required to cause the dissolution of the mortgage company and a distribution of its assets upon completion of the merger. Neither the mortgage company, in the event of a redemption, nor a distributee of the mortgage company assets, in the event of a dissolution, will have the right to use the word "Bank" or the phrase "Bank of" in the mortgage company's name or to use any logos, colors or similar marks or identifiers that are owned or used by Tidewater.

         We have also agreed that we will not directly, nor ask anyone to, solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal that may reasonably be expected to lead to any proposal for a merger or other business combination involving Tidewater or for the acquisition of a significant equity interest in Tidewater or for the acquisition of a significant portion of our assets or liabilities. We have agreed to promptly advise SouthTrust orally and in writing of any inquiries or proposals we receive. We have also agreed to use our best efforts to obtain the consent of any third party that is necessary to transfer and assign all of our right, interest and title in any property or contract to SouthTrust Bank.

WAIVER AND AMENDMENT

         Prior to or at the effective time, either party may: (1) waive any default in the performance of any term of the merger agreement by the other; and
(2) waive or extend the time for compliance or fulfillment by the other of any and all of the other's obligations, except with respect to any condition that, if not satisfied, would result in the violation of any law or any applicable governmental regulation. Furthermore, our obligations may change if the merger agreement is amended. The merger agreement may be amended if both parties execute a written document that amends the existing terms of the merger agreement.

TERMINATION OF THE MERGER AGREEMENT

         We may terminate the merger agreement and abandon the merger any time prior to the effective time if both parties mutually consent to the termination. The merger agreement may also be terminated and the merger abandoned at any time before the merger is completed by either SouthTrust Bank or Tidewater if:

         - the merger has not been completed by March 31, 2002; provided the party wishing to terminate is not then in breach of its representations, warranties, covenants or agreements under the merger


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



                  agreement, which breach is the cause of or has resulted in the failure of the merger to be completed before March 31, 2002;

         - any of the representations and warranties of the other party are inaccurate and the inaccuracy cannot be, or has not been, cured within thirty (30) days after notice to cure has been given, provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

         - the other party materially breaches any of its covenants or agreements and the breach cannot be, or has not been, cured within thirty (30) days after notice to cure has been given, provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

         - any of the conditions required to be completed before the merger can be completed cannot be satisfied by March 31, 2002, and have not been waived, provided the party wishing to terminate is not also in breach of its representations and warranties under the merger agreement;

         - a regulatory authority denies approval of the merger by final nonappealable action or if any action taken by a regulatory authority is not appealed within the time limit for appeal; or

         -        our shareholders fail to approve the merger agreement.

         If the merger agreement is terminated, it will become void and have no effect, except that some of the provisions of the merger agreement may continue after the termination, in particular, the provisions requiring Tidewater to pay SouthTrust a termination fee under certain circumstances. See "Termination Fees" immediately following this section. Provisions requiring the parties to keep confidential any information they have obtained, other than through publicly available sources, about the other party will also continue after termination of the merger agreement. In the event the merger agreement is terminated, each party will still remain liable for any uncured willful breach of any of its representations, warranties, covenants or other agreements that gave rise to the termination.

TERMINATION FEES

         Under certain circumstances, Tidewater may be obligated to pay SouthTrust a $3,000,000 termination fee if the merger is not completed. If:

         - a third party makes an offer or proposal to Tidewater to enter into one of the "acquisitions transactions" specified in the merger agreement and described below,

         - the proposed merger of SouthTrust Bank and Tidewater is subsequently disapproved by your board of directors or by our shareholders resulting in termination of the merger agreement, and

         - within one year after termination of the merger agreement, Tidewater enters into an "acquisition transaction" with the third party,

then Tidewater will be required to pay SouthTrust $3,000,000. The "acquisition transactions" that could trigger Tidewater's obligation to pay a $3,000,000 termination fee to SouthTrust are defined in the merger agreement and generally include:

         -        a merger or consolidation of any other company with Tidewater;

         - a purchase, lease or other acquisition of all or substantially all of the assets of Tidewater;

         - the acquisition of beneficial ownership by certain persons of 35% or more of the voting power of Tidewater; or

         - a bona fide tender or exchange offer to acquire 35% or more of the voting power of Tidewater.

RESALES OF SHARES OF SOUTHTRUST COMMON STOCK


         If the merger is approved and completed, generally, the shares of SouthTrust common stock issued to you will be freely transferable and not subject to any restrictions.

         However, if you are an "affiliate" of Tidewater when the merger is completed or you become an "affiliate" of SouthTrust as a result of or after the merger is completed, you will be subject to restrictions that will limit how you may sell your shares of SouthTrust common stock.

                             WHAT IS AN "AFFILIATE"?

An "affiliate" of an entity is generally deemed to include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with the entity.

Affiliates may include various executive officers and directors as well as various principal shareholders: for example, shareholders who hold 10% or more of the issued and outstanding capital stock of the entity.



         If you are deemed to be an affiliate of Tidewater, you may resell the shares of SouthTrust common stock issued to you in the merger only:

         - in transactions permitted by Rule 145 under the Securities Act of 1933; or

         - otherwise as permitted by the Securities Act, such as pursuant to an effective registration statement or in transactions that are otherwise exempt from registration under the Securities Act.

         Rule 145 imposes restrictions on the manner in which an affiliate may resell and the quantity of any such resale of any of the shares of SouthTrust common stock received by the affiliate in the merger. This material does not cover resales of SouthTrust's common stock received by any person who may be deemed to be an affiliate of Tidewater, and SouthTrust does not intend to register such shares for resale. We have agreed in the merger agreement to use commercially reasonable efforts to cause each person who may be deemed to be an "affiliate" of ours to execute and deliver to SouthTrust an affiliate letter in which the affiliate agrees not to offer, sell or otherwise transfer any of the shares of SouthTrust common stock distributed to them in connection with the merger except in compliance with Rule 145 or in a transaction otherwise exempt from the Securities Act.


   If you are deemed to be an affiliate of Tidewater before the merger, you should ensure that any subsequent sale or transfer of your shares of SouthTrust common stock is made in compliance with one of the above listed exceptions.


APPRAISAL RIGHTS

         The Virginia Stock Corporation Act generally provides that shareholders of Virginia corporations have the right to dissent from mergers and obtain the appraised value of their shares. However, under Virginia law, the statutory dissent provisions that apply to mergers generally do not apply, among other instances, if one of the merging entities is a Virginia banking corporation. Because Tidewater is a Virginia banking corporation, you are not entitled to dissent from the merger and obtain the appraised value of your Tidewater common stock.


ANTICIPATED ACCOUNTING TREATMENT

         The merger will be accounted for by SouthTrust as a purchase transaction in accordance with generally accepted accounting principles in the United States of America. One effect of such accounting treatment is that the


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



earnings of Tidewater will be combined with the earnings of SouthTrust only from and after the effective date of the merger.

EXPENSES

         SouthTrust and Tidewater will be responsible and pay for their own expenses incurred in connection with completing the merger.

                         FEDERAL INCOME TAX CONSEQUENCES


              The following section describes the material federal
               income tax consequences of the merger to Tidewater
         shareholders who hold their shares of common stock as capital assets. This section does not address state, local or foreign tax consequences of the merger.

         This section is based on the federal tax laws that are currently in effect. These laws are subject to change at any time, possibly with retroactive effect. This is not a complete description of all of the consequences of the merger in your particular circumstances. We do not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:

                  -        financial institutions;

                  -        insurance companies;

                  -        tax-exempt organizations;

                  -        dealers in securities or currencies;

                  -        traders in securities that elect to mark to market;

                  - persons who are not for United States federal income tax purposes:

                           -        a citizen or resident of the United States;

                           -        a domestic corporation;

                           - an estate whose income is subject to United States federal income tax regardless of its source; or

                           - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust;

                  - persons who acquired or acquire shares of Tidewater common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

                  - persons who do not hold their shares of Tidewater common stock as a capital asset.


YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE FEDERAL INCOME TAX CONSEQUENCES UNDER YOUR OWN PARTICULAR FACTS AND CIRCUMSTANCES, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Neither we, SouthTrust nor any of SouthTrust's subsidiaries have requested or will receive an advance ruling from the Internal Revenue Service as to any of the federal income tax consequences of the merger to holders of Tidewater common stock or to SouthTrust or Tidewater. The consummation of the merger is conditioned upon our receipt of an opinion of Bradley Arant Rose & White LLP as to certain of the federal income tax consequences of the merger to our shareholders. The opinion of Bradley Arant Rose & White LLP is based entirely upon the Internal Revenue Code of 1986, as amended (the "Code"), current regulations under the Internal Revenue Code, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly with retroactive effect. Management of SouthTrust has represented to Bradley Arant Rose & White LLP that it has no plan or intention to cause SouthTrust to redeem or otherwise reacquire the shares of SouthTrust common stock issued in the merger.

         Unlike a ruling from the IRS, an opinion is not binding on the IRS and neither we nor SouthTrust can assure you that the IRS will not take a position contrary to one or more positions reflected in this material or that the positions stated in the opinion will be upheld by the courts if challenged by the IRS.

         In the opinion of Bradley Arant Rose & White LLP, Tidewater shareholders who exchange all of their shares of Tidewater common stock for shares of SouthTrust common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

                  (1) The merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Tidewater, SouthTrust and SouthTrust of Alabama each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  (2) You will recognize no gain or loss upon your exchange of Tidewater common stock solely for SouthTrust common stock.

                  (3) The basis of the shares of SouthTrust common stock you receive (including any fractional share interests to which you may be entitled) will be the same as the basis of the shares of Tidewater common stock surrendered in exchange therefor, decreased by the amount of any cash you receive in connection with the special distribution, if any, and increased by the amount of any gain you recognize.

                  (4) The holding period of the shares of SouthTrust common stock you receive (including any fractional share interest to which you may be entitled) will include the period during which you held the shares of Tidewater common stock surrendered in exchange therefor, if you held such Tidewater shares as capital assets within the meaning of
         Section 1221 of the Code as of the effective time of the merger.

                  (5) The receipt by you of cash instead of a fractional share of SouthTrust common stock will be treated as though such fractional share actually was issued in the merger and thereafter redeemed by SouthTrust for cash. Your receipt of such cash instead of a fractional share of SouthTrust common stock will be treated as a distribution by SouthTrust in full payment in exchange for the fractional share as provided in Section 302(a) of the Internal Revenue Code. Generally, any gain recognized upon such exchange will be a capital gain if you held your Tidewater shares as capital assets within the meaning of Section 1221 of the Code as of the effective time of the merger.

                  (6) You will recognize gain to the extent of any special cash distribution you receive. If, after giving effect to the issuance of SouthTrust common stock pursuant to the merger agreement, you own, directly or indirectly (determined through the application of the attribution rules of section 318(a) of the Code), no more than one-tenth of one percent (0.1%) of the total outstanding SouthTrust common stock, your receipt of the special cash distribution generally should be treated as a capital gain if you held the Tidewater common stock as a capital asset. In the alternative, however, if the exchange has the effect of the distribution of a dividend (determined with the application of the attribution rules of section 318(a) of the Code), then an amount of the gain you recognize will be treated as a dividend. You may not recognize a loss in connection with your receipt of the special cash distribution, if any.


         The opinion of Bradley Arant Rose & White LLP is rendered solely with respect to certain federal income tax consequences of the merger under the Internal Revenue Code, and does not extend to the income or other tax consequences of the merger under the laws of any state or any political subdivision of any state. The opinion also does not extend to any tax effects or consequences of the merger to SouthTrust, SouthTrust of Alabama or SouthTrust Bank, other than those expressly stated in the opinion. No opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Internal Revenue Code and regulations, or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion.

                     DESCRIPTION OF SOUTHTRUST CAPITAL STOCK


                  The descriptive information below outlines certain provisions of SouthTrust's restated certificate of incorporation, restated bylaws, certificate of designations and the general corporation law of Delaware. The information is not complete and is qualified by the more detailed provisions of SouthTrust's certificate of incorporation, bylaws and certificate of designations, which are incorporated by reference as exhibits to this document, and the general corporation law of Delaware. See "Where You Can Find More Information" on page 69 for information on how to obtain copies of these incorporated documents.


GENERAL

         The authorized capital stock of SouthTrust consists of 500,000,000 shares of common stock, par value $2.50 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of June 30, 2001, there were 340,010,994 shares of SouthTrust common stock issued and outstanding, and no shares of SouthTrust preferred stock were outstanding. As of June 30, 2001, 2,000,000 shares of SouthTrust preferred stock designated as Series 1999 Junior Participating Preferred Stock were reserved for issuance upon the exercise of certain rights described below under "Shareholder Rights Plan" on page 38.

         Because SouthTrust is a holding company, the right of SouthTrust, and hence the right of creditors and shareholders of SouthTrust, to participate in any distribution of assets of any subsidiary, including SouthTrust Bank, upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that the claims of SouthTrust itself as a creditor of the subsidiary may be recognized.


SOUTHTRUST COMMON STOCK

         Dividend Rights

         Holders of SouthTrust common stock are entitled to their proportionate share of dividends declared by SouthTrust's board of directors out of funds legally available for payment of dividends, subject to any prior rights of any SouthTrust preferred stock outstanding. Under Delaware law, SouthTrust may pay dividends out of surplus or net profits for the fiscal year in which declared or for the preceding fiscal year, even if its surplus accounts are in a deficit position. The sources of funds for payment of dividends by SouthTrust are its subsidiaries. Because its primary subsidiary is a bank, payments made by SouthTrust are limited by law and regulations of the bank regulatory authorities.

         Voting Rights and Other Matters

         SouthTrust shareholders have one vote for each share of common stock held on all matters brought before the shareholders. The holders of SouthTrust common stock do not have the right to cumulate their shares of SouthTrust common stock in the election of directors. SouthTrust's restated certificate of incorporation requires the vote of the holders of 70% of the voting power of the outstanding voting securities of SouthTrust to approve a transaction or a series of transactions with an "interested shareholder" that would result in SouthTrust being merged into or with another corporation or securities of SouthTrust being issued in a transaction that would permit control of SouthTrust to pass to another entity, or similar transactions having the same effect. An "interested shareholder" is generally defined as a holder of more than 10% of the voting stock of SouthTrust or an affiliate of such a holder. An exception exists in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is recommended to the shareholders by a majority of the members of SouthTrust's board of directors who are unaffiliated with the interested shareholder and who were directors before the interested shareholder became an interested shareholder.

         SouthTrust common stock does not have any conversion rights, and there are no redemption or sinking fund provisions applicable to SouthTrust common stock. Holders of SouthTrust common stock are not entitled to any preemptive rights to subscribe for any additional securities that may be issued.

         Liquidation Rights

         In the event of liquidation, holders of SouthTrust common stock will be entitled to receive pro rata any assets distributable to shareholders with respect to the shares held by them, after payment of indebtedness and such preferential amounts required to be paid to the holders of any SouthTrust preferred stock issued by SouthTrust.

         Provisions with Respect to Board of Directors

         SouthTrust's restated certificate of incorporation provides that the members of SouthTrust's board of directors are divided into three classes as nearly equal in number as possible. Shareholders elect each class for a three-year term. At each annual meeting of shareholders of SouthTrust, the shareholders elect roughly one-third of the members of SouthTrust's board of directors for a three-year term, and the other directors remain in office until their three-year terms expire. Therefore, control of SouthTrust's board of directors cannot be changed in one year, and at least two annual meetings must be held before shareholders can change a majority of the members of SouthTrust's board of directors.

         Special Vote Requirements for Certain Amendments to Restated Certificate of Incorporation

         The general corporation law of the State of Delaware and the restated certificate of incorporation and by-laws of SouthTrust provide that shareholders may remove a director, or SouthTrust's entire board of directors, only for cause. The restated certificate of incorporation and by-laws of SouthTrust also provide that the affirmative vote of the holders of at least 70% of the voting power of the outstanding capital stock entitled to vote for the election of directors is required to remove a director or the entire board of directors from office. Shareholders may amend certain portions of the restated certificate of incorporation of SouthTrust described in certain of the preceding paragraphs, including those related to business combinations and the classified board of directors, only by the affirmative vote of the holders of 70% of the voting power of the outstanding voting stock of SouthTrust.

         Anti-Takeover Effects of Special Provisions

         Some of the provisions contained in the restated certificate of incorporation and by-laws of SouthTrust described above have the effect of making it more difficult to change SouthTrust's board of directors, and may make SouthTrust's board of directors less responsive to shareholder control. These provisions also may tend to discourage attempts by third parties to acquire SouthTrust because of the additional time and expense involved and a greater possibility of failure. As a result, these provisions may adversely affect the price that a potential purchaser would be willing to pay for the capital stock of SouthTrust, thereby reducing the amount a shareholder might realize in, for example, a tender offer for the capital stock of SouthTrust.

         Shareholder Rights Plan

         Each share of SouthTrust common stock outstanding as of February 22, 1999, including those that may be issued under this proxy statement/ prospectus, carries with it one preferred share purchase right, referred to in this material as a "right." If the rights become exercisable, each right entitles the registered holder of a right to purchase one one-hundredth of a share of the series 1999 junior participating preferred stock at a purchase price of $150.00. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the right.

         The rights trade automatically with shares of SouthTrust common stock. A holder of SouthTrust common stock may exercise the rights only under the circumstances described below. The rights will generally cause substantial dilution to a person or group that attempts to acquire SouthTrust common stock on terms not approved by SouthTrust's board of directors. The rights should not interfere with any merger or other business combination that SouthTrust's board of directors approves since they may redeem the rights before a person or group acquires 15% or more of the outstanding shares of SouthTrust's common stock. The rights may, but are not intended to, deter takeover proposals that may be in the interests of SouthTrust's shareholders.

         Holders may exercise their rights only following a distribution date. A distribution date will occur on the earlier of:

         - 10 days after a public announcement that a person or group has acquired or obtained the right to acquire 15% or more of the outstanding shares of SouthTrust's common stock;

         - 10 days after a person or group makes or announces an offer to purchase SouthTrust's common stock, which, if successful, would result in the acquisition of 15% or more of the outstanding shares of common stock; or

         - 10 days after SouthTrust's board of directors declares that a person or group has become the beneficial owner of at least 10% of the outstanding shares of SouthTrust's common stock, and that this ownership might cause SouthTrust's board of directors to take action that is not in SouthTrust's long-term interests or that will impact SouthTrust to the detriment of its shareholders.

         The rights have additional features that will be triggered upon the occurrence of specified events, including:

         - if a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, holders of the rights, other than such person or group whose rights will have become void, may purchase common stock, instead of SouthTrust's series 1999 junior participating preferred stock, having a value of twice the right's then current purchase price;

         - if SouthTrust is involved in certain business combinations or the sale of 50% or more of its assets or earning power after a person or group acquires 15% or more of its outstanding common stock, the holders of the rights, other than such person or group whose rights will have become void, may purchase common stock of the acquiror or an affiliated company having a value of twice the right's then-current purchase price; or

         - if a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, SouthTrust's board of directors may, at any time before the person or group acquires 50% or more of the outstanding shares of common stock, exchange all or part of the rights, other than rights held or previously held by the 15% or greater shareholder, for common stock at an exchange ratio of one share of SouthTrust common stock per right, subject to adjustment for any stock split, stock dividend or similar transaction.

         At any time prior to the earlier of (i) 10 days after a person or group acquires 15% or more of the outstanding shares of SouthTrust common stock, or
(ii) February 22, 2009, SouthTrust's board of directors may redeem all of the rights at a price of $.01 per right, subject to adjustment for stock dividends, stock splits and similar transactions. SouthTrust's board of directors in its sole discretion may establish the effective time, basis and conditions of the redemption. However, the board may not redeem any of the rights after it determines that a person or group owning at least 10% of SouthTrust common stock poses a threat to SouthTrust. Immediately after the redemption of the rights, the holder can no longer exercise the rights and can only receive the redemption price described above.

         The rights will expire on February 22, 2009, unless SouthTrust redeems or exchanges them before then or extends the expiration date. SouthTrust's board of directors may amend the terms of the rights, other than the redemption price, without the consent of the holders of the rights at any time prior to a distribution date in any manner the board deems desirable. SouthTrust's board of directors may amend the terms of the rights without the consent of the holders of the rights after the distribution date only if the amendment does not adversely affect the interests of the holders of the rights.

         This description of the rights and the series 1999 junior participating preferred stock is not complete and is qualified in its entirety by reference to SouthTrust's Amended and Restated Shareholder's Rights Agreement with American Stock Transfer & Trust Company dated as of August 1, 2000 and the certificate of designation for the series 1999 junior participating preferred stock.

         Transfer Agent

         The transfer agent for SouthTrust common stock is American Stock Transfer & Trust Company.


SOUTHTRUST PREFERRED STOCK

         General

         Under SouthTrust's restated certificate of incorporation, SouthTrust's board of directors is authorized without further shareholder action to provide for the issuance of up to 5,000,000 shares of SouthTrust preferred stock in one or more series. SouthTrust's board must adopt a resolution or resolutions providing for the issuance of such series and determining the relative rights and preferences of the shares of any such series with respect to the rate of dividend, call provisions, payments on liquidation, sinking fund provisions, conversion privileges and voting rights and whether the shares shall be cumulative, non-cumulative or partially cumulative. The holders of SouthTrust preferred stock would not have any preemptive right to subscribe for any shares issued by SouthTrust. It is not possible to state the actual effect of the authorization and issuance of SouthTrust preferred stock upon the rights of holders of SouthTrust common stock unless and until SouthTrust's board of directors determines the price and specific rights of the holders of a series of SouthTrust preferred stock. Such effects might include, however:

         - restrictions on dividends on SouthTrust common stock if dividends on SouthTrust preferred stock have not been paid;

         - dilution of the voting power of SouthTrust common stock to the extent that SouthTrust preferred stock has voting rights, or that any SouthTrust preferred stock series is convertible into SouthTrust common stock;

         - dilution of the equity interest of SouthTrust common stock unless the SouthTrust preferred stock is redeemed by SouthTrust; and

         - SouthTrust common stock not being entitled to share in SouthTrust's assets upon liquidation until satisfaction of any liquidation preference granted SouthTrust preferred stock.

         While the ability of SouthTrust to issue SouthTrust preferred stock is, in the judgment of SouthTrust's board of directors, desirable in order to provide flexibility in connection with possible acquisitions and other corporate purposes, its issuance could impede an attempt by a third party to acquire a majority of the outstanding voting stock of SouthTrust.

         Series 1999 Junior Participating Preferred Stock

         In connection with the adoption of the shareholder rights plan described above, SouthTrust's board of directors designated 2,000,000 shares of SouthTrust's authorized but unissued SouthTrust preferred stock as series 1999 junior participating preferred stock. One share of series 1999 preferred stock will be approximately equivalent in terms of dividend and voting rights to 100 shares of SouthTrust common stock. No shares of series 1999 preferred stock have been issued as of the date of this material.

              MARKET PRICE AND DIVIDEND INFORMATION WITH RESPECT TO
               SOUTHTRUST COMMON STOCK AND TIDEWATER COMMON STOCK


MARKET PRICE

         SouthTrust common stock is quoted on the Nasdaq Stock Market under the symbol SOTR. Although it has no established public trading market, Tidewater common stock is quoted on the Over-the-Counter Bulletin Board, also known as the OTC Bulletin Board. The OTC Bulletin Board is an electronic inter-dealer quotation system operated by the National Association of Securities Dealers, Inc. for securities not quoted on Nasdaq. The OTC Bulletin Board is not part of the Nasdaq Stock Market.

         The following table sets forth, for the periods indicated, (i) high and low sales prices per share of SouthTrust common stock as reported by Nasdaq, and
(ii) the high and low sales prices per share of Tidewater common stock as quoted on the OTC Bulletin Board. All prices for SouthTrust are adjusted to reflect a 2-for-1 stock split effected on May 11, 2001.


                                                                   SouthTrust                       Tidewater
                                                                    Price(1)                         Price(1)
                                                          ----------------------------    -------------------------
                                                              High              Low            High       Low
                                                              ----              ---            ----       ---

     1999:
         First Quarter......................                $ 21.18          $  17.69        $ 25.50     $ 23.00
         Second Quarter.....................                  21.44             18.00          27.50       23.00
         Third Quarter......................                  19.47             16.38          30.00       25.50
         Fourth Quarter.....................                  20.91             16.38          30.00       24.25

     2000:
         First Quarter......................                  18.53             10.44          24.75       17.50
         Second Quarter ....................                  15.19             11.25          20.00       16.63
         Third Quarter......................                  16.06             11.31          19.88       16.10
         Fourth Quarter.....................                  20.53             13.75          19.17       14.75

     2001:
         First Quarter......................                  24.44             19.25          19.00       15.50
         Second Quarter.....................                  26.44             21.69          20.00       16.50
         Third Quarter .....................                  27.03             19.97          27.25       17.78
         Fourth Quarter (2).................                  23.04             22.19          24.75       24.75

-----------------------

(1) The information listed above for SouthTrust and Tidewater was obtained from the National Association of Securities Dealers, Inc. and reflects interdealer prices, without retail markup, markdown or commissions, and may not represent actual transactions.

(2) Through October 15, 2001, the most recent date practicable preceding the date of this material.

         On October 15, 2001, the most recent date practicable preceding the date of this material, the last reported sale price of SouthTrust common stock as reported by Nasdaq was $22.77, and the last reported sale price for Tidewater common stock as quoted on the OTC Bulletin Board was $24.75. On August 30, 2001 and August 31, 2001 (the trading days immediately before and after the public announcement of the merger), the last sale prices of SouthTrust common stock, as obtained from Nasdaq, were $24.42 and $24.36, respectively, and the last sale prices of Tidewater common stock, as quoted on the OTC Bulletin Board, were $20.50 and $26.90, respectively.

DIVIDENDS

         The following table sets forth, for the periods indicated, the dividends declared by each of SouthTrust and Tidewater per share of common stock, as well as the pro-forma dividend per share of Tidewater common stock after the merger based on the number of shares of SouthTrust common stock to be issued pursuant to the merger. These figures do not include the special cash distribution, if any, described under the heading "Special Cash Distribution" on page 24 of this material. The dividends have been adjusted to reflect a two-for-one stock split of SouthTrust common stock effected on May 11, 2001.

                                      SouthTrust               Tidewater
                                     Common Stock          Common Stock
                                     Dividend Per            Dividend Per
                                         Share                   Share
                                    ---------------        -----------------
1999:
    First Quarter..............       $  0.1100                 $ 0.2500
    Second Quarter.............          0.1100                   0.2500
    Third Quarter..............          0.1100                   0.2500
    Fourth Quarter.............          0.1100                   0.2500

2000:
    First Quarter..............          0.1250                   0.2500
    Second Quarter.............          0.1250                   0.2500
    Third Quarter..............          0.1250                   0.2500
    Fourth Quarter.............          0.1250                   0.2500

2001:
    First Quarter..............          0.1400                   0.2500
    Second Quarter.............          0.1400                   0.2500(1)

---------------------------

(1) Until the merger is completed, Tidewater is generally prohibited from declaring dividends on its common stock except that Tidewater may, but is not obligated to, declare and pay regular quarterly cash dividends not in excess of $0.25 per share in accordance with past practice, and Tidewater may be permitted to make a special cash distribution as described on page 24 of this material. Under the merger agreement, the parties have agreed to cooperate in selecting the time for Tidewater to declare dividends to ensure that, with respect to the quarter in which the merger is completed, you will neither become entitled to receive dividends from both Tidewater and SouthTrust, nor fail to receive any quarterly dividend.

         Dividends are paid by SouthTrust on SouthTrust common stock at the discretion of SouthTrust's board of directors and are affected by certain legal restrictions on the payment of dividends as described below, SouthTrust's earnings and financial condition and other relevant factors. SouthTrust has increased the dividend paid on SouthTrust common stock for 31 consecutive years. The current policy of SouthTrust is to pay dividends on a quarterly basis. Subject to an evaluation of its earnings and financial condition and other factors, including the legal restrictions on the payment of dividends as described below, SouthTrust anticipates that it will continue to pay regular quarterly dividends with respect to SouthTrust common stock. In addition, pursuant to the merger agreement, under certain circumstances, we may make a special cash distribution. The special cash distribution is discussed in more detail under "The Merger - Effect of the Merger on Tidewater Common Stock" on page 24 of this material.

         There are certain limitations on the payment of dividends to SouthTrust by its bank subsidiary, SouthTrust Bank. SouthTrust Bank is an Alabama banking corporation, and the amount of dividends it may declare in one year is subject to certain limitations imposed by both the Federal Reserve Board and the Alabama Department of Banking. These limitations are described in greater detail under "Supervision and Regulations - SouthTrust - Dividend Restrictions" on page 48. Under the described laws and regulations, at June 30, 2001, approximately $582.5 million was available for payment of dividends to SouthTrust by SouthTrust Bank.

         Tidewater is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation. Regulations of these agencies limit the amount of dividends Tidewater may pay, without prior approval, to current year net income plus retained earnings for the two preceding years. Under applicable laws and regulations, at June 30, 2001, approximately $1.4 million was available for Tidewater to pay dividends without regulatory approval. These limitations are described in greater detail in the notes to Tidewater's financial statements included with this material.

                             COMPARISON OF RIGHTS OF
                         SHAREHOLDERS OF SOUTHTRUST AND
                            SHAREHOLDERS OF TIDEWATER

         The rights of SouthTrust shareholders are governed by Delaware law and SouthTrust's restated certificate of incorporation and bylaws. The rights of our shareholders are governed by Virginia law and our articles of incorporation and bylaws. There are differences between the respective chartering documents of SouthTrust and Tidewater that will affect the relative rights of SouthTrust shareholders and our shareholders.

         The following discussion describes and summarizes the material differences between the rights of SouthTrust shareholders and Tidewater shareholders. With respect to each issue described below, the information set forth in the left column describes the rights our shareholders currently enjoy, while the information set forth in the right column describes the rights enjoyed by SouthTrust's shareholders. If the merger is completed, any Tidewater shareholder who becomes a shareholder of SouthTrust will be entitled and become subject to all of the rights described in the right column. The following discussion is not a complete discussion of all of the differences. For a complete understanding of all of the differences, you will need to review the restated certificate of incorporation and bylaws of SouthTrust, the articles of incorporation and bylaws of Tidewater, the Delaware General Corporation Law and the Virginia Stock Corporation Act. Copies of the respective chartering documents of both SouthTrust and Tidewater may be obtained from the corporate secretary of each company. See the front cover of this material for details of whom to contact to obtain copies of these documents.


          TIDEWATER                                                     SOUTHTRUST
                                           VOTING RIGHTS

Holders of shares of Tidewater common stock           Holders of shares of SouthTrust common stock
are entitled to one vote for each share of            are entitled to one vote for each share of
common stock held.                                    common stock held.

                                      RIGHTS ON LIQUIDATION

In the event of liquidation, Tidewater                In the event of liquidation, SouthTrust
shareholders are entitled to receive                  shareholders are entitled to receive
pro-rata any assets distributable to                  pro-rata any assets distributable to
Tidewater shareholders with respect to the            SouthTrust shareholders with respect to the
shares of Tidewater common stock held by              shares of SouthTrust common stock held by
them, after payment of indebtedness.                  them, after payment of indebtedness and
                                                      amounts payable to the holders of preferred
                                                      stock.

                                       RIGHTS OF PRE-EMPTION

Holders of shares of Tidewater common stock           Holders of shares of SouthTrust common stock
do not have any pre-emptive rights to                 do not have any pre-emptive rights to
subscribe to or acquire additional shares of          subscribe to or acquire additional shares of
Tidewater common stock that may be issued.            SouthTrust common stock that may be issued.


                       RIGHTS TO CALL A SPECIAL MEETING OF THE SHAREHOLDERS

Special meetings of shareholders may be               Holders of shares of SouthTrust common stock
called by the holders of at least one-tenth           do not have any rights to call a special
(1/10) of the number of shares of the                 meeting of SouthTrust's shareholders or to
capital stock of Tidewater at the time                require that SouthTrust's board of directors
outstanding and entitled to vote with                 call a special meeting.
respect to the business to be transacted at
the special meeting.


                TIDEWATER                                               SOUTHTRUST

                    SHAREHOLDERS' RIGHTS TO AMEND CORPORATE GOVERNING DOCUMENTS

Upon proposal by the board of directors, the          A majority of the holders of SouthTrust's
holders of more than two-thirds (2/3) of the          capital stock who are entitled to vote may
outstanding common stock entitled to vote             by affirmative vote amend SouthTrust's
may, by affirmative vote, amend Tidewater's           restated certificate of incorporation.
articles of incorporation.                            However, certain provisions of SouthTrust's
                                                      restated certificate of incorporation
Holders of a majority of Tidewater's common           concerning special meetings of shareholders;
stock may by affirmative vote amend the               the number, election and terms of directors;
bylaws of Tidewater.                                  and business combinations may only be
                                                      amended by the affirmative vote of holders
                                                      of at least 70% of the issued and
                                                      outstanding shares of SouthTrust capital
                                                      stock.

                                                      Holders of a majority of SouthTrust capital
                                                      stock who are entitled to vote may by
                                                      affirmative vote amend the bylaws of
                                                      SouthTrust.


                       ELECTION AND CLASSIFICATION OF THE BOARD OF DIRECTORS

Each member of our board of directors is              The board of directors of SouthTrust is
elected annually at the annual meeting of             classified into three (3) classes of
our shareholders. Each director is elected            directors. Each director serves for a three
to serve for a term of one year.                      (3) year term. At each annual shareholder
                                                      meeting, one-third (1/3) of the board of
                                                      directors is elected. Accordingly, control
                                                      of the board of directors of SouthTrust
                                                      cannot be changed in one year; at least two
                                                      annual meetings must be held before a
                                                      majority of the board of directors may be
                                                      changed. Holders of shares of SouthTrust
                                                      common stock do not have the right to
                                                      cumulate their votes in the election of
                                                      directors.

                              NOMINATION OF DIRECTORS BY SHAREHOLDERS

In addition to the right of the board of              In addition to the right of the board of
directors to make nominations for the                 directors to make nominations for the
election of directors, any shareholder may            election of directors, any voting
nominate a person to stand for election at            shareholder may nominate a person to stand
an annual meeting of the shareholders of              for election at an annual meeting of the
Tidewater, provided the shareholder complies          shareholders of SouthTrust, provided the
with special advance notice requirements.             shareholder complies with special advance
                                                      notice requirements.


            TIDEWATER                                               SOUTHTRUST

                                    RIGHTS TO REMOVE A DIRECTOR

Any director who fails to attend at least             Subject to the rights of any preferred
75% of the directors' meetings in any                 shareholders, a director may be removed "for
calendar year is subject to removal by vote           cause" by the affirmative vote of SouthTrust
of a majority of the board of directors at            shareholders who hold at least 70% of the
any time within six months after the end of           voting power of SouthTrust's issued and
that calender year.                                   outstanding capital stock that is entitled
                                                      to vote for the election of directors. The
Any vacancies on Tidewater's board of                 vacancy created by this type of removal may
directors may be filled by the affirmative            be filled by a person who is voted on by a
vote of the majority of the remaining                 majority of the directors then in office.
directors, though less than a quorum of the           The newly elected director will serve for
board of directors. The new director will             the remainder of the unexpired term of the
serve for the remainder of the unexpired              director removed from office.
term of the new director's predecessor in
office.                                               Any vacancies on SouthTrust's board of
                                                      directors created by the death, resignation,
                                                      retirement, disqualification or removal from
                                                      office other than for cause of a director or
                                                      the creation of a new directorship, may be
                                                      elected only by a majority vote of the
                                                      directors. The new director will serve for
                                                      the remainder of the unexpired term of the
                                                      class of director to which the director has
                                                      been appointed.


                                SHAREHOLDERS' RIGHTS TO REPORTS

Our shares of common stock are registered             Shares of SouthTrust common stock are
under the Securities Exchange Act of 1934.            registered under the Securities Exchange Act
Accordingly, we are required to provide               of 1934. Accordingly, SouthTrust is required
annual reports containing audited financial           to provide annual reports containing audited
statements to our shareholders. Tidewater             financial statements to shareholders.
also provides reports to its shareholders on          SouthTrust also provides reports to its
an interim basis that contain unaudited               shareholders on an interim basis that
financial information.                                contain unaudited financial information.

We regularly file reports with the Federal            SouthTrust and its banking subsidiary
Reserve Board and the Virginia State                  SouthTrust Bank regularly file reports with
Corporation Commission, some of which may be          the Federal Reserve Board and the Alabama
inspected by the public.                              State Banking Department, some of which may
                                                      be inspected by the public.

              TIDEWATER                                                 SOUTHTRUST

                             EFFECT OF THE ISSUANCE OF PREFERRED STOCK

Tidewater's board of directors is not                 SouthTrust's board of directors is
authorized to issue preferred stock.                  authorized to issue up to 5,000,000 shares
                                                      of preferred stock and can determine the
                                                      class and rights to be attached to any share
                                                      of preferred stock.

                                                      In 1998, the board of directors adopted
                                                      resolutions that created 2,000,000 shares of
                                                      series 1999 junior participating preferred
                                                      stock. No shares of this class of preferred
                                                      stock have been issued yet. However, if and
                                                      when they are, the voting, liquidation,
                                                      dividend and other rights of holders of
                                                      shares of SouthTrust common stock will be
                                                      affected. The voting power of each share of
                                                      SouthTrust common stock will be diluted
                                                      because each share of this class of
                                                      preferred stock will be entitled to 100
                                                      votes on each proposal submitted to a vote
                                                      of SouthTrust's shareholders.

                                                      Shares of preferred stock will have
                                                      preferential rights with respect to the
                                                      payment of dividends and the distribution of
                                                      SouthTrust's assets in the event of a
                                                      liquidation of SouthTrust.



                                 RIGHTS ATTACHED TO CAPITAL STOCK

Shares of Tidewater common stock have no              Each share of SouthTrust common stock that
rights attached to them.                              is currently or will be issued has or will
                                                      have one right attached to it.

                                                      Under specified conditions, each right
                                                      entitles the shareholder to purchase one-one
                                                      hundredth of a share of series 1999 junior
                                                      participating preferred stock at a purchase
                                                      price of $150.00.

                           SUPERVISION AND REGULATION

SOUTHTRUST

         General

         SouthTrust is a bank holding company that is qualified as a financial holding company within the meaning of the Bank Holding Company Act and is registered with the Board of Governors of the Federal Reserve System. The Bank Holding Company Act permits a financial holding company to engage in a variety of financial activities, some of which are not permitted for other bank holding companies that are not financial holding companies. As a financial holding company, SouthTrust is required to file with the Federal Reserve Board quarterly reports and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of SouthTrust and each of its subsidiaries.

         SouthTrust Bank, SouthTrust's Alabama state chartered banking subsidiary that is a member of the Federal Reserve System, is subject to primary federal regulation by the Federal Reserve Board and is also subject to the regulation of the Federal Deposit Insurance Corporation and the Alabama State Banking Department.

         Dividend Restrictions

         Various federal and state statutory provisions limit the amount of dividends SouthTrust Bank can pay to SouthTrust without regulatory approval. Approval of the Federal Reserve Board is required for payment of any dividend by a state chartered bank, like SouthTrust Bank, that is a member of the Federal Reserve System, sometimes referred to as a "state member bank," if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits (as defined by regulatory agencies) for that year combined with its retained net profits for the proceeding two years. In addition, a state member bank may not pay a dividend in an amount greater than its net profits then on hand. State member banks may also be subject to similar restrictions imposed by the laws of the states in which they are chartered.

         Under Alabama law, a bank may not pay a dividend in excess of 90% of its net earnings until the bank's surplus is equal to at least 20% of its capital. SouthTrust Bank is also required by Alabama law to obtain the prior approval of the Superintendent of the State Banking Department of Alabama for its payment of dividends if the total of all dividends declared by SouthTrust Bank in any calendar year will exceed the total of (1) SouthTrust Bank's net earnings (as defined by statute) for that year, plus (2) its retained net earnings for the preceding two years, less any required transfers to surplus. In addition, no dividends may be paid from SouthTrust Bank's surplus without the prior written approval of the Superintendent.

         In addition, federal bank regulatory authorities have authority to prohibit SouthTrust Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of SouthTrust Bank to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

         Capital Requirements

         SouthTrust and SouthTrust Bank are subject to the risk-based capital requirements and guidelines imposed by the Federal Reserve Board. For the purposes of the Federal Reserve Board's risk-based capital requirements, SouthTrust's and SouthTrust Bank's assets and certain specified off-balance sheet commitments and obligations are assigned to various risk categories. The capital of SouthTrust and SouthTrust Bank, in turn, is classified in one of three tiers: core ("Tier 1") capital, which includes common and qualifying preferred shareholder's equity, less certain intangibles and other adjustments; supplementary ("Tier 2") capital, which includes, among other items, preferred shareholder's equity not meeting the Tier 1 definition, mandatory convertible securities and subordinated debt and allowances for loan and lease losses, both subject to certain limitations; and market risk ("Tier 3") capital, which includes qualifying unsecured subordinated debt.

         SouthTrust, like other bank holding companies, is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal, respectively, to at least 4% and 8% of its total risk-weighted assets (including certain off-balance sheet items, such as unfunded commitments to extend credit). As of June 30, 2001, SouthTrust's Tier 1 and total capital ratios were 7.61% and 10.93%, respectively, and were in compliance with applicable capital requirements. In addition, in order for a bank to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. As of June 30, 2001, SouthTrust Bank met both requirements, with Tier 1 and total capital equal to 8.30% and 11.24% of its respective total risk-weighted assets.

         The Federal Reserve Board has adopted rules to incorporate market and interest rate risk components into its risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under these market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

         The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital divided by adjusted quarterly average assets) of 3% if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points if the holding company does not meet those requirements. As of June 30, 2001, SouthTrust's leverage ratio was 6.46%.

         Failure to meet capital guidelines could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including the termination of deposit insurance by the FDIC, issuance of a capital directive, a prohibition on the taking of brokered deposits and certain other restrictions on its business.

         The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, among other things, identifies five capital categories for insured depository institutions: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, is adequately capitalized if it meets each such measure, is undercapitalized if it fails to meet any such measure, is significantly undercapitalized if it is significantly below such measure and is critically undercapitalized if it fails to meet any critical capital level set forth in applicable regulations. The critically undercapitalized level occurs where tangible equity is less than 2% of total tangible assets or less than 65% of the minimum leverage ratio to be prescribed by regulation (except to the extent that 2% would be higher than such 65% level). A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         FDICIA generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the depository institution would be undercapitalized after making the payment. Undercapitalized depository institutions became subject to restrictions on borrowing from the Federal Reserve System, effective as of December 19, 1993. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution's holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

         Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

         Source of Strength

         According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, the cross-guaranty provisions of the Federal Deposit Insurance Act provide that if the FDIC suffers or anticipates a loss as a result of a default by a banking subsidiary or by providing assistance to a subsidiary in danger of default, then any other bank subsidiaries may be assessed for the FDIC's loss.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act

         The Interstate Banking Act provides that adequately capitalized and managed bank holding companies are permitted to acquire banks in any state. State laws prohibiting interstate banking or discriminating against out-of-state banks were preempted as of the effective date, although states were permitted to require that target banks located within the state be in existence for a period of up to five years before such bank may be subject to the Interstate Banking Act. The Interstate Banking Act establishes deposit caps that prohibit acquisitions that would result in the acquiror controlling 30% or more of the deposits of insured banks and thrifts held in the state in which the acquisition or merger is occurring or in any state in which the target maintains a branch or 10% or more of the deposits nationwide. State-level deposit caps are not preempted as long as they do not discriminate against out-of-state acquirors, and the federal deposit caps apply only to initial entry acquisitions.

         Gramm-Leach-Bliley Act

         In 1999, President Clinton signed into law legislation that allows bank holding companies to engage in a wider range of nonbanking activities, including greater authority to engage in securities and insurance activities. Under the Gramm-Leach-Bliley Act, a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is (1) financial in nature, (2) incidental to any such financial activity, or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. This legislation makes significant changes in U.S. banking law, principally by repealing certain restrictive provisions of the 1933 Glass-Steagall Act. The new law specifies activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act. The legislation does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well-capitalized, well-managed and have at least a satisfactory rating under the Community Reinvestment Act. In 2000, SouthTrust elected financial holding company status.

         The legislation also contains a number of other provisions that will affect SouthTrust's operations and the operations of all financial institutions. One of the new provisions relates to the financial privacy of consumers, authorizing federal banking regulators to adopt rules that will limit the ability of banks and other financial entities to disclose non-public information about consumers to non-affiliated entities. These limitations likely will require more disclosure to SouthTrust's customers, and in some circumstances, will require consent by the customer before information is allowed to be provided to a third party.

         At this time, SouthTrust is unable to predict the impact this legislation may have upon it or SouthTrust Bank, including its impact on its financial condition and results of operations.

         Changes in Regulations

         Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. SouthTrust cannot determine the likelihood and timing of any such proposals or legislation and the impact they might have on it and its subsidiaries.

TIDEWATER

         Tidewater is a member of the Federal Reserve System and the FDIC. The FDIC insures deposits to a maximum of $100,000 for each insured depositor. Tidewater is subject to the regulations of the Board of Governors of the Federal Reserve System and is also supervised by the Bureau of Financial Institutions of the Virginia State Corporation Commission. Both the Bureau of Financial Institutions and the Federal Reserve Bank of Richmond examine Tidewater on a regular basis. The various laws and regulations administered by the federal and state regulators affect corporate practices, such as paying dividends, incurring debt, opening branches, and entering into mergers or acquisitions, and affect business practices such as interest on loans and deposits, consumer protection, types of business conducted and location of offices. Tidewater filed an application with the Board of Governors to register its Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, which registration became effective on June 24, 1986. Tidewater is subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith must file periodic reports, proxy statements, and other documents with the Board of Governors pursuant to regulations promulgated by the Board of Governors and the Securities and Exchange Commission.


                       INFORMATION CONCERNING THE BUSINESS
                                  OF TIDEWATER


DESCRIPTION OF BUSINESS

         General

         Tidewater is a commercial bank incorporated under the laws of the Commonwealth of Virginia in January 1985. Tidewater commenced banking operations on July 8, 1985. Tidewater provides deposit and loan services to small businesses and individuals. The principal sources of revenue are interest and fees on loans and investments and charges for deposit and merchant bank card services. Tidewater does not perform any trust services.

         Tidewater operates seven full service offices in Virginia Beach, Virginia; two full service offices in Chesapeake, Virginia; and one full service office in Norfolk, Virginia.

         Competition

         Competition for banking services in Tidewater's market area is intense. Tidewater's primary competitors are other banks; however, competitors also include savings banks, credit unions, money market and mutual funds, insurance companies, consumer finance companies, and mortgage companies.

         Within the City of Virginia Beach, Tidewater competes with seven statewide or regional banks and six other community banks. As of June 30, 2000, the Federal Deposit Insurance Corporation (FDIC) reported that there were 96 banking offices in the City of Virginia Beach. Total deposits in individual, partnership, and corporation accounts were $2.7 billion. Tidewater held approximately 6.5% of the total deposits.

         In Chesapeake, Tidewater competes with seven statewide or regional banks and six community banks. As of June 30, 2000, the FDIC reported 55 banking offices in the City of Chesapeake with total deposits in individual, partnership, and corporation accounts of approximately $1.15 billion. Tidewater held approximately 2.3% of the total deposits.

         In Norfolk, Tidewater competes with seven statewide or regional banks and six community banks. As of June 30, 2000, the FDIC reported that there were 61 banking offices in the City of Norfolk with total deposits in individual, partnership, and corporation accounts of $2.4 billion for this area. Tidewater held approximately 0.50% of the total deposits.

         Employees

         Tidewater and its subsidiaries had 163 full time and 13 part time employees on June 30, 2001.


DESCRIPTION OF PROPERTY

         Tidewater's 17,200 square foot main office is located in Virginia Beach. Tidewater occupies 100% of the building. Tidewater has six other branch offices in Virginia Beach, two branch offices in Chesapeake, and one branch office in Norfolk. It also leases office space in Virginia Beach for its operations center. The main office and three other branch buildings are constructed on leased land.


LEGAL PROCEEDINGS

         Other than routine proceedings incidental to the normal business of Tidewater, Tidewater has no material pending legal proceedings.


                 TIDEWATER MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         The following commentary provides an overview and comparison of operating results, financial condition and changes in financial condition of Tidewater and its subsidiaries for the fiscal years ended December 31, 2000, 1999 and 1998 and for the six months ended June 30, 2001 and 2000. This discussion should be read in conjunction with Tidewater's consolidated financial statements, accompanying footnotes and other information presented in this material.

RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

Summary

         Net income for 2000 was $3,179,228, which represents a 21% increase from 1999 net income. Net income benefitted from a 15% increase in net interest income and a 28% increase in noninterest income. Noninterest expense increased 20% from 1999 to 2000.

         From 1998 to 1999, net income decreased 8%. During 1999, Tidewater opened three new branch offices and increased its lending and other staff to support this growth. Expenses associated with this expansion strategy were the primary cause of the decrease in earnings.

Net Interest Income

         Net interest income is Tidewater's primary source of revenue. Net interest income for 2000 was $11,971,515, which represented an increase of 15% over the $10,394,299 earned in 1999. Results in 2000 were positively impacted by increases in commercial and real estate construction loans as well as increases in rates on these and other earning assets. Tidewater's net interest margin widened from 5.28% in 1999 to 5.83%, primarily due to increases in loan yields as a result of the Federal Reserve Board's increasing the federal funds rate through the middle of 2000. During January 2001, the Federal Reserve Board lowered the federal funds rate by 100 basis points. This drop in interest rates will negatively impact interest income in 2001. Management plans, however, to offset this change by lowering rates paid on deposit accounts and increasing the volume of deposits and loans. Lower interest rates should have a favorable impact on Bank of Tidewater Mortgage Co., LLC income as more borrowers will find it advantageous to refinance their mortgages.

         Results in 1999 were positively impacted by increases in securities which were funded by deposit growth. Interest rate changes negatively impacted 1999 net interest income when compared to 1998. In the first half of 1999, Tidewater's prime lending rate was 7.75%, which was approximately 50 basis points lower than the 1998 average prime rate. By November 1999, however, the prime rate had risen to 8.50% in response to the Federal Reserve Board's increasing of the federal funds rate during this period. This interest rate increase in the latter part of 1999 positively impacted Tidewater's net interest income in the year 2000.

         An analysis of the effect of rate and volume changes on Tidewater's net interest margin and detailed average balances and net interest income components is presented in the following tables:

           EFFECT OF CHANGES IN VOLUME AND RATE ON NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                                                          2000 COMPARED TO 1999
                                                                        INCREASE (DECREASE) DUE TO
                                                               VOLUME                RATE                NET
                                                               -----------------------------------------------
Interest income:
   Loans
     Commercial                                                $   693              $  585             $1,278
     Consumer                                                      (19)                138                119
     Real estate construction                                      410                 181                591
     Installment                                                  (134)                 28               (106)
     Home equity lines                                             130                 ---                130
     Bank card and overdraft lines                                   2                  (5)                (3)
                                                               -------              ------             ------
       Total loans                                               1,082                 927              2,009
   Loans held for sale                                              36                 ---                 36
   Securities                                                       81                 134                215
   Federal funds sold                                             (246)                 50               (196)
                                                               -------              ------             ------
     Change in interest income                                     953               1,111              2,064
Interest expense:
   NOW accounts                                                     (5)                (41)               (46)
   Money market checking accounts                                   40                  (8)                32
   Money market savings accounts                                    51                  37                 88
   Savings accounts                                                  9                  (8)                 1
   Certificates of deposit
     Less than $100,000                                             45                 165                210
     $100,000 or more                                              (40)                109                 69
   Short-term borrowed funds                                        37                  96                133
                                                               -------              ------             ------
       Change in interest expense                                  137                 350                487
                                                               -------              ------             ------

     Increase in net interest income                           $   816              $  761             $1,577
                                                               =======              ======             ======


                                                                            2000 COMPARED TO 1999
                                                                         INCREASE (DECREASE) DUE TO
                                                               VOLUME                RATE                NET
                                                               -----------------------------------------------
Interest income:
   Loans
     Commercial                                                $   292              $ (279)            $   13
     Consumer                                                      (18)                (69)                87
     Real estate construction                                      116                 (58)                58
     Installment                                                   110                (172)               (62)
     Bank card and overdraft lines                                   6                  (7)                (1)
                                                               -------              ------             ------
       Total loans                                                 506                (585)               (79)
   Securities                                                    1,676                 (77)             1,599
   Federal funds sold                                             (365)                (44)              (409)
                                                               -------              ------             ------
     Change in interest income                                   1,817                (706)             1,111
Interest expense:
   NOW accounts                                                    105                (146)               (41)
   Money market checking accounts                                   21                   2                 23
   Money market savings accounts                                   119                 (63)                56
   Savings accounts                                                 32                 (47)               (15)
   Certificates of deposit
     Less than $100,000                                            273                (111)               162
     $100,000 or more                                              167                (111)                56
   Short-term borrowed funds                                        65                 (10)                55
                                                               -------              ------             ------
       Change in interest expense                                  782                (486)               296
                                                               -------              ------             ------

     Increase in net interest income                           $ 1,035              $ (220)            $  815
                                                               =======              ======             ======

             AVERAGE BALANCE SHEET AND NET INTEREST MARGIN ANALYSIS
                             (DOLLARS IN THOUSANDS)


                                                                              YEARS ENDED
                                           DECEMBER 31, 2000                DECEMBER 31, 1999             DECEMBER 31, 1998
                                           -----------------               ------------------             -----------------

                                                INTEREST   AVERAGE              INTEREST  AVERAGE             INTEREST   AVERAGE
                                     AVERAGE    INCOME/    YIELD/    AVERAGE     INCOME/   YIELD/   AVERAGE    INCOME/    YIELD/
                                     BALANCE    EXPENSE    RATE      BALANCE     EXPENSE   RATE     BALANCE    EXPENSE     RATE
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets
   Loans
     Commercial                      $ 78,702   $ 7,570     9.62%    $ 71,201    $ 6,292    8.84%   $ 67,975  $  6,278     9.24%
     Consumer                          23,253     2,159     9.28       23,466      2,040    8.69      23,675     2,127     8.98
     Real estate construction          14,900     1,569    10.53       10,729        978    9.12       9,500       920     9.68
     Installment                        9,606       968    10.08       10,970      1,074    9.79       9,910     1,136    11.46
     Home equity lines                  1,375       130     9.45          ---        ---     ---         ---       ---      ---
     Bank card and overdraft lines      1,344       172    12.80        1,327        175   13.19       1,278       176    13.77
                                     --------   -------   ------     --------    -------  ------    --------  --------    -----
     Total loans                      129,180    12,568     9.73      117,693     10,559    8.97     112,338    10,637     9.47
   Loans held for sale                    442        36     8.14          ---        ---     ---         ---       ---      ---
   Securities*                         74,534     4,415     5.92       73,155      4,156    5.68      43,724     2,557     5.85
   Federal funds sold                   1,901       123     6.47        6,181        319    5.16      13,075       729     5.58
                                     --------   -------   ------     --------    -------  ------    --------  --------    -----
     Total interest earning assets    206,057    17,142     8.32      197,029     15,034    7.63     169,137    13,923     8.23

Noninterest earning assets
   Cash and due from banks             13,456                          13,297                         11,939
   Premises and equipment               6,684                           6,126                          4,754
   Other assets                         3,512                           3,180                          2,416
   Less allowance for loan losses      (1,712)                         (1,621)                        (1,533)
                                     --------                        --------                       --------

Total Assets                         $227,997                        $218,011                       $186,713
                                     ========                        ========                       ========

                                                                               YEARS ENDED
                                                                            -----------------
                                               DECEMBER 31, 2000            DECEMBER 31, 1999                DECEMBER 31, 1998
                                               -----------------            -----------------                -----------------

                                                  INTEREST   AVERAGE              INTEREST   AVERAGE            INTEREST   AVERAGE
                                         AVERAGE   INCOME/   YIELD/     AVERAGE    INCOME/   YIELD/    AVERAGE   INCOME/    YIELD/
                                         BALANCE   EXPENSE    RATE      BALANCE    EXPENSE    RATE     BALANCE   EXPENSE     RATE
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities
   Deposits
     NOW accounts                       $ 30,319   $   420     1.39     $ 30,642      466      1.52    $ 24,816      509     2.05
     Money market checking accounts        6,250       167     2.67        4,748      135      2.84       3,982      111     2.79
     Money market savings accounts        35,003     1,093     3.12       33,362    1,005      3.01      29,622      949     3.20
     Savings accounts                     10,128       227     2.24        9,727      226      2.32       8,489      241     2.84
   Certificates of deposit
     Less than $100,000                   33,205     1,704     5.13       32,284    1,494      4.63      26,649    1,332     5.00
     $100,000 or more                     21,849     1,182     5.41       22,668    1,113      4.91      19,409    1,057     5.45
                                        --------   -------   ------     --------  -------    ------    --------   ------    -----
       Total deposits                    136,754     4,793     3.50      133,431    4,439      3.33     112,967    4,199     3.72
   Short-term borrowed funds               5,762       334     5.80        5,009      201      4.01       3,375      145     4.30
                                        --------   -------   ------     --------  -------    ------    --------   ------    -----
     Total interest bearing liabilities  142,516     5,127     3.60      138,440    4,640      3.35     116,342    4,344     3.73
                                                             ------                          ------                         -----

   Noninterest bearing liabilities
     Demand deposits                      65,684                          60,018                         51,529
     Other liabilities                     1,446                           1,500                          1,469
   Shareholders' equity                   18,351                          18,053                         17,373
                                        --------                        --------                       --------

   Total Liabilities and
     Shareholders' Equity               $227,997                        $218,011                       $186,713
                                        ========                        ========                       ========
   Net interest income                             $12,015                        $10,394                         $9,579
                                                   =======                        =======                         ======
   Net interest spread                                         4.72%                           4.28%                         4.50%
   Net interest margin                                         5.83%                           5.28%                         5.66%


Note: The effect of nonaccrual loans is not material. Interest income includes amortization of deferred loan fees and origination costs.


*Tax Equivalent Basis

Provision and Allowance for Loan Losses

         The provision for loan losses is the cost of providing an allowance for potential losses on loans. The provision for loan losses was $180,000 in 2000, 1999 and 1998. Loan losses continue to remain at historically low levels. Net charge-offs of loans were $75,918 in 2000, $60,248 in 1999, and $128,270 in
1998. The ratio of net charge-offs to average total loans was .06% in 2000, .05% in 1999, and .11% in 1998. During the past three years, consumer losses have dominated loans charged-off. For additional information concerning loan quality, refer to the discussion under the heading "Credit Quality" on page 67 of this material. The amount of provision expense and the level of the allowance is dependent on several factors, including:

         -        an analysis of potential problem loans;

         -        charge-off experience;

         -        economic conditions;

         -        volume, growth, and composition of the loan portfolio; and

         - other relevant factors which management believes may affect the quality of the portfolio.


         At December 31, 2000, the allowance for loan losses was $1,777,866 which represented 1.25% of loans. At December 31, 1999, the allowance for loan losses was $1,673,784 which represented 1.39% of loans. Commercial and consumer loans are assigned a "classification" based on credit risk. Classifications are used to allocate the allowance for these types of loans.

         Allowances for installment and bankcard/overdraft lines are based principally on historical loss rates. During periods of strong economic growth, loss rates typically are at low levels. Current loss rates are not indicative of future loss rates which are likely to increase as economic conditions contract. Management considers the allowance adequate to absorb losses inherent in the portfolio. The allocation of the allowance for loan losses is summarized in the following table.

                            ALLOWANCE FOR LOAN LOSSES

                                                   2000                    1999
                                               -----------------------------------

ROLLFORWARD OF ALLOWANCE
FOR LOAN LOSSES:
Balance at beginning of year                   $  1,673,784           $  1,554,032
Charge-offs:
     Commercial                                         ---                (14,502)
     Consumer                                       (54,920)               (32,520)
     Installment                                    (18,118)               (38,721)
     Bank card and overdraft lines                  (49,283)               (14,386)
                                               ------------           ------------
        Total loans charged-off                    (122,321)              (100,129)
Recoveries:
     Commercial                                         ---                    ---
     Consumer                                        28,259                 25,415
     Installment                                      9,508                  2,113
     Bank card and overdraft lines                    8,636                 12,353
                                               ------------           ------------
     Total recoveries                                46,403                 39,881
     Net charge-offs                                (75,918)               (60,248)
Provision for loan losses                           180,000                180,000
                                               ------------           ------------

Balance at end of year                         $  1,777,866           $  1,673,784
                                               ============           ============

Ratio of net charge-offs to:
     Average total loans                               .06%                   .05%
     Provision for loan losses                       42.18%                 33.47%
Ratio of allowance for loan losses to:
     Loans at year end                                1.25%                  1.39%
     Net charge-offs                                 23.42X                 27.78X

ALLOCATION OF ALLOWANCE
FOR LOAN LOSSES AT DECEMBER 31:
Commercial and consumer                        $    684,497           $    511,055
Installment                                          52,555                189,359
Bank card and overdraft lines                        36,384                 34,621
Unallocated                                       1,004,430                938,749
                                               ------------           ------------

Total allowances for loan losses               $  1,777,866           $  1,673,784
                                               ============           ============

Noninterest Income

         Noninterest income of $4.7 million in 2000 increased 28% over 1999 noninterest income of $3.7 million. Service charges on deposit accounts increased 21% over the prior year primarily due to increases in fees in the first quarter of 2000. Bank card fees increased 13% over the prior year due primarily to fee increases in 2000. Noninterest income also increased due to the start-up of Bank of Tidewater Mortgage Co., LLC. Fees from the mortgage company, consisting of gains on sales of loans as well as origination and other fees added $378,754 in additional noninterest income in 2000. In 2000, Tidewater also increased its charges for various services including safe deposit boxes, cashier's checks, and wire transfers.

         In 1999, noninterest income advanced 10% over 1998 noninterest income. Both merchant bank card fees and deposit account service charges increased 10% over the prior year. These increases came from new deposit accounts. The following table details noninterest income data for the previous three years.


                                                       NONINTEREST INCOME

                                                                                    $ CHANGE                  % CHANGE
                                                                           ---------------------------    -------------------
                                     YEARS ENDED DECEMBER 31,                 2000             1999         2000       1999
                          --------------------------------------------         VS.              VS.          VS.        VS.
                             2000            1999             1998            1999             1998         1999       1998
                          ---------------------------------------------------------------------------------------------------
Service charges on
   deposit accounts       $2,000,530     $ 1,658,783      $ 1,503,708      $ 1,341,747      $ 1,155,075       21%       10%
Bank card fees             1,982,909       1,754,337        1,593,001          228,572          161,336       13        10
Income from mortgage
   banking operations        378,754              --               --          378,754               --      100        --
Check reorders                64,868          68,238           70,691           (3,370)          (2,453)      (5)       (3)
Safe deposit box fees         59,338          51,257           47,507            8,081            3,750       16         8
Net securities losses             --          (2,214)          (3,335)           2,214            1,121      100       (34)
Other income                 207,644         135,777          107,263           71,867           28,514       53        27
                          ----------     -----------      -----------      -----------      -----------     ----       ---

                          $4,694,043     $ 3,666,178      $ 3,318,835      $ 1,027,865      $   347,343       28%       10%
                          ==========     ===========      ===========      ===========      ===========

Noninterest Expense

   The table set forth below provides comparisons of noninterest expense for the years 1998 through 2000. Noninterest expense in 2000 was 20%, or $1,935,437 more than 1999 noninterest expense. Salary and employee benefit expense accounted for $1,416,365, or 73%, of this increase. In mid-1999, Tidewater opened two new branches, the Pacific Avenue and General Booth offices. Year 2000 was the first full year of operation for these offices. In 2000, Tidewater opened Bank of Tidewater Mortgage Co., LLC. Salaries and employee benefits for mortgage company employees are included in the 2000 expenses. Mortgage company salaries and benefits were approximately $490,000. Excluding the mortgage company, salaries and benefits would have increased 22%. Bank card processing costs increased 15% or $219,427 due to increased volume and processing costs. Equipment and occupancy expenses increased also due to the expansion of the two new branch offices and the mortgage company start-up.

         Noninterest expense was $9.9 million in 1999, which represents an 18% increase over 1998 expense of $8.3 million. The opening of the Newtown, Pacific and General Booth branches in 1999, as well as expansion of lending and support staff caused noninterest expense to rise in 1999. Salary and employee benefit expenses rose $704,479, or 21%, over 1998. Occupancy, equipment, and marketing expenses increased over 1998 also as a result of Tidewater's expansion. Bank card processing expenses continued to rise rapidly with a $211,427, or 17%, increase over 1998 expenses. Checks charged off and other losses were $133,385, or $77,398 more than 1998.


                                                       NONINTEREST EXPENSE

                                                                                      $ CHANGE                 % CHANGE
                                                                              ---------------------------   ---------------
                                             YEARS ENDED DECEMBER 31,             2000           1999        2000      1999
                                      -------------------------------------        VS.            VS.         VS.       VS.
                                         2000         1999          1998          1999           1998        1999      1998
                                      -------------------------------------------------------------------------------------

Salaries and employee benefits        $ 5,551,938   $4,135,573   $3,431,094   $ 1,416,365    $   704,479      34%      21%
Bank card processing                    1,652,367    1,432,940    1,221,513       219,427        211,427      15       17
Occupancy                               1,107,313    1,002,512      869,643       104,801        132,869      10       15
Equipment                                 855,616      731,018      625,521       124,598        105,497      17       17
Marketing and customer relations          486,566      547,974      465,408       (61,408)        82,566     (11)      18
Stationery and supplies                   313,822      293,353      266,989        20,469         26,364       7       10
Director fees                             240,798      221,800      223,600        18,998         (1,800)      9       (1)
Postage                                   199,426      179,850      161,923        19,576         17,927      11       11
Professional services                     167,387      214,105      150,719       (46,718)        63,386     (22)      42
Federal Reserve and bank charges          144,879      133,877      107,161        11,002         26,716       8       25
Checks charged off and other losses       126,943      133,385       55,987        (6,442)        77,398      (5)     138
Telephone                                 114,829      110,802       93,941         4,027         16,861       4       18
Courier and armed car                     111,790      100,176      100,296        11,614           (120)     12        *
Bank franchise tax                         96,805       79,180       87,510        17,625         (8,330)     22      (10)
Other                                     620,081      538,578      476,624        81,503         61,954      15       13
                                      -----------   ----------   ----------   -----------    -----------     ---     ----

                                      $11,790,560   $9,855,123   $8,337,929   $ 1,935,437    $ 1,517,194      20%      18%
                                      ===========   ==========   ==========   ===========    ===========

* - Less than 1%.

Income Taxes

         Income tax expense was $1,588,420 in 2000, $1,390,178 in 1999, and
$1,516,790 in 1998. Certain items of income and expense are recognized in one year for income tax purposes and in other years for financial reporting purposes. Provisions for deferred taxes are made in recognition of these timing differences, in accordance with Statement of Financial Accounting Standards
(FAS) No. 109, "Accounting for Income Taxes." Deferred tax assets and liabilities are measured by the enacted tax rates expected to be in effect when these amounts are settled or realized. Tidewater recorded net deferred tax assets of $358,083, $868,892, and $124,161 at December 31, 2000, 1999 and 1998,
respectively. Taxable income for tax purposes exceeded income before income taxes for financial reporting purposes for the years 1998 and 1999 due primarily to temporary differences associated with loan loss reserve deductions. For year 2000, taxable income for tax purposes was less than income before income taxes for financial reporting purposes due to tax benefits from interest income earned on municipal securities.


FINANCIAL CONDITION FOR FISCAL YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

Summary

         Tidewater's primary business is the development of loan and deposit relationships with small businesses and individuals. Core deposits (defined as all deposits except certificates of deposit of $100,000 or more) are Tidewater's primary source of funds. Tidewater does not ordinarily accept brokered deposits. Average loans grew 10% from 1999 to 2000 and 5% from 1998 to 1999. Average deposits grew 5% from 1999 to 2000 and 18% from 1998 to 1999.

Federal Funds Sold

         Federal funds sold are temporary investments used for daily cash management purposes. As such, the balances vary daily. Federal funds sold were $0.61 million at December 31, 2000 and $0.2 million at December 31, 1999.

Securities

         The securities portfolio is structured to generate interest income and to provide liquidity for needs such as future loan growth. Securities are also used to meet collateral requirements. The portfolio consists primarily of U.S. agency securities, mortgage-backed securities, collateralized mortgage obligations, and municipal bonds. Securities decreased from $78.8 million at December 31, 1999 to $71.3 million at December 31, 2000. This decrease was primarily due to loan growth during 2000 and moderating deposit growth.

         At December 31, 2000, $2,505,823 in securities were classified as securities held-to-maturity. The remaining $68,828,861 was classified as available-for-sale and was recorded at estimated fair value. The table below sets forth the maturities and yields of securities as of December 31, 2000. Maturities of mortgage-backed securities are based on contractual maturity. Actual maturities of mortgage-backed securities may differ from contractual maturities because borrowers may have the right to prepay their loans.

                       MATURITIES AND YIELDS OF SECURITIES
                             (DOLLARS IN THOUSANDS)

                                                             DECEMBER 31, 2000
                                                                 ESTIMATED           TAXABLE
                                             AMORTIZED             FAIR             EQUIVALENT
MATURITY                                       COST                VALUE              YIELD
----------------------------------------------------------------------------------------------
Within one year                             $  19,777           $  19,696               5.43%
After one but within five years                46,704              46,703               6.10
After five but within ten years                 4,231               4,130               6.03
After ten years                                   858                 858               6.76
                                            ---------           ---------            -------

Total portfolio                             $  71,570           $  71,387               5.92%
                                            =========           =========            =======

Loans

         Tidewater makes loans to small businesses and individuals. It generally does not make loans outside its market area. Average loans increased from $117.7 million in 1999 to $129.6 million in 2000; year end loans increased from $120.6 million to $143.7 million. Increases in the portfolio came primarily from commercial loans, construction loans, and home equity lines of credit. On January 3, 2000, Tidewater formed a new subsidiary, Bank of Tidewater Mortgage Co., LLC. This company originates VA, FHA, and conventional first mortgage loans. Loans originated by the mortgage company are carried as loans held for sale and as of December 31, 2000 totaled $1.8 million.

Deposits

         Average deposits grew 5% from 1999 to 2000. This growth was much slower than had been experienced in the previous two years. Rising interest rates throughout late 1999 and during 2000 decreased the activity in real estate escrow accounts which lowered the growth rate in overall deposits. Additionally, during the first half of 2000, local competition for deposits was particularly intense. Numerous institutions offered promotional certificates of deposits with premium interest rates to attract deposits. Beginning in the third quarter, Tidewater offered two promotional certificates of deposit as a defensive strategy to retain deposits. With the premium rate certificates, Tidewater was able to retain and attract deposits in late 2000.

         Average deposits of $193.5 million during 1999 grew 18% over the 1998 average of $164.5 million. Deposit growth was strong during the first half of 1999.

Short-Term Borrowings

         From time to time, Tidewater borrows funds to meet its short-term liquidity needs. Tidewater's primary source of borrowings is federal funds purchased. Tidewater also has a credit facility at the Federal Home Loan Bank of Atlanta. At December 31, 2000, Tidewater had purchased $2.2 million in federal funds. At December 31, 1999, Tidewater had purchased $2 million in federal funds and had obtained advances of $3 million from the Federal Home Loan Bank of Atlanta. Securities sold under agreements to repurchase, representing customer sweep accounts, were $4.8 million at December 31, 2000, and $3.2 million at December 31, 1999.

Shareholders' Equity

         Shareholders' equity was $20.0 million at December 31, 2000, compared with $17.8 million at December 31, 1999. During 2000, capital was generated from earnings as well as from the issuance of common stock. Issuance of common stock provided $418,784 of capital during the year, primarily due to exercises of stock options, sale of stock to new advisory directors, and the funding of Tidewater's annual ESOP contribution. Tidewater declared quarterly cash dividends totaling $2.4 million or $1.00 per share in 2000. The current quarterly dividend rate is $.25 per share.

         Tidewater's common stock is quoted on the OTC Bulletin Board. Market makers are Davenport and Company LLC; Wheat First Butcher Singer; Baird, Patrick & Co., Inc.; Hill, Thompson, Magid & Co.; McKinnon and Company; and Monroe Securities, Inc. Based on sales known to Tidewater, the high and low sales prices of Tidewater's common stock during 2000 were $24.75 per share and $14.75 per share, respectively.

Liquidity

         Liquidity management involves the ability to fund loan growth or deposit withdrawals. Tidewater's primary sources of liquidity are operating earnings, federal funds sold, maturities of securities, and loan payments and maturities. Other available sources of liquidity include borrowed funds, sale of loans, and sale of securities available-for-sale. Tidewater has federal funds lines of credit with four correspondent banks. Additionally, membership in the Federal Home Loan Bank of Atlanta provides Tidewater with an additional borrowing source. Liquidity sources are sufficient to meet Tidewater's liquidity needs.

Interest Sensitivity

         Interest rate sensitivity represents the expected changes in earnings that would occur if market interest rates were to change. This sensitivity position is indicated by the difference between Tidewater's rate sensitive assets and its rate sensitive liabilities. The difference is referred to as the interest sensitivity "gap." When interest rates are rising, a positive gap is generally more advantageous, because more assets than liabilities will reprice at higher rates. This would have a favorable impact on net interest income. The opposite would be true when interest rates are declining. The purpose of interest sensitivity management is to maximize earnings while keeping risks within acceptable ranges and maintaining adequate liquidity.

         Tidewater relies primarily on variable rate loan pricing to manage its interest rate sensitivity; approximately 62% of the loan portfolio consists of floating rate loans. Tidewater reviews interest rate sensitivity by performing "shock tests" or interest rate simulation analyses. To measure the effect on net interest income, different high and low interest rate scenarios are used. Current rates are changed up to 200 basis points. Based on these analyses, under a 200 basis point increase in rates, Tidewater's projected 12-month net income under the current interest rate scenario would increase by approximately $771,000. Under a 200 basis point decrease in rates, Tidewater's projected 12-month net income under the current interest rate scenario would decrease by approximately $781,000. These projected changes fall within Tidewater's tolerable levels of interest rate sensitivity, as defined in its asset/liability management policy. Numerous assumptions are employed in these analyses, and they are therefore both qualitative and subjective. Assumptions can be inherently uncertain. Actual results will differ from projected results due to changes in market conditions, management strategies, and the timing and magnitude of interest rate changes.

         The table below summarizes Tidewater's interest sensitivity position at December 31, 2000, under a static gap approach. In the table, the repricing date represents the earliest date on which the interest rate may be changed. This may occur on or before the maturity date.

                              INTEREST SENSITIVITY
                                 (IN THOUSANDS)

                                                          INTEREST RATE REPRICING DATE
                                                          ----------------------------
                                               WITHIN           AFTER ONE     AFTER THREE       AFTER
                                                ONE            BUT WITHIN      BUT WITHIN        FIVE
                                                YEAR           THREE YEARS    FIVE YEARS (1)     YEARS          TOTAL
-----------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 2000
INTEREST EARNING ASSETS
Loans (2)                                    $  95,217            $31,853        $ 9,008        $ 5,839        $141,917
Securities                                      19,696             45,204          1,447          4,988          71,335
Federal funds sold                                 610                 --             --             --             610
                                             ---------            -------        -------        -------        --------
   Total interest earning assets               115,523             77,057         10,455         10,827         213,862
INTEREST BEARING LIABILITIES
Deposits
   Demand                                       71,298                 --             --             --          71,298
   Savings                                       9,812                 --             --             --           9,812
   Certificates of deposit
     Less than $100,000                         27,376              8,339            754             --          36,469
     $100,000 or more                           14,425(3)           9,463            930             --          24,818
                                             ---------            -------        -------        -------        --------
       Total deposits                          122,911             17,802          1,684             --         142,397
Securities sold under agreements
   to repurchase                                 4,796                 --             --             --           4,796
Federal funds purchased                          2,200                 --             --             --           2,200
                                             ---------            -------        -------        -------        --------
   Total interest bearing liabilities          129,907             17,802          1,684             --         149,393
                                             ---------            -------        -------        -------        --------

NET RATE SENSITIVE
     ASSETS (LIABILITIES)                    $ (14,384)           $59,225        $ 8,771        $10,827        $ 64,469
                                             =========            =======        =======        =======        ========

(1) Includes bank cards and credit lines with rates generally considered to be fixed but which could be changed.

(2)      Does not include net deferred loan costs and fees.

(3) Includes $2,314 due in three months or less, $2,434 due in three to six months and $9,677 due in six to twelve months.

Credit Quality

         Net charge-offs represented .06% of average loans during 2000, .05% during 1999, and .11% during 1998. Loan losses in all three years were predominately consumer loan charge-offs. Nonperforming assets, which consist of nonaccrual loans, repossessed assets, and any foreclosed real estate, were .01% of total assets at the end of 2000 and 1999, well below industry averages and Tidewater's historical averages. Tidewater held no foreclosed real estate at December 31, 2000 or 1999.

         Tidewater has a credit review system designed to identify potential problem loans and minimize losses on such loans. Loans identified as having a higher than normal risk of collectibility are maintained on a "watch list." Tidewater's credit committee reviews this list every month. In these meetings, loan quality trends are reviewed and individual loans on the watch list are discussed to identify means of reducing loss exposure. Management and the Credit Committee also analyze loan portfolio trends, including concentrations by collateral type, to determine that concentrations do not exceed acceptable limits.


                     NONPERFORMING ASSETS AND PAST DUE LOANS

                                             2000           1999          1998
                                           -------------------------------------

SUMMARY OF NONPERFORMING
ASSETS AT DECEMBER 31:
Nonaccrual loans                           $  9,163       $ 26,763       $ 5,341
Repossessed assets                            3,239          1,417        32,531
                                           --------       --------       -------
     Total nonperforming assets            $ 12,402       $ 28,180       $37,872
                                           ========       ========       =======

INCOME EFFECT ASSOCIATED WITH
     NONACCRUAL LOANS AT DECEMBER 31:
Interest income that would have been
     recorded under original terms         $    940       $  3,573       $   320
Less interest income recorded during
     the year                                  (435)        (2,685)           --
                                           --------       --------       -------
Loss of income                             $    505       $    888       $   320
                                           ========       ========       =======

Loans past due 90 days or more             $ 90,065       $ 11,111       $ 4,142


         Tidewater's securities portfolio consists primarily of investments in U.S. agency issued or guaranteed securities.

Derivatives

         Tidewater does not use derivatives or other off-balance sheet transactions such as futures contracts, forward obligations, interest rate swaps, or options.

Impact of Inflation and Changing Prices

         Most assets and liabilities of a financial institution are monetary in nature and therefore differ greatly from those of commercial and industrial companies that have significant investments in fixed assets or inventories. The most significant impact of inflation on Tidewater's operations is on noninterest expenses which tend to rise during periods of general inflation. Inflation also affects the growth rate of total assets, which could in turn affect the amount of equity capital required to support Tidewater's business.

Branching

         During 2000, Tidewater relocated its Shore Drive branch in Virginia Beach to a new location. Tidewater believes that this new location will offer greater visibility and improve the branch's ability to attract deposit and loan customers.


RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

Net Income

         Net income for the second quarter of 2001 was $774,264 compared to $762,963 in the comparable 2000 quarter. This represents an increase of $11,301 or 1%. Return on average assets for the 2001 second quarter was 1.19% compared to 1.36% for the comparable 2000 quarter.

         For the six months ended June 30, 2001, net income was $1,556,097 or 11% higher than net income of $1,397,859 for the first six months of 2000. Return on average assets for year to date 2001 was 1.25% compared to 1.27% in the comparable 2000 period.

Net Interest Income

         Since January 1, 2001, the Federal Reserve Board has lowered key interest rates on several occasions. This declining interest rate environment has narrowed Tidewater's interest margin from 5.85% in the second quarter of 2000 to 5.24% in the 2001 second quarter. However, strong growth in loans and deposits offset the reduced margin, and net interest income for the second quarter increased 1% over the prior year. For the six months ended June 30, the year over year increase was 4% as net interest income increased from $5,760,002 for the first six months of 2000 to $5,967,458 for the first six months of 2001.

         It is anticipated that the lower earning asset rates will have a negative impact on net interest income in the last six months of 2001 when compared to the prior year. An increase in earning assets and lower rates paid on deposit accounts should partially offset the negative impact on interest income.

Provision and Allowance for Loan Losses

         The provision for loan losses is the cost of providing an allowance for potential losses on loans. The provision for loan losses was $105,000 for the first six months of 2001 and $90,000 for the first six months of 2000. Tidewater's loan portfolio has increased from $127.3 million at June 30, 2000 to $157.7 million at June 30, 2001. This represents an increase of 24%. The additional provision for losses in 2001 was incurred as a result of growth in the loan portfolio and not due to any changes in the inherent risk in the portfolio or type of new loans that have been originated. The allowance for loan losses was $1.888 million, or 1.20% of loans at June 30, 2001 and $1.778 million, or 1.25% of loans at December 31, 2000. One year earlier the allowance for loan losses was $1.696 million, or 1.33% of loans. Credit quality continues to be strong in spite of slower economic activity. For information concerning loan quality, refer to "Credit Quality" on page 67.

Noninterest Income

         Noninterest income for the six months ended June 30, 2001 was $3,311,565 compared to $2,168,294 in the comparable 2000 period. This represents an increase of $1,143,271 or 53%. Bank of Tidewater Mortgage Co., LLC which commenced operations in early 2000, contributed approximately $886 thousand or 78% of the increase in noninterest income. Mortgage loan originations have increased significantly due to business development activities and favorable mortgage rates. Excluding income from Bank of Tidewater Mortgage Co., LLC, noninterest income would have increased 12% primarily due to increases in service charges and merchant bank card fees.

         Noninterest income increased $658,001 or 56% to $1,831,095 for the three months ended June 30, 2001 compared to $1,173,094 in the second quarter of 2000. Bank of Tidewater Mortgage Co., LLC contributed additional noninterest income of $536,908 over the 2000 second quarter. Of the $658,001 increase in noninterest income over the prior year second quarter, Bank of Tidewater Mortgage Co., LLC contributed 82% of the increase. It is anticipated that the mortgage company will continue in 2001 to have a favorable impact on noninterest income.

         Charges on deposit accounts increased $68,481 or 13% over the second quarter of 2000. This increase came primarily from an increase in overdraft charges and commercial account fees. Bank card fees increased $32,120 or 6% from 2000 due to increased volume. Other income increased $20,492, or 28% over the second quarter of 2000 primarily due to increases in Visa check card interchange income from additional volume.

Noninterest Expense

         Noninterest expense during the first six months of 2001 was $6,707,663 or 17% higher than noninterest expense of $5,755,180 in the first six months of 2000. The following tables contain a detail of noninterest expense.

         Salaries and employee benefits accounted for 64%, or $607,226, of the year to date 2001 increase over 2000. For the six months ended June 30, 2001, salaries and employee benefits increased 23% over the comparable 2000 period. Additional personnel and loan activity at Bank of Tidewater Mortgage Co., LLC increased base salaries and commissions. Salaries and employee benefits at Bank of Tidewater Mortgage Co., LLC increased $286,549 over the prior year. Excluding the mortgage company, salaries and benefits increased 12%.

         Occupancy and equipment expense increased approximately $188,000 during the first six months of 2001 compared to year to date 2000. Tidewater relocated its Shore Drive branch in December 2000. The lease expense at the new location is greater than the expense of the prior building. The new location had a positive effect on branch deposits as average year to date deposits at Shore Drive have increased 41% over 2000. Equipment expense increased approximately $112,000 for the six months ended June 30, 2001 compared to the comparable prior year period. During mid-2000, Tidewater implemented numerous technology projects to improve internal efficiency and customer service. Projects included a new on-line teller system, a document imaging system, e-mail, and an internet banking product. The increase in equipment expense is primarily attributable to depreciation on this new equipment and software.

         During the first six months of 2001, director fees increased $29,102 or 25% over 2000 due to an increase in fees paid to Tidewater's board of directors. Postage expense also increased 19%, or $18,809, from period to period due to volume increases and special mailings related to privacy policy disclosures.

         For the second quarter of 2001, salaries and employee benefits, and occupancy and equipment expenses, account for 79% of the increase over the second quarter of 2000. Mortgage company operations, the Shore Drive branch relocation, and technology initiatives are the primary contributors to this increase.

                               NONINTEREST EXPENSE



                                            Three Months Ended            Increase (Decrease)
                                            ------------------            -------------------
                                                 June 30,
                                                 --------
                                            2001            2000           Amount      Percent
                                         ----------      ----------      ---------     -------

Salaries and employee benefits           $1,716,440      $1,375,878      $ 340,562        25%
Bank card processing                        406,253         384,698         21,555         6%
Occupancy                                   316,916         273,500         43,416        16%
Equipment                                   267,794         209,649         58,145        28%
Marketing and customer relations            101,682          93,051          8,631         9%
Stationery and supplies                      91,188          91,526           (338)        0%
Director fees                                77,300          59,598         17,702        30%
Postage                                      64,738          50,273         14,465        29%
Professional services                        51,777          40,135         11,642        29%
Checks charged off and other losses          49,152          36,751         12,401        34%
Federal Reserve and bank charges             44,212          36,661          7,551        21%
Courier and armed car                        30,785          27,236          3,549        13%
Bank franchise tax                           29,190          23,266          5,924        25%
Other                                       281,263         264,013         17,250         7%
                                         ----------      ----------      ---------        --

                                         $3,528,690      $2,966,235      $ 562,455        19%
                                         ==========      ==========      =========



                                              Six Months Ended            Increase (Decrease)
                                              ----------------            -------------------
                                                 June 30,
                                                 --------
                                            2001            2000           Amount      Percent
                                         ----------      ----------      ---------     -------
Salaries and employee benefits           $3,301,127      $2,693,901      $ 607,226        23%
Bank card processing                        736,538         724,413         12,125         2%
Occupancy                                   625,548         549,795         75,753        14%
Equipment                                   517,012         404,979        112,033        28%
Marketing and customer relations            232,693         215,687         17,006         8%
Stationery and supplies                     181,418         161,930         19,488        12%
Director fees                               144,300         115,198         29,102        25%
Postage                                     118,754          99,945         18,809        19%
Professional services                        98,476         101,679         (3,203)       (3)%
Federal Reserve and bank charges             80,468          70,106         10,362        15%
Checks charged off and other losses          68,991          57,576         11,415        20%
Courier and armed car                        57,142          51,752          5,390        10%
Bank franchise tax                           53,941          50,272          3,669         7%
Other                                       491,255         457,947         33,308         7%
                                         ----------      ----------      ---------        --

                                         $6,707,663      $5,755,180      $ 952,483        17%
                                         ==========      ==========      =========

FINANCIAL CONDITION FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

Summary

         At June 30, 2001, Tidewater had $294.9 million in total assets, representing a 26% increase over June 30, 2000 and a 23% increase over total assets at December 31, 2000 of $239.2 million. Total deposits increased 26% from June 30, 2000 to June 30, 2001 growing from $211.1 million to $266.4 million. Since year-end 2000, total deposits increased 27% or approximately $56 million.

Federal Funds Sold

         Federal funds sold are temporary investments used for daily cash management purposes; as such, the balances vary daily. Federal funds sold were $39.1 million at June 30, 2001, up from $7.5 million one year earlier and up $38.5 million from a year-end 2000 balance of $610 thousand. This increase is attributed to significant increases in deposits during the first six months of 2001.

Securities

         The securities portfolio including available-for-sale and held-to-maturity securities decreased from $71.3 million at December 31, 2000 to $61.9 million at June 30, 2001. This decrease is due to bond maturities which were used to fund increases in Tidewater's loan portfolio, loans held for sale, and federal funds sold. The securities portfolio is comprised primarily of U.S. agency and mortgage-backed securities. Tidewater also owns collateralized mortgage obligations and municipal securities. See Note 2 of Tidewater's June 30, 2001 unaudited financial statements included with this material for detail on Tidewater securities by type.

Loans

         Loans outstanding, including loans held for sale, increased from $143.7 million at December 31, 2000 to $163.7 million, or a total of $20 million. Loan growth has been strong for the past twelve months. Since June 30, 2000, loans, including loans held for sale, have increased 28%, from $127.9 million at June 30, 2000 to $163.7 million at June 30, 2001. Commercial loans, real estate construction development loans and loans held for sale have been the primary contributors to the significant growth in the loan portfolio.

Deposits

         From December 31, 2000 to June 30, 2001, total deposits increased from $210.6 million to $266.4 million at June 30, 2001. This represents an increase of 27% or $55.8 million. This increase came primarily from growth in noninterest bearing demand deposits and certificates of deposit. With the recent drop in interest rates, real estate related deposit accounts, particularly attorney escrow accounts, have increased. Additionally, Tidewater's certificates of deposit increased in part due to the opening of several large certificates by a local municipality. Approximately $7 million of these funds are expected to be on deposit for three to four months.

         Average deposits grew 16% from the second quarter of 2000 to the second quarter of 2001. Increases have come from interest and non-interest bearing demand accounts and certificates of deposit. Deposit growth throughout most of 2000 was relatively modest. In early 2001, Tidewater began to see significant increases in deposits. This trend continued through the second quarter of 2001.


CREDIT QUALITY FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

         Tidewater continues to experience very favorable credit quality measurements. No foreclosed real estate was held at June 30, 2001 or 2000. Nonperforming assets, which consist of nonaccrual loans, repossessed assets, and foreclosed real estate, totaled $18,943 at June 30, 2001 and $27,253 at June 30, 2000.

         Loan losses remain at low levels. During the first six months of 2001, Tidewater had net recoveries of previously charged-off loans of $5,389. Net charge-offs were $67,329 for the first six months of 2000. In spite of slower economic activity, credit quality continues to be strong. If economic conditions worsen, however, credit quality could be adversely affected.


                                                  QUARTERLY SUMMARY


                                                    FIRST            SECOND            THIRD           FOURTH
2000                                               QUARTER           QUARTER           QUARTER         QUARTER
----------------------------------------------------------------------------------------------------------------
Interest income                                $   3,980,350     $   4,163,479     $   4,406,363   $   4,548,024
Interest expense                                   1,192,335         1,191,492         1,241,127       1,439,056
                                               -------------     -------------     -------------   -------------
Net interest income                                2,788,015         2,971,987         3,102,545       3,108,968

Provision for loan losses                             45,000            45,000            45,000          45,000
                                               -------------     -------------     -------------   -------------
Net credit income                                  2,743,015         2,926,987         3,057,545       3,063,968

Noninterest income                                   995,200         1,173,094         1,322,874       1,202,876

Salaries and employee benefits                     1,318,023         1,375,878         1,415,122       1,442,916
Other expenses                                     1,470,922         1,590,357         1,618,682       1,558,660
                                               -------------     -------------     -------------   -------------
Total noninterest expense                          2,788,945         2,966,235         3,033,804       3,001,576

Income before income taxes and
       minority interest                             949,270         1,133,846         1,346,615       1,265,268
Income tax expense                                   328,000           401,000           467,000         392,420

Minority interest in mortgage subsidiary              13,626            30,117            14,486          14,420
                                               -------------     -------------     -------------   -------------

Net income                                     $     634,896     $     762,963     $     894,101   $     887,268
                                               =============     =============     =============   =============

Return on average assets                                1.16%             1.36%             1.53%           1.50%

Earnings per share
       Basic                                   $         .27     $         .32     $         .37   $         .37
           Diluted                                       .26               .32               .37             .37

Stock Price
       High                                    $       24.75     $       20.00     $       19.88   $       19.17
       Low                                             17.50             16.63             16.10           14.75
       Last                                            19.50             18.25             19.50           15.00
Divided per share                                       0.25              0.25              0.25            0.25


                                                    FIRST            SECOND            THIRD           FOURTH
1999                                               QUARTER           QUARTER           QUARTER         QUARTER
----------------------------------------------------------------------------------------------------------------

Interest income                                $   3,593,406     $   3,676,210     $   3,845,043   $   3,919,125
Interest expense                                   1,155,074         1,154,685         1,144,409       1,185,317
                                               -------------     -------------     -------------   -------------
Net interest income                                2,438,332         2,521,525         2,700,634       2,733,808

Provision for loan losses                             45,000            45,000            45,000          45,000
                                               -------------     -------------     -------------   -------------
Net credit income                                  2,393,332         2,476,525         2,655,634       2,688,808

Noninterest income                                   817,358           909,619         1,032,897         906,304

Salaries and employee benefits                       934,769         1,000,820         1,105,590       1,094,394
Other expenses                                     1,282,806         1,452,233         1,518,392       1,466,119
                                               -------------     -------------     -------------   -------------
Total noninterest expense                          2,217,575         2,453,053         2,623,982       2,560,513

Income before income taxes                           993,115           933,091         1,064,549       1,034,599
Income tax expense                                   342,000           325,000           371,000         352,178
                                               -------------     -------------     -------------   -------------

Net income                                     $     651,115     $     608,091     $     693,549   $     682,421
                                               =============     =============     =============   =============

Return on average assets                                1.27%             1.12%             1.23%           1.22%

Earnings per share
       Basic                                   $         .27     $         .26     $         .29   $         .29
           Diluted                                       .27               .26               .29             .28

Stock Price
       High                                    $       25.50     $       27.50     $       30.00   $       30.00
       Low                                             23.00             23.00             25.50           24.25
       Last                                            25.50             26.00             30.00           24.25
Divided per share                                       0.25              0.25              0.25            0.25

                       WHERE YOU CAN FIND MORE INFORMATION

       You may obtain more information about SouthTrust from its web site at http://www.southtrust.com. In addition, you can also obtain more information about SouthTrust by reviewing the information that it is required by the Securities Exchange Act of 1934 to file with the SEC. The information that SouthTrust is required to file includes, among other things, information about its business, operations and financial condition, executive compensation and other information about its management. You may read and copy this information at the following locations of the SEC:


       Public Reference Section
       Room 1024
       450 Fifth Street, N. W.
       Washington D.C. 20549

       233 Broadway
       New York, New York 10048

       Citicorp Center
       Suite 1400
       500 West Madison Street
       Chicago, Illinois 60601-2511


You may also obtain by mail copies of any document filed with the SEC by SouthTrust from the Public Reference Section of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.


The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including SouthTrust, who file information electronically with the SEC. The web site address is http://www.sec.gov.

       You may also inspect reports, proxy statements and other information that SouthTrust has filed with the SEC from the National Association of Securities Dealers, Inc., 1735 K Street, Washington D.C. 20096.

       SouthTrust "incorporates by reference" into this material the information it files with the SEC, which means that SouthTrust can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this material. Some information contained in this material updates the information incorporated by reference, and information that SouthTrust files subsequently with the SEC will automatically update this material. In other words, in the case of a conflict or inconsistency between information set forth in this material and information incorporated by reference into this material, you should rely on the information contained in the document that was filed later. SouthTrust incorporates by reference the documents listed below and any filings it makes with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this material and up to and including the final adjournment of the meeting at which Tidewater shareholders consider and vote on the merger:

         -        Annual Report on Form 10-K for the year ended December 31,
                  2000;

         - Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

         -        Proxy Statement on Schedule 14A, filed on March 9, 2001;

         - The description of SouthTrust common stock set forth in the Amendment No. 1 to the Registration Statement on Form S-3, Registration Number 333-32922, filed on August 1, 2000; and

         - The description of the SouthTrust Rights Agreement set forth in the Registration Statement on Form 8-A/A, as amended, filed on September 29, 2000.



   You can request copies of the documents incorporated by reference in this material by requesting them in writing or by telephone from:

                            Mr. Alton E. Yother
                    Secretary, Treasurer and Controller
                          SouthTrust Corporation
                     420 North 20th Street, 34th Floor
                         Birmingham, Alabama 35203
                     Telephone Number: (205) 254-5000

         Copies of exhibits to the documents incorporated by reference will not be provided to you unless the exhibits themselves are specifically incorporated into the documents incorporated by reference.

         You should rely only on the information contained in this material or contained in the documents that are incorporated by reference into this document. SouthTrust has not authorized anyone to provide you with any information that differs from, or adds to, the information in this document. Therefore, if anyone does give you different or additional information, you should not rely on it. The information contained in this document is correct as of the date of this document. It may not continue to be correct after this date. We have supplied all of the information about Tidewater contained in this material and SouthTrust supplied all of the information contained in this material about SouthTrust and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.


                            OTHER EXPERTS AND COUNSEL

         The SouthTrust Corporation consolidated financial statements and schedules incorporated by reference in this material and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The consolidated financial statements of Bank of Tidewater and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 have been included in this material in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         Bradley Arant Rose & White LLP, a law firm located in Birmingham, Alabama and counsel for SouthTrust, will give an opinion as to the legality of the shares of SouthTrust common stock to be issued in connection with the merger and will give an opinion on the federal income tax consequences involved in the merger. As of October 5, 2001, the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately 3,590,000 shares of SouthTrust common stock.


                       SUBMISSION OF SHAREHOLDER PROPOSALS
                                AND OTHER MATTERS

         Your board of directors does not know of any matters to be presented for consideration at the special meeting other than those matters that are described in this material and in the accompanying Notice of Special Meeting. If other matters properly come before the special meeting for consideration, it is the intention of the persons named in the accompanying proxy to vote the shares of Tidewater common stock in accordance with their best judgment with respect to such other matters.

                                BANK OF TIDEWATER

                          AUDITED FINANCIAL STATEMENTS

                 For the years ended December 31, 2000 and 1999

CONTENTS

                                                                                                                  Page
                                                                                                                  ----

Report of Independent Auditors..........................................................................................F-3

Audited Financial Statements............................................................................................F-4

         Consolidated Balance Sheets as of December 31, 2000 and 1999...................................................F-4

         Consolidated Statements of Income for the Years Ended December 31, 2000, 1999 and 1998.........................F-5

         Consolidated Statements of Changes in Shareholders' Equity for the Years Ended
                  December 31, 2000, 1999 and 1998......................................................................F-6

         Consolidated Statements of Cash Flows for the Years Ended December 31, 2000, 1999 and 1998.....................F-7

Notes to Financial Statements.................................................................................F-8 thru F-18

Interim Unaudited Financial Statements

         Consolidated Balance Sheets (unaudited) as of June 30, 2001 and 2000..........................................F-19

         Consolidated Statements of Income (unaudited) for the Six Months Ended June 30, 2001 and 2000.................F-20

         Consolidated Statements of Income (unaudited) for the Three Months
                  Ended June 30, 2001 and 2000.........................................................................F-21

         Consolidated Statements of Changes in Shareholders' Equity (unaudited) for the Six Months Ended
                  June 30, 2001 and 2000...............................................................................F-22

         Consolidated Statements of Cash Flows (unaudited) for the Six Months
                  Ended June 30, 2001 and 2000.........................................................................F-23

Notes to Financial Statements (unaudited)....................................................................F-24 thru F-26

[KPMG LETTERHEAD]

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Bank of Tidewater and Subsidiary

We have audited the accompanying consolidated balance sheets of Bank of Tidewater and subsidiaries (the Bank) as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United State of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank of Tidewater and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                             /s/ KPMG LLP

Richmond, Virginia
January 19, 2001

                           CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,
                                                                    2000                  1999
                                                               --------------        --------------

ASSETS
Cash and due from banks (Note 2)                               $   15,235,484        $   13,545,211
Federal funds sold                                                    610,272               232,230
Securities available-for-sale (Note 3)                             68,828,861            78,798,019
Securities held-to-maturity (Note 3)                                2,505,823                    --
Loans held for sale                                                 1,847,065                    --
Loans (Note 4)                                                    141,895,172           120,603,429
     Allowance for loan losses (Note 5)                            (1,777,866)           (1,673,784)
                                                               --------------        --------------
Net loans                                                         140,117,306           118,929,645
Premises and equipment (Note 6)                                     7,049,767             6,429,191
Interest receivable                                                 1,600,092             1,432,543
Other assets                                                        1,442,115             1,518,003
                                                               --------------        --------------

     Total assets                                              $  239,236,785        $  220,884,842
                                                               ==============        ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Noninterest bearing demand                                $   68,213,491        $   57,368,696
     Interest bearing
         Demand                                                    71,298,147            69,527,726
         Savings                                                    9,812,490            10,044,653
         Certificates of deposit
         Less than $100,000                                        36,469,178            33,065,298
         $100,000 or more                                          24,817,686            23,585,608
                                                               --------------        --------------
     Total deposits                                               210,610,992           193,591,981
Securities sold under agreements to repurchase                      4,796,275             3,162,960
Federal funds purchased                                             2,200,000             2,000,000
Advances from the Federal Home Loan Bank                                   --             3,000,000
Interest payable                                                      527,400               411,762
Other liabilities (Note 12)                                         1,097,721               899,001
                                                               --------------        --------------
     Total liabilities                                            219,232,388           203,065,704

Shareholders' equity (Note 7)
     Common stock, $5 par value:  authorized shares -
         10,000,000; issued and outstanding shares -
         2,406,138 in 2000 and 2,377,991 in 1999                   12,030,690            11,889,955
     Additional paid-in capital                                     3,129,762             2,850,921
     Retained earnings (Note 8)                                     4,999,112             4,218,043
     Accumulated other comprehensive loss (Note 3)                   (155,167)           (1,139,781)
                                                               --------------        --------------
              Total shareholders' equity                           20,004,397            17,819,138

Commitments and contingencies (Notes 6 and 10)

Total liabilities and shareholders' equity                     $  239,236,785        $  220,884,842
                                                               ==============        ==============

See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                            YEARS ENDED DECEMBER 31,
                                                                  2000                1999                1998
                                                              ------------        ------------        ------------

INTEREST INCOME
Loans, including fees                                         $ 12,603,102        $ 10,558,918        $ 10,636,968
Securities available-for-sale                                    4,372,426           4,156,049           2,555,531
Federal funds sold                                                 122,689             318,817             730,031
                                                              ------------        ------------        ------------
     Total interest income                                      17,098,217          15,033,784          13,922,530

INTEREST EXPENSE
Demand deposits                                                  1,680,389           1,605,949           1,569,443
Savings deposits                                                   227,200             226,079             240,676
Certificates of deposit
     Less than $100,000                                          1,702,715           1,493,764           1,331,183
     $100,000 or more                                            1,182,119           1,112,869           1,056,862
                                                              ------------        ------------        ------------
     Total interest expense on deposits                          4,792,423           4,438,661           4,198,164
Short-term borrowed funds                                          334,279             200,824             145,094
                                                              ------------        ------------        ------------

     Total interest expense                                      5,126,702           4,639,485           4,343,258

NET INTEREST INCOME                                             11,971,515          10,394,299           9,579,272
Provision for loan losses (Note 5)                                 180,000             180,000             180,000
                                                              ------------        ------------        ------------
Net credit income                                               11,791,515          10,214,299           9,399,272

NONINTEREST INCOME
Service charges on deposit accounts                              2,000,530           1,658,783           1,503,708
Bank card fees                                                   1,982,909           1,754,337           1,593,001
Net securities losses (Note 3)                                          --              (2,214)             (3,335)
Income from mortgage banking activities (Note 1 and 12)            378,754                  --                  --
Other                                                              331,850             255,272             225,461
                                                              ------------        ------------        ------------
     Total noninterest income                                    4,694,043           3,666,178           3,318,835

NONINTEREST EXPENSE
Salaries and employee benefits                                   5,551,938           4,135,573           3,431,094
Occupancy                                                        1,107,313           1,002,512             869,643
Equipment                                                          855,616             731,018             625,521
Other (Note 11)                                                  4,275,693           3,986,020           3,411,671
                                                              ------------        ------------        ------------
     Total noninterest expense                                  11,790,560           9,855,123           8,337,929

Income before income taxes and minority interest                 4,694,998           4,025,354           4,380,178
Income tax expense (Note 9)                                      1,588,420           1,390,178           1,516,790
                                                              ------------        ------------        ------------

Income before minority interest                                  3,106,578           2,635,176           2,863,388

Minority interest in loss of
     mortgage subsidiary (Note 12)                                  72,650                  --                  --
                                                              ------------        ------------        ------------

NET INCOME                                                    $  3,179,228        $  2,635,176        $  2,863,388
                                                              ============        ============        ============

EARNINGS PER SHARE (Note 1)
Basic                                                         $       1.33        $       1.11        $       1.23
Diluted                                                               1.32                1.10                1.22

See accompanying notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                 ACCUMULATED
                                                                 ADDITIONAL                        OTHER
                                         COMMON STOCK             PAID-IN         RETAINED      COMPREHENSIVE
                                    SHARES         AMOUNT         CAPITAL         EARNINGS      INCOME (LOSS)      TOTAL
                                   ---------    ------------    ------------    ------------    -------------   ------------

Balance at
   December 31, 1997               1,809,148    $  9,045,740    $  4,079,447    $  3,178,515    $     66,638    $ 16,370,340

Comprehensive income
   Net income                             --              --              --       2,863,388              --       2,863,388
   Change in net unrealized
      gain on securities
      available-for-sale                  --              --              --              --         197,883         197,883
                                   ---------    ------------    ------------    ------------    ------------    ------------

Comprehensive income                                                                                               3,061,271
Common stock issued                   64,432         322,160         501,102              --              --         823,262
Stock split (5:4) in the
   form of a dividend                465,360       2,326,800      (2,335,679)             --              --          (8,879)
Tax benefit of stock
   option exercises                       --              --         149,638              --              --         149,638
Cash dividends declared
   ($0.90 per share)                      --              --              --      (2,093,529)             --      (2,093,529)
                                   ---------    ------------    ------------    ------------    ------------    ------------

Balance at
   December 31, 1998               2,338,940    $ 11,694,700    $  2,394,508    $  3,948,374    $    264,521    $ 18,302,103

Comprehensive income
   Net income                             --              --              --       2,635,176              --       2,635,176
   Change in net unrealized
      gain (loss) on securities
      available-for-sale                  --              --              --              --      (1,404,302)     (1,404,302)
                                   ---------    ------------    ------------    ------------    ------------    ------------

Comprehensive income                                                                                               1,230,874
Common stock issued                   39,051         195,255         427,663              --              --         622,918
Tax benefit of
   stock option exercises                 --              --          28,750              --              --          28,750
Cash dividends declared
   ($1.00 per share)                      --              --              --      (2,365,507)             --      (2,365,507)
                                   ---------    ------------    ------------    ------------    ------------    ------------

Balance at
   December 31, 1999               2,377,991    $ 11,889,955    $  2,850,921    $  4,218,043    $ (1,139,781)   $ 17,819,138

Comprehensive income
   Net income                             --              --              --       3,179,228              --       3,179,228
   Change in net unrealized
      loss on securities
      available-for-sale                  --              --              --              --         984,614         984,614
                                   ---------    ------------    ------------    ------------    ------------    ------------

Comprehensive income                                                                                               4,163,842
Common stock issued                   28,147         140,735         278,049              --              --         418,784
Tax benefit of
   stock option exercises                 --              --             792              --              --             792
Cash dividends declared
   ($1.00 per share)                      --              --              --      (2,398,159)             --      (2,398,159)
                                   ---------    ------------    ------------    ------------    ------------    ------------

Balance at
   December 31, 2000               2,406,138    $ 12,030,690    $  3,129,762    $  4,999,112    $   (155,167)   $ 20,004,397
                                   =========    ============    ============    ============    ============    ============

See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEARS ENDED DECEMBER 31,
                                                                2000            1999            1998
                                                            ------------    ------------    ------------

OPERATING ACTIVITIES:
Net income                                                  $  3,179,228    $  2,635,176    $  2,863,388
Adjustments to reconcile net income to net
cash provided by operating activities:
      Depreciation and amortization                              703,225         627,392         537,162
      Provision for loan losses                                  180,000         180,000         180,000
      Net securities losses                                           --           2,214           3,335
      Net amortization of premiums (accretion
        of discounts) on securities                              (46,459)         78,158          13,859
      Loss attributable to minority interest                     (72,650)             --              --
      Gain on sale of equipment                                       --           1,938              --
      Changes in assets and liabilities:
        Increase in loans held for sale                       (1,847,065)             --              --
        Interest receivable                                     (167,549)         (7,791)       (410,585)
        Other assets                                            (430,997)        139,562        (206,774)
        Interest payable                                         115,638          14,878          82,104
        Other liabilities                                         19,370          (7,655)         58,511
                                                            ------------    ------------    ------------
Net cash provided by operating activities                      1,632,741       3,663,872       3,121,000

INVESTING ACTIVITIES:
Proceeds from maturities  of securities                       12,257,438      24,366,048      13,411,863
Purchases of securities                                       (3,255,303)    (34,292,622)    (54,272,692)
Proceeds from sale of minority interest
      in mortgage company                                        252,000              --              --
Net (increase) decrease in federal funds sold                   (378,042)      7,077,390         530,380
Net increase in loans                                        (21,367,711)     (6,193,441)     (2,961,707)
Purchases of premises and equipment                           (1,323,801)     (1,330,091)     (1,459,071)
                                                            ------------    ------------    ------------
Net cash used in investing activities                        (13,815,419)    (10,372,716)    (44,751,227)

FINANCING ACTIVITIES:
Net increase in certificates of deposit                        4,635,958       4,210,399      14,335,504
Net increase in other deposits                                12,383,053       2,310,043      29,133,740
Net increase (decrease) in federal funds purchased
      and securities sold under agreements to repurchase       1,833,315      (1,571,528)      3,937,028
Net increase (decrease) in advances from
      Federal Home Loan Bank                                  (3,000,000)      3,000,000              --
Issuance of common stock                                         418,784         622,918         823,262
Cash dividends paid                                           (2,398,159)     (2,365,507)     (2,093,529)
                                                            ------------    ------------    ------------
Net cash provided by financing activities                     13,872,951       6,206,325      46,136,005

Increase (decrease) in cash and due from banks                 1,690,273        (502,519)      4,505,778
Cash and due from banks at beginning of year                  13,545,211      14,047,730       9,541,952
                                                            ------------    ------------    ------------
CASH AND DUE FROM BANKS AT END OF YEAR                      $ 15,235,484    $ 13,545,211    $ 14,047,730
                                                            ============    ============    ============

The Bank paid interest of $5,011,064, $4,624,607, and $4,261,154 on deposits and other borrowings during 2000, 1999, and 1998, respectively.

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Accounting Policies

The accounting and reporting policies of Bank of Tidewater (the "Bank") follow generally accepted accounting principles and practices within the financial services industry. The accompanying consolidated financial statements include the accounts of the Bank and its subsidiaries: Bank of Tidewater Mortgage Co., LLC, a majority-owned subsidiary, and Bank of Tidewater Service Corporation, a wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated. The following is a summary of the Bank's more significant accounting policies.

FEDERAL FUNDS SOLD

Federal funds sold are carried at cost.

SECURITIES

Management determines the appropriate classification of debt securities at the time of purchase. Securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and are stated at amortized cost. Debt securities classified as securities available-for-sale are stated at estimated fair value, with unrealized gains and losses, net of taxes excluded from earnings and reported as a net amount in accumulated other comprehensive income or loss. Realized gains and losses on sales of securities are computed using the specific identification method.

LOANS HELD FOR SALE

Loans held for sale consist of mortgage loans originated by Bank of Tidewater Mortgage Co., LLC , which are carried at lower of cost (net of discounts) or market. Market is determined by investor commitment prices.

LOANS

Loans are stated at the principal amount outstanding. Interest on loans is accrued and recorded as income based upon the principal amount outstanding. Fees collected and costs incurred in connection with loan origination are deferred and recognized over the term of the loan as an adjustment to the loan's yield.

It is management's normal practice to cease accruing interest on loans when payments are 90 days delinquent. However, management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest, and the loan is in the process of collection.

Impaired loans are accounted for under FAS No. 114, "Accounting by Creditors for Impairment of a Loan." FAS No. 114 was further amended by FAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under these standards, the allowance for loan losses related to loans that are identified for evaluation in accordance with FAS No. 114 and FAS No. 118 is based on discounted cash flows using the loan's initial effective interest rate or the estimated fair value of the collateral for collateral dependent loans. Interest on impaired loans is accrued and recorded as income based upon the principal amount outstanding, except for nonaccrual loans considered to be impaired, for which interest is not accrued.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of past loan loss experience, an analysis of potential problem loans, current economic conditions, volume and composition of the loan portfolio, and other relevant factors. The allowance is subjective and may be adjusted in the future depending on these factors. The allowance is increased by provisions for loan losses charged against earnings and reduced by net charge-offs of loans.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. Premises and equipment are depreciated over the estimated useful lives of the assets, except for leasehold improvements which are amortized over the terms of the respective leases or the estimated useful life of the improvement, whichever is shorter. Estimated lives of premises and equipment are: buildings - 40 years, fixtures and equipment - 3 to 8 years, and software - 3 to 5 years.

INCOME TAXES

The Bank uses the asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and income tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income.

PER SHARE DATA

The following is a reconciliation of the denominators of the basic and diluted EPS computations.

                                                                   NUMBER OF SHARES
                                                                  FOR THE YEARS ENDED
                                                                      DECEMBER 31,
                                                            2000         1999         1998
                                                          ---------    ---------    ---------

         Basic EPS                                        2,398,711    2,366,577    2,326,731

         Effect of dilutive securities - stock options        4,567       20,131       23,414
                                                          ---------    ---------    ---------

         Diluted EPS                                      2,403,338    2,386,708    2,350,145
                                                          =========    =========    =========

COMPREHENSIVE INCOME

FAS No. 130 "Reporting Comprehensive Income" requires the disclosure of an amount that represents total comprehensive income, and the components of comprehensive income in a consolidated financial statement. Balances and components of the Bank's comprehensive income for the years ended December 31, 2000, 1999 and 1998 are disclosed within the Consolidated Statements of Changes in Shareholders' Equity. Generally, comprehensive income includes net income along with other transactions not typically recorded as a component of net income, including changes in unrealized gains and losses on securities available-for-sale.

The reclassification entries for the years ended December 31, 2000, 1999, and 1998 are as follows:

                                                       2000         1999           1998
                                                     --------    -----------     --------

Net unrealized holding gains (losses)
   during the year, net of income taxes of
   $507,225, $724,181, and $100,806, respectively    $984,614    $(1,405,763)    $195,682

Less: reclassification adjustment for net
   losses included in net income,
   net of income taxes of $0, $753, and
   $1,134, respectively                                    --          1,461        2,201
                                                     --------    -----------     --------

Net unrealized gains (losses) on investment
   securities, net of income taxes                   $984,614    $(1,404,302)    $197,883
                                                     ========    ===========     ========

USE OF ESTIMATES

Management of the Bank has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

INCOME FROM MORTGAGE BANKING OPERATIONS

Income from mortgage banking operations includes origination fees recorded at the time the mortgage loan is closed and fees received from investors, which are recorded at the time the loan is sold.

RECLASSIFICATION

Certain 1999 and 1998 amounts have been reclassified to conform with 2000 presentation.

NOTE 2 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain average reserve balances in cash or on deposit with the Federal Reserve Bank. Required reserves were $6,778,000 at December 31, 2000 and $5,771,000 at December 31, 1999.

NOTE 3 - SECURITIES

At December 31, 2000 the securities portfolio was comprised of securities classified as held-to-maturity and available-for-sale. As of December 31, 1999, all securities were classified as available-for-sale and were recorded at estimated fair value. As of December 31, 2000, the available-for-sale securities portfolio had a net unrealized loss of $235,101 which was included in shareholders' equity at $155,167 on an after-tax basis. As of December 31, 1999, the securities portfolio had a net unrealized loss of $1,726,940 which was included in shareholders' equity at $1,139,781 on an after-tax basis.

Securities available-for-sale at December 31, 2000 consisted of the following:

                                                        GROSS        GROSS       ESTIMATED
                                        AMORTIZED     UNREALIZED   UNREALIZED       FAIR
                                           COST         GAINS       LOSSES         VALUE
                                       ------------    --------    ---------    ------------

U.S. agency securities                 $ 50,549,646      97,218    $ 233,956    $ 50,412,908
Mortgage-backed securities               10,771,647      10,440      177,740      10,604,347
Collateralized Mortgage Obligations       4,663,775      62,335           --      (4,726,110)
Municipal securities                      2,220,994       9,504        2,902       2,227,596
Federal Home Loan Bank stock                454,200          --           --         454,200
Federal Reserve Bank stock                  403,700          --           --         403,700
                                       ------------    --------    ---------    ------------
                                       $ 69,063,962    $179,497    $ 414,598    $ 68,828,861
                                       ============    ========    =========    ============

Securities held-to-maturity at December 31, 2000 consisted of the following:

                                         GROSS        GROSS      ESTIMATED
                          AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                             COST        GAINS        LOSSES       VALUE
                          ----------  ----------    ----------   ----------

U.S. agency securities    $2,505,823    $52,002       $  --      $2,557,825
                          ==========    =======       =====      ==========

Securities available-for-sale at December 31, 1999 consisted of the following:

                                                        GROSS         GROSS         ESTIMATED
                                        AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                          COST          GAINS         LOSSES          VALUE
                                       -----------    ----------    -----------    -----------

U.S. agency securities                 $60,026,751      $    --     $ 1,075,525    $58,951,226
Mortgage-backed securities              13,270,369        4,807         615,405     12,659,771
Collateralized Mortgage Obligations      4,661,558           --          33,038      4,628,520
Municipal securities                     1,484,481           24           7,803      1,476,702
Federal Home Loan Bank stock               641,300           --              --        641,300
Federal Reserve Bank stock                 440,500           --              --        440,500
                                       -----------      -------     -----------    -----------
                                       $80,524,959      $ 4,831     $ 1,731,771    $78,798,019
                                       ===========      =======     ===========    ===========

The amortized cost and estimated fair values of securities at December 31, 2000 by maturity are summarized as follows:

                                             AVAILABLE-FOR-SALE            HELD-TO-MATURITY

                                                         ESTIMATED                   ESTIMATED
                                          AMORTIZED        FAIR        AMORTIZED        FAIR
                                            COST           VALUE          COST         VALUE
                                         -----------    -----------    ----------    ----------

Due in one year or less                  $19,777,261    $19,696,175    $       --    $       --
Due after one year through five years     44,197,976     44,144,677     2,505,823     2,557,825
Due after five through ten years           4,230,825      4,130,109            --            --
Due after ten years(1)                       857,900        857,900            --            --
                                         -----------    -----------    ----------    ----------
                                         $69,063,962    $68,828,861    $2,505,823    $2,557,825
                                         ===========    ===========    ==========    ==========

(1)      Includes Federal Home Loan Bank stock and Federal Reserve Bank stock.

During 2000 there were no gross gains or losses on the securities portfolio. In 1999, gross losses which resulted from prepayments of mortgage-backed securities were $2,214, and there were no gross gains. In 1998, gross losses were $3,669 and gross gains were $334.

At December 31, 2000, securities of $974,975 were pledged to secure public deposits and for other purposes required by law. Additionally, securities with a carrying value of $4,796,275 were pledged to secure repurchase transactions in connection with customer sweep accounts.

NOTE 4 - LOANS

Major classifications of loans at December 31 were:

                                                       2000            1999
                                                   ------------    ------------

Commercial:
     Secured by 1-4 family residential property    $ 11,752,129    $ 11,060,510
     Secured by nonresidential property              47,281,951      40,475,010
     Other                                           27,705,446      22,871,902
                                                   ------------    ------------
                                                     86,739,526      74,407,422
Consumer:
     Secured by 1-4 family residential property      16,036,208      11,145,889
     Secured by nonresidential property               1,602,140       1,937,325
     Other                                           10,265,199       8,247,611
                                                   ------------    ------------
                                                     27,903,547      21,330,825

Real estate construction                             17,726,450      12,537,513
Installment                                           7,943,751      10,753,980
Bank card and overdraft lines                         1,581,898       1,573,689
                                                   ------------    ------------
                                                   $141,895,172    $120,603,429
                                                   ============    ============

Nonaccrual loans were $9,163, $26,763, and $5,341 at December 31, 2000, 1999 and 1998, respectively. The amount of additional interest income that would have been recorded had these loans not been placed on nonaccrual status was $505 in 2000, $888 in 1999, and $320 in 1998.

At December 31, 2000, the Bank's recorded investment in impaired loans as defined by FAS No. 114 was $172,436 and the related allowance for loan losses was $42,371. At December 31, 1999, the Bank's recorded investment in impaired loans and the related allowance for loan losses was $166,102. The average recorded investment in impaired loans for 2000, 1999, and 1998 was $245,231, $282,477 and $52,166, respectively. During 2000 and 1999, interest income of $25,782 and $26,056, respectively, was recognized for impaired loans, and during both years, cash receipts were applied first to interest and then to principal. During 1998, interest income was not recognized for impaired loans.

Loans to the Bank's executive officers and directors and their associates are made on substantially the same terms, including interest rate and collateral, as those prevailing for comparable transactions with other Bank customers. The loans to these parties do not involve more than normal risk of collectibility. A summary of activity for 2000 for related party loans follows:

                                 EXECUTIVE
                                OFFICERS AND       FAMILY
                                 DIRECTORS        MEMBERS          TOTAL
                                ------------    ------------    ------------

Balance at January 1, 2000      $  3,650,593    $  1,466,055    $  5,116,648
Loans granted                      2,041,147          46,116       2,087,263
Repayments                        (2,200,378)       (353,602)     (2,553,980)
                                ------------    ------------    ------------
Balance at December 31, 2000    $  3,491,362    $  1,158,569    $  4,649,931
                                ============    ============    ============

Loans to executive officers and directors include loans to those individuals, their spouses, and businesses owned by them or their spouses. Loans to family members of executive officers and directors include loans to their parents, siblings, children, in-laws, and businesses owned by family members. At December 31, 2000 there were no loans to related parties that were past due or nonperforming.

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

Transactions affecting the allowance for loan losses were as follows:

                                             YEARS ENDED DECEMBER 31,
                                       2000           1999           1998
                                    -----------    -----------    -----------

Balance at beginning of year        $ 1,673,784    $ 1,554,032    $ 1,502,302
       Provision for loan losses        180,000        180,000        180,000
       Charge-offs                     (122,321)      (100,129)      (154,235)
       Recoveries                        46,403         39,881         25,965
                                    -----------    -----------    -----------
       Net charge-offs                  (75,918)       (60,248)      (128,270)
                                    -----------    -----------    -----------

Balance at end of year              $ 1,777,866    $ 1,673,784    $ 1,554,032
                                    ===========    ===========    ===========

NOTE 6 - PREMISES, EQUIPMENT AND LEASES

Premises and equipment are summarized as follows:

                                                             DECEMBER 31,
                                                        2000              1999
                                                    ------------      ------------

Land                                                $  1,269,797      $  1,269,797
Buildings and improvements                             3,549,401         3,432,200
Buildings under capital leases                         1,363,188         1,363,188
Equipment, furniture, and fixtures                     4,507,188         4,135,282
Computer software                                        993,888           684,931
                                                    ------------      ------------
                                                      11,683,462        10,885,398
Less accumulated depreciation and amortization        (4,633,695)       (4,456,207)
                                                    ------------      ------------

                                                    $  6,429,191      $  7,049,767
                                                    ============      ============

The Bank has entered into sale leaseback transactions related to buildings in which its main office and one of its branches are located. In connection with the sale leaseback transaction for the main office, the Bank granted the lessors a loan to purchase the related interests in the building. The Bank's lease payments are based upon the loan repayments. Accordingly, the loan and lease obligations are offset and do not appear in the financial statements. These and other leases expire variously to August 31, 2019 and contain various renewal options. The Bank is required to pay customary expenditures for taxes, insurance and maintenance for certain of its leases. Rent expense for all locations was $573,998, $499,036 and $446,169 during 2000, 1999, and 1998, respectively.

Future minimum lease payments, by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more were as follows at December 31, 2000:

                  2001                $   619,329
                  2002                    512,916
                  2003                    523,281
                  2004                    533,268
                  2005                    395,469
                  Thereafter            2,450,373
                                      -----------
                                      $ 5,034,636
                                      ===========

NOTE 7 -  STOCK OPTION PLANS AND EMPLOYEE BENEFIT PLANS

STOCK OPTION PLANS

At December 31, 2000, the Bank had options outstanding under two stock option plans - the 1993 Long-Term Director Incentive Plan ("LTDIP") and the Bank of Tidewater 1999 Stock Incentive Plan ("SIP"). At December 31, 1999, the Bank had options outstanding under two stock option plans - LTDIP and the Employee Incentive Stock Option Plan ("ISOP").

The LTDIP provides for the granting of options allowing nonemployee directors and advisory directors to purchase a specified number of shares of the Bank's common stock at a minimum price of the fair value at the grant date. Each director who attends three-fourths of the meetings of the Board and three-fourths of the meetings of Board committees on which such director serves shall be granted annually, options to purchase 1,465 shares of the Bank's common stock. For advisory directors, options granted are determined by the Compensation Committee of the Board of Directors. The options, when granted, have a maximum term of ten years. The aggregate number of shares of the Bank's common stock for which options may be granted under the LTDIP is 192,188 for directors and 84,063 for advisory directors. As of December 31, 2000, there were 61,344 options outstanding under the LTDIP.

The SIP was established to promote the interest of the Bank and its shareholders by enabling the Bank to recruit, reward, and retain valued employees. The Compensation Committee of the Board of Directors of the Bank is responsible for administration and interpretation of the SIP which allows for the granting of stock options or direct stock awards. The number of shares subject to option or award under the plan may not exceed 100,000. Any option grant under the plan expires ten years after its date of grant. If stock options are awarded, the exercise price of the option is to be determined by the Compensation Committee, but in no event will the exercise price be less than 100% of the "Fair Market Value" on the day of the award as defined in the plan document. As of December 31, 2000, there were 24,000 options outstanding under the SIP.

The ISOP terminated on January 31, 1995; however, this did not terminate or affect the options granted prior to that date. The ISOP provided for the granting of options allowing key employees to purchase shares of the Bank's common stock. During 2000 all remaining options outstanding under the ISOP were exercised.

ACCOUNTING FOR STOCK OPTION PLANS:

In October 1995, the Financial Accounting Standards Board issued FAS No. 123, "Accounting for Stock-Based Compensation." Under FAS No. 123, employers who grant stock options to their employees and outside directors are permitted to continue measuring compensation cost for those option grants using the method of accounting prescribed by Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Under APB No. 25, compensation cost is only recorded for the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount the recipient must pay to acquire the stock. However, entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in FAS No. 123 had been applied. FAS No. 123 requires that certain additional pro forma disclosures be made by employers who grant stock options to its employees and outside directors. During 2000, the Bank granted stock options under the SIP to certain employees and made grants to outside directors under the LTDIP. During 1999 and 1998, the Bank granted options only to outside directors.

The accounting for stock options granted to outside directors depends on whether the options are granted to main board directors or advisory directors. For outside main board directors, the provisions of APB No. 25 apply. No compensation cost was recognized in 2000, 1999 or 1998 for options granted to outside main board directors, as the exercise prices of all stock options granted were equal to the estimated fair market value of the stock on the grant date.

For stock options granted to advisory directors, the Bank applies FAS No. 123. Accordingly, compensation cost of $36,551, $15,538 and $10,184 was recognized in 2000, 1999, and 1998, respectively, for stock options granted to these individuals.

Had compensation cost for all stock option grants been determined consistent with FAS No. 123, the Bank's net income and earnings per share would have been reduced to the following pro forma amounts:

                                             YEARS ENDED DECEMBER 31,
                                      2000             1999              1998
                                   ----------       ----------        ----------

Net income         As Reported     $3,179,228       $2,635,176        $2,863,388

                   Pro forma        3,070,733        2,608,373         2,844,452

Basic EPS          As Reported           1.33             1.11              1.23

                   Pro forma             1.28             1.10              1.22

Diluted EPS        As Reported           1.32             1.10              1.22

                   Pro forma             1.27             1.09              1.21

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2000, 1999, and 1998: expected dividend yield of 4.50% , 4.44%, and 4.35%, respectively ; expected volatility of 27.37%, 14.52% and 10.35%, respectively; risk-free interest rates of 6.40%, 5.10% and 5.57%, respectively; and expected lives of six years.

A summary of the Bank's stock option plans as of December 31, 2000, 1999, and 1998, and changes during the years then ended is presented below:

                                                              2000                     1999                     1998
                                                      ---------------------    ---------------------    ---------------------
                                                                  WEIGHTED-                WEIGHTED-                WEIGHTED-
                                                                  AVERAGE                  AVERAGE                  AVERAGE
                                                                  EXERCISE                 EXERCISE                 EXERCISE
                                                      SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                                      -------     ---------    -------     ---------    -------     ---------

Outstanding January 1                                  56,415      $16.40       59,629      $11.85       98,670      $ 7.78
Granted                                                48,890       18.25       22,550       22.50       23,820       18.40
Exercised                                             (18,106)      15.64      (25,764)      11.21      (62,861)       7.93
Expired                                                (1,855)      17.91           --          --           --          --
                                                      -------      ------      -------      ------      -------      ------
Outstanding December 31                                85,344       18.65       56,415       16.40       59,629       11.85
                                                      =======      ======      =======      ======      =======      ======
Options exercisable December 31                        85,344       18.65       56,415       16.40       59,629       11.85

Weighted-average estimated fair value of options
   granted during the year                                         $ 4.11                   $ 2.49                   $ 1.63

The following table summarizes information about stock options outstanding and exercisable at December 31, 2000:

          OPTIONS OUTSTANDING AND EXERCISABLE
--------------------------------------------------------
                                 WEIGHTED-
                                  AVERAGE      WEIGHTED-
                                 REMAINING      AVERAGE
   RANGE OF          NUMBER     CONTRACTUAL    EXERCISE
EXERCISE PRICES   OUTSTANDING       LIFE         PRICE
---------------   -----------   -----------    ---------
$8.54 to $11.10       3,121      4.5 years      $10.29
     13.76            5,855      6.2 years       13.76
 18.25 to 18.40      56,648      8.8 years       18.28
     22.50           19,720      8.2 years       22.50

EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK OWNERSHIP PLAN: The Bank's shareholders have adopted an employee stock ownership plan ("ESOP") in which substantially all employees participate. The ESOP is a defined-contribution employee retirement plan, the assets of which are primarily invested in the Bank's common stock. Annual contributions to the plan are determined by the Board of Directors. Common stock issuance pursuant to the ESOP for 2000, 1999, and 1998 is summarized as follows:

                 NUMBER OF        PRICE
               SHARES ISSUED    PER SHARE
               -------------    ---------
     2000          6,575         $18.25
     1999          4,757          22.50
     1998          6,348          18.40

On December 31, 2000 and 1999, the ESOP held 101,253 and 97,978 shares, respectively, of Bank of Tidewater common stock. The ESOP shares receive normal dividends and are included in total shares outstanding for earnings per share computations. The ESOP has a "put option" feature, which allows participants to sell their stock back to the plan.

401(K) PLAN: Employees who have completed six months of service are eligible to participate in the Bank of Tidewater 401(k) Plan. This plan provides for an employee salary reduction feature pursuant to Section 401(k) of the Internal Revenue Code. The Bank expensed a combined amount of approximately $326,000 for the ESOP and 401(k) plans in 2000 and $240,000 and $218,000 for the two plans in 1999 and 1998, respectively.

SEVERANCE AGREEMENTS: The Bank has a severance plan for senior management, and long-term employees, as well as separate severance agreements with four senior officers. The severance plan and severance agreements specify the severance benefits available in the event there is a "change in control" of the Bank, and the employee does not elect to continue employment with the Bank or any successor organization to the Bank, or if employment is terminated, other than for cause, within six months after the change in control.

NOTE 8 - REGULATORY MATTERS

The Bank is a member of the Federal Reserve System and Federal Deposit Insurance Corporation. Regulations of these agencies limit the amount of dividends the Bank may pay, without prior approval, to current year net income plus retained earnings for the two preceding years. The amount of dividends available to be declared without prior approval was $1,083,447 as of January 1, 2001.

Risk-based capital guidelines issued by the Federal Reserve Board require banking organizations to maintain certain minimum ratios of qualifying capital to risk adjusted assets. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under the guidelines, qualifying capital is classified into two tiers, referred to as Tier I capital or Tier II capital. Tier I capital consists principally of shareholders' equity, while Tier II capital is comprised of certain debt instruments and qualifying allowance for loan losses. Total risk-based capital includes both Tier I and Tier II capital. Additionally, a minimum leverage ratio (Tier I capital as a percentage of the current quarter's total average assets less goodwill) must be maintained. As of December 31, 2000 and 1999, the Bank was categorized as well capitalized by the Federal Reserve Bank. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the following table:

                                                                         REQUIREMENTS
                                               ACTUAL AT                  FOR WELL
                                              DECEMBER 31,     MINIMUM   CAPITALIZED
                                            2000       1999    REQUIRED    CATEGORY
                                            ----       ----    --------  ------------

       Tier I capital ratio                 12.8%      13.6%       4%         6%
       Total risk-based capital ratio       14.0%      14.8%       8%        10%
       Leverage ratio                        8.6%       8.5%     3-5%         5%

NOTE 9 - INCOME TAXES

The components of income tax expense (benefit) are summarized as follows:

                       YEARS ENDED DECEMBER 31,
                 2000            1999             1998
              ----------      -----------      ----------

Current       $1,584,836      $ 1,411,481      $1,491,141
Deferred           3,584          (21,303)         25,379
              ----------      -----------      ----------

              $1,588,420      $ 1,390,178      $1,516,790
              ==========      ===========      ==========

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                                     Years Ended December 31,
                                              2000             1999            1998
                                           -----------      ----------      ----------

Income taxes at statutory rates            $ 1,621,000      $1,368,620      $1,489,261

      Effect of tax exempt securities          (85,757)             --              --
      Nondeductible expenses                    21,007           2,792           6,169
      Other, net                                32,170          18,766          21,360
                                           -----------      ----------      ----------

      Income tax expense                   $ 1,588,207      $1,390,178      $1,516,790
                                           ===========      ==========      ==========

The Bank paid $1,680,773, $1,259,757, and $1,230,000 in income taxes during 2000, 1999, and 1998, respectively.

Significant components of the Bank's deferred tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

                                                      2000           1999
                                                    ---------     -----------
Deferred tax assets:
     Allowance for loan losses                      $ 545,758     $   506,897
     Sale leaseback transactions                       46,357          60,351
     Net unrealized loss on
         securities available-for-sale                 79,934         587,159
                                                    ---------     -----------
         Total deferred tax assets                    672,049       1,154,407

Deferred tax liabilities:
     Tax over book depreciation                       271,044         253,895
     Net deferred loan fees                            42,922          31,620
                                                    ---------     -----------
         Total deferred tax liabilities               313,966         285,515
                                                    ---------

         Net deferred tax assets                    $ 358,083     $   868,892
                                                    =========     ===========

The Bank has sufficient taxable income in the available carryback periods and future taxable income from reversing taxable differences to realize all of its deferred income tax assets. Management believes, based on the Bank's history of generating significant earnings and expectations of future earnings, it is more likely than not that all recorded deferred income tax assets will be realized. The net deferred tax asset is included in other assets in the accompanying consolidated balance sheets.

NOTE 10 - COMMITMENTS

In the normal course of business, the Bank enters into certain off-balance sheet commitments to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit risk not recognized in the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Additionally, off-balance sheet instruments are subject to the same credit review program as are on-balance sheet instruments. The Bank often requires collateral or other security to support the financial instruments with credit risk.

Financial instruments whose contract amounts represent credit risk are as follows:

                                          DECEMBER 31,
                                      2000            1999
                                  ------------    ------------

Commitments to extend credit      $ 35,380,769    $ 24,814,922
Standby letters of credit            1,329,645       1,164,312

Commitments to extend credit include unused lines of credit and the unused portions of construction loans. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of customers to a third party. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of any collateral obtained is based on management's credit evaluation of the counter-party. Collateral held varies, but may include cash, marketable securities, and real estate.

The Bank grants commercial real estate and consumer loans to customers throughout its lending area, primarily the cities of Virginia Beach, Chesapeake, and Norfolk, Virginia. Although the Bank has a diversified loan portfolio, a significant portion of its debtors' abilities to honor their contracts is dependent upon the economic environment of the Bank's lending area.

NOTE 11 - OTHER NONINTEREST EXPENSE

Following is a summary of other noninterest expense:

                                                  YEARS ENDED DECEMBER 31,
                                            2000            1999            1998
                                         ----------      ----------      ----------

Bank card processing                     $1,652,367      $1,432,940      $1,221,513
Marketing and customer relations            486,566         547,974         465,408
Stationery and supplies                     313,822         293,353         266,989
Director fees                               240,798         221,800         223,600
Postage                                     199,426         179,850         161,923
Professional services                       167,387         214,105         150,719
Checks charged off and other losses         126,943         133,385          55,987
Telephone                                   114,829         110,802          93,941
Courier and armed car                       111,790         100,176         100,296
Bank franchise tax                           96,805          79,180          87,510
Other                                       764,960         672,455         583,785
                                         ----------      ----------      ----------
                                         $4,275,693      $3,986,020      $3,411,671
                                         ==========      ==========      ==========

NOTE 12 - MORTGAGE COMPANY OPERATIONS

On January 3, 2000, the Bank formed Bank of Tidewater Mortgage Co., LLC, which is a majority-owned subsidiary. At December 31, 2000, the Bank had a 58% ownership interest in the mortgage subsidiary.

Included in other liabilities on the consolidated balance sheet as of December 31, 2000 is $179,350 which represents the remaining 42% interest held by third party investors who are primarily residential builders. Operating losses allocated during 2000 to third party investors are reflected in the consolidated statements of income as minority interest in loss of mortgage subsidiary.

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

FAS No. 107, "Disclosures About Fair Value of Financial Instruments" defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The majority of the Bank's financial instruments lack an available trading market; therefore, significant estimates and assumptions are required to determine estimated fair value. The following is a summary of those estimates and assumptions.

CASH AND DUE FROM BANKS

The carrying amount is a reasonable estimate of fair value.

FEDERAL FUNDS SOLD

The carrying amount is a reasonable estimate of fair value.

SECURITIES AVAILABLE-FOR-SALE

Fair values are based on quoted market prices or dealer quotes.

SECURITIES HELD-TO-MATURITY

Fair values are based on quoted market prices or dealer quotes.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type (such as commercial, installment, credit cards, and overdraft lines), interest rate terms (fixed or variable), and estimated credit risk (such as performing and nonperforming). For performing, variable rate, commercial loans, the carrying amount is a reasonable estimate of fair value. The estimated value of performing, fixed rate, commercial loans and installment loans is calculated by discounting the expected future cash flows through the estimated maturities using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair value of significant nonperforming loans is estimated using the same discounted cash flow approach except for loans considered collateral dependent. Fair value for significant collateral dependent loans is based on external appraisals of the collateral. For credit card loans and overdraft lines, the carrying amount is a reasonable estimate of fair value. This estimate does not include the value that relates to estimated cash flows from new loans generated from existing cardholders over the remaining life of the portfolio. For loans held for sale, the fair value is based on investor commitment prices.

ACCRUED INTEREST RECEIVABLE

The carrying amount is a reasonable estimate of fair value.

DEPOSITS

Under FAS No. 107, the fair value of deposits with no stated maturity, such as demand deposits, interest checking accounts, regular savings accounts, and money market deposit accounts, is the amount payable on demand as of the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The carrying amount is a reasonable estimate of fair value.

FEDERAL FUNDS PURCHASED

The carrying amount is a reasonable estimate of fair value.

ADVANCES FROM FEDERAL HOME LOAN BANK

The carrying amount is a reasonable estimate of fair value.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

The fair value of off-balance sheet financial instruments is immaterial.

The estimated fair values of Tidewater's financial instruments are as follows:

                                                 DECEMBER 31, 2000                  DECEMBER 31, 1999

                                           ESTIMATED          CARRYING         ESTIMATED          CARRYING
                                           FAIR VALUE          AMOUNT          FAIR VALUE          AMOUNT
                                          ------------      ------------      ------------      ------------

ASSETS
Cash and due from banks                   $ 15,235,484      $ 15,235,484      $ 13,545,211      $ 13,545,211
Federal funds sold                             610,272           610,272           232,230           232,230
Security available-for-sale                 68,828,861        68,828,861        78,798,019        78,798,019
Security held-to-maturity                    2,557,825         2,505,823                --                --
Loans                                      133,135,831       141,964,371       111,777,606       118,929,645
Accrued interest receivable                  1,442,115         1,442,115         1,518,003         1,518,003

LIABILITIES
Demand deposits and interest bearing
       transaction accounts               $149,324,128      $149,324,128      $136,941,075      $136,941,075
Certificates of deposit                     60,940,611        61,286,864        56,626,936        56,650,906
Securities sold under agreements
       to repurchase                         4,796,275         4,796,275         3,162,960         3,162,960
Federal funds Purchased                      2,200,000         2,200,000         2,000,000         2,000,000
Advances from Federal Home Loan Bank                --                --         3,000,000         3,000,000

                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                                                              JUNE 30,          JUNE 30,         DECEMBER 31,
                                                               2001               2000               2000
                                                           -------------      -------------      -------------

ASSETS
Cash and due from banks                                    $  22,848,966      $  16,376,125      $  15,235,484
Federal funds sold                                            39,091,374          7,481,909            610,272
Securities available-for-sale (Note 2)                        57,894,023         71,431,555         68,828,861
Securities held-to-maturity (Note 2)                           4,049,434          2,507,195          2,505,823
Loans held for sale                                            5,961,071            612,731          1,847,065
Loans (Note 3)                                               157,706,034        127,330,385        141,895,172
     Allowance for loan losses (Note 4)                       (1,888,255)        (1,696,455)        (1,777,866)
                                                           -------------      -------------      -------------
Net loans                                                    155,817,779        125,633,930        140,117,306
Premises and equipment, net                                    6,780,959          6,840,715          7,049,767
Interest receivable                                            1,339,096          1,459,641          1,600,092
Other assets                                                   1,102,597          1,786,709          1,442,115
                                                           -------------      -------------      -------------
Total assets                                               $ 294,885,299      $ 234,130,510      $ 239,236,785
                                                           =============      =============      =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
     Noninterest bearing demand                            $ 100,907,039      $  76,884,056      $  68,213,491
     Interest bearing
         Demand                                               75,450,612         70,118,601         71,298,147
         Savings                                               9,280,169         10,657,351          9,812,490
         Certificates
              Less than $100,000                              41,943,569         30,837,911         36,469,178
              $100,000 or more                                38,803,117         22,606,742         24,817,686
                                                           -------------      -------------      -------------
     Total deposits                                          266,384,506        211,104,661        210,610,992
Securities sold under agreements to repurchase                 5,495,564          3,428,287          4,796,275
Federal funds purchased                                               --                 --          2,200,000
Interest payable                                                 593,429            382,698            527,400
Other liabilities (Note 5)                                     1,059,624            916,998          1,097,721
                                                           -------------      -------------      -------------
     Total liabilities                                       273,533,123        215,832,644        219,232,388
Shareholders' equity
     Common stock, $5 par value: authorized shares -
         10,000,000; issued and outstanding shares -
         2,421,635 at June 30, 2001, 2,405,035 at
         June 30, 2000, and 2,406,138 at December 31,
         2000                                                 12,108,175         12,025,175         12,030,690
     Additional paid-in capital                                3,317,635          3,114,189          3,129,762
     Retained earnings                                         5,348,422          4,420,273          4,999,112
     Accumulated other comprehensive income (loss)               577,944         (1,261,771)          (155,167)
                                                           -------------      -------------      -------------
              Total shareholders' equity                      21,352,176         18,297,866         20,004,397
Total liabilities and shareholders' equity                 $ 294,885,299      $ 234,130,510      $ 239,236,785
                                                           =============      =============      =============

See accompanying notes to consolidated financial statements (unaudited).

                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                      THREE MONTHS ENDED JUNE 30,
                                                         2001             2000
                                                      -----------      ----------

INTEREST INCOME
Loans, including fees                                 $ 3,410,270      $3,015,176
Securities available-for-sale                             863,807       1,079,528
Securities held-to-maturity                                43,412          38,758
Federal funds sold                                         89,816          30,017
                                                      -----------      ----------
     Total interest income                              4,407,305       4,163,479

INTEREST EXPENSE
Demand deposits                                           329,105         411,623
Savings deposits                                           32,405          57,408
Certificates of deposit
     Less than $100,000                                   562,772         377,954
     $100,000 or more                                     435,043         255,568
                                                      -----------      ----------
         Total interest expense on deposits             1,359,325       1,102,553
Short-term borrowed funds                                  40,448          88,939
                                                      -----------      ----------
     Total interest expense                             1,399,773       1,191,492
                                                      -----------      ----------

NET INTEREST INCOME                                     3,007,532       2,971,987
Provision for loan losses (Note 4)                         60,000          45,000
                                                      -----------      ----------
Net credit income                                       2,947,532       2,926,987

NONINTEREST INCOME
Service charges on deposit accounts                       583,652         515,171
Bank card fees                                            533,675         501,555
Income from mortgage banking
     activities (Notes 1 and 5)                           620,490          83,582
Other                                                      93,278          72,786
                                                      -----------      ----------
     Total noninterest income                           1,831,095       1,173,094

NONINTEREST EXPENSE
Salaries and employee benefits                          1,716,440       1,375,878
Occupancy                                                 316,916         273,500
Equipment                                                 267,794         209,649
Other                                                   1,227,540       1,107,208
                                                      -----------      ----------
     Total noninterest expense                          3,528,690       2,966,235
                                                      -----------      ----------

Income before income taxes and minority interest        1,249,937       1,133,846
Income tax expense                                        400,000         401,000
                                                      -----------      ----------

Income before minority interest                           849,937         732,846

Minority interest in (income) loss of
     mortgage subsidiary                                  (75,673)         30,117
                                                      -----------      ----------

NET INCOME                                            $   774,264      $  762,963
                                                      ===========      ==========

EARNINGS PER SHARE (Note 1)
Basic                                                 $       .32      $      .32
Diluted                                                       .32             .32

See accompanying notes to consolidated financial statements (unaudited).

                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                       SIX MONTHS ENDED JUNE 30,
                                                         2001             2000
                                                      -----------      ----------

INTEREST INCOME
Loans, including fees                                 $ 6,817,037      $5,851,714
Securities available-for-sale                           1,816,535       2,199,690
Securities held-to-maturity                                86,475          38,758
Federal funds sold                                        110,026          53,667
                                                      -----------      ----------
     Total interest income                              8,830,073       8,143,829

INTEREST EXPENSE
Demand deposits                                           685,813         819,835
Savings deposits                                           77,566         113,661
Certificates of deposit
     Less than $100,000                                 1,100,296         762,682
     $100,000 or more                                     817,160         533,852
                                                      -----------      ----------
         Total interest expense on deposits             2,680,835       2,230,030
Short-term borrowed funds                                 181,780         153,797
                                                      -----------      ----------
     Total interest expense                             2,862,615       2,383,827
                                                      -----------      ----------

NET INTEREST INCOME                                     5,967,458       5,760,002
Provision for loan losses (Note 4)                        105,000          90,000
                                                      -----------      ----------
Net credit income                                       5,862,458       5,670,002

NONINTEREST INCOME
Service charges on deposit accounts                     1,129,789         994,833
Bank card fees                                            981,150         898,528
Income from mortgage banking
     activities  (Notes 1 and 5)                          975,079          89,512
Other                                                     225,547         185,421
                                                      -----------      ----------
     Total noninterest income                           3,311,565       2,168,294

NONINTEREST EXPENSE
Salaries and employee benefits                          3,301,127       2,693,901
Occupancy                                                 625,548         549,795
Equipment                                                 517,012         404,979
Other                                                   2,263,976       2,106,505
                                                      -----------      ----------
     Total noninterest expense                          6,707,663       5,755,180
                                                      -----------      ----------

Income before income taxes and minority interest        2,466,360       2,083,116
Income tax expense                                        800,000         729,000
                                                      -----------      ----------

Income before minority interest                         1,666,360       1,354,116

Minority interest in (income) loss
     of mortgage subsidiary                              (110,263)         43,743
                                                      -----------      ----------

NET INCOME                                            $ 1,556,097      $1,397,859
                                                      ===========      ==========

EARNINGS PER SHARE (Note 1)
Basic                                                 $       .64      $      .58
Diluted                                                       .64             .58

See accompanying notes to consolidated financial statements (unaudited).

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)

                                                                                                    ACCUMULATED
                                                                 ADDITIONAL                            OTHER
                                      COMMON STOCK                PAID-IN          RETAINED        COMPREHENSIVE
                                 SHARES           AMOUNT          CAPITAL          EARNINGS        INCOME (LOSS)        TOTAL
                               ----------      ------------      ----------      ------------      -------------     ------------

BALANCE AT
   DECEMBER 31, 2000            2,406,138      $ 12,030,690      $3,129,762      $  4,999,112      $   (155,167)     $ 20,004,397
Comprehensive income:
   Net income                          --                --              --         1,556,097                --         1,556,097
   Change in net unrealized
     loss on securities
     available-for-sale                --                --              --                --           733,111           733,111
                               ----------      ------------      ----------      ------------      ------------      ------------
Comprehensive income                                                                                                    2,289,208
Common stock issued                15,497            77,485         187,873                --                --           265,358
Cash dividends declared
   ($0.25 per share)                   --                --              --        (1,206,78)                --        (1,206,787)
                               ----------      ------------      ----------      ------------      ------------      ------------

BALANCE AT
   JUNE 30, 2001                2,421,635      $ 12,108,175      $3,317,635      $  5,348,422      $    577,944      $ 21,352,176
                               ==========      ============      ==========      ============      ============      ============

BALANCE AT
   DECEMBER 31, 1999            2,377,991      $ 11,889,955      $2,850,921      $  4,218,043      $ (1,139,781)     $ 17,819,138
Comprehensive income:
   Net income                          --                --              --         1,397,859                --         1,397,859
   Change in net unrealized
     loss on securities
     available-for-sale                --                --              --                --          (121,990)         (121,990)
                               ----------      ------------      ----------      ------------      ------------      ------------
Comprehensive income                                                                                                    1,275,869
Common stock issued                27,044           135,220         263,268                --                --           398,488
Cash dividends declared
   ($0.25 per share)                   --                --              --        (1,195,629)               --        (1,195,629)
                               ----------      ------------      ----------      ------------      ------------      ------------

BALANCE AT
   JUNE 30, 2000                2,405,035      $ 12,025,175      $3,114,189      $  4,420,273      $ (1,261,771)     $ 18,297,866
                               ==========      ============      ==========      ============      ============      ============

See accompanying notes to consolidated financial statements (unaudited).

                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                SIX MONTHS ENDED JUNE 30,
                                                                 2001              2000
                                                             ------------      ------------

OPERATING ACTIVITIES:
Net income                                                   $  1,556,097      $  1,397,859
Adjustments to reconcile net income to net cash
provided by operating activities:
     Depreciation and amortization                                404,092           327,647
     Loss on sale of real estate acquired in
          settlement of loans                                      (7,756)               --
     Gain on sales of premises and equipment                       (2,777)               --
     Provision for loan losses                                    105,000            90,000
     Net accretion of discounts on securities                     (31,453)          (17,706)
     Income (loss) attributable to minority interest of
         mortgage subsidiary                                      110,263           (43,743)
     Changes in assets and liabilities:
         Loans held for sale                                   (4,114,006)         (612,731)
         Interest receivable                                      260,996           (27,098)
         Interest payable                                          66,029           (29,064)
     Other assets                                                (128,370)         (204,947)
         Other liabilities                                        (38,097)         (118,260)
                                                             ------------      ------------
Net cash provided by operating activities                      (1,819,982)          761,957

INVESTING ACTIVITIES:
Proceeds from maturities and sale of securities                12,605,239         7,944,729
Purchases of investment securities                             (2,072,104)       (3,253,503)
Increase in federal funds sold                                (38,481,102)       (7,249,679)
Increase in loans                                             (15,814,659        (6,794,285)
Proceeds from sale of interest in mortgage subsidiary                  --           180,000
Purchases of premises and equipment                              (135,284)         (739,171)
                                                             ------------      ------------
Net cash used in investing activities                         (43,897,910)       (9,911,909)

FINANCING ACTIVITIES:
Net increase (decrease) in certificates of deposit             19,459,822        (3,206,253)
Net increase in other deposits                                 36,313,692        20,718,933
Net decrease in federal funds purchased, Federal Home
     Loan Bank advances, and securities sold under
     agreements to repurchase                                  (1,500,711)       (4,734,673)
Issuance of common stock                                          265,358           398,488
Cash dividends paid                                            (1,206,787)       (1,195,629)
                                                             ------------      ------------
Net cash provided by financing activities                      53,331,374        11,980,866
                                                             ------------      ------------

Increase in cash and due from banks                             7,613,482         2,830,914

Cash and due from banks at beginning of period                 15,235,484        13,545,211
                                                             ------------      ------------

Cash and due from banks at end of period                     $ 22,848,966      $ 16,376,125
                                                             ============      ============

The Bank paid interest of $2,796,586 and $2,259,094 during the six month periods ended June 30, 2001 and 2000, respectively. The Bank made income tax payments of $799,000 and $749,773 during the six month periods ended June 30, 2001 and 2000, respectively.

See accompanying notes to consolidated financial statements (unaudited).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (UNAUDITED)
JUNE 30, 2001

NOTE 1 - ACCOUNTING POLICIES

The accounting and reporting policies of The Bank of Tidewater (the "Bank") follow generally accepted accounting principles and practices within the financial services industry. The accompanying consolidated financial statements include the accounts of the Bank and its subsidiaries: Bank of Tidewater Mortgage Co., LLC, a majority-owned subsidiary, and Bank of Tidewater Service Corporation, a wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated. The unaudited consolidated financial statements include all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary for fair presentation of the results of operations for each of the periods presented. The following is a summary of the Bank's more significant accounting policies. For further information, refer to the financial statements and footnotes included in the Bank's 2000 Annual Report.

PER SHARE DATA

The following is a reconciliation of the denominators of the basic and diluted earnings per share computations.

                                                        NUMBER OF SHARES
                                   ----------------------------------------------------------
                                   THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                      2001            2000            2001            2000
                                   ----------      ----------      ----------      ----------

Basic EPS                           2,420,870       2,404,107       2,416,259       2,392,209
Effect of dilutive securities -
     stock options                      8,304              --           7,908           8,242
                                   ----------      ----------      ----------      ----------

Diluted EPS                         2,429,174       2,404,107       2,424,167       2,400,451
                                   ==========      ==========      ==========      ==========

LOANS HELD FOR SALE

Loans held for sale consists of mortgage loans originated by Bank of Tidewater Mortgage Co., LLC, which are carried at lower of cost (net of discounts) or market. Market is determined by investor commitment prices.

INCOME FROM MORTGAGE BANKING ACTIVITIES

Income from mortgage banking activities includes origination fees recorded at the time a mortgage loan is closed and fees received from investors, which are recorded at the time a loan is sold.

RECLASSIFICATION

Certain 2000 amounts have been reclassified to conform with the 2001 presentation.

NOTE 2 - SECURITIES

As of June 30, 2001 and 2000, the securities portfolio was comprised of securities classified as held-to-maturity and available-for-sale. As of June 30, 2001, the available-for-sale securities portfolio had a net unrealized gain of $875,672 which was included in shareholders' equity at $577,944 on an after-tax basis. As of June 30, 2000, the securities portfolio had a net unrealized loss of $1,911,774 which was included in shareholders' equity at $1,261,771 on an after-tax basis.

Securities available-for-sale at June 30, 2001 consisted of the following:

                                                           GROSS         GROSS         ESTIMATED
                                          AMORTIZED      UNREALIZED    UNREALIZED         FAIR
                                            COST           GAINS         LOSSES          VALUE
                                         -----------     ----------    ----------     -----------

U.S. agency securities                   $39,116,963      $669,369      $     --      $39,786,332
Mortgage-backed securities                 9,923,746        61,706        62,715        9,922,737
Collateralized mortgage obligations        4,664,875       164,915            --        4,829,790
Municipal securities                       2,363,067        42,397            --        2,405,464
Federal Home Loan Bank stock                 488,400            --            --          488,400
Federal Reserve Bank stock                   461,300            --            --          461,300
                                         -----------      --------      --------      -----------

                                         $57,018,351      $938,387      $ 62,715      $57,894,023
                                         ===========      ========      ========      ===========

Securities held-to-maturity at June 30, 2001 consisted of the following:

                                            GROSS        GROSS       ESTIMATED
                              AMORTIZED   UNREALIZED   UNREALIZED      FAIR
                                COST        GAINS        LOSSES        VALUE
                             ----------   ----------   ----------   ----------

U.S. agency securities       $4,049,434    $107,456       $ --      $4,156,890
                             ==========    ========       ====      ==========

Securities available-for-sale at June 30, 2000 consisted of the following:

                                                           GROSS         GROSS           ESTIMATED
                                          AMORTIZED     UNREALIZED     UNREALIZED          FAIR
                                            COST           GAINS         LOSSES            VALUE
                                         -----------      -------      -----------      -----------

U.S. agency securities                   $53,532,638      $    --      $ 1,141,429      $52,391,209
Mortgage-backed securities                12,072,613        2,325          667,896       11,407,042
Collateralized mortgage obligations        4,662,663           --           76,333        4,586,330
Municipal securities                       2,219,315        2,895           31,336        2,190,874
Federal Reserve Bank stock                   452,400           --               --          452,400
Federal Home Loan Bank stock                 403,700           --               --          403,700
                                         -----------      -------      -----------      -----------
                                         $73,343,329      $ 5,220      $ 1,916,994      $71,431,555
                                         ===========      =======      ===========      ===========

Securities held-to-maturity at June 30, 2000 consisted of the following:

                                              GROSS         GROSS      ESTIMATED
                              AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                COST          GAINS         LOSSES       VALUE
                             ----------    ----------    ----------    ----------

U.S. agency securities       $2,507,195       $ --         $12,945     $2,494,250
                             ==========       ====         =======     ==========

The amortized cost and estimated fair value of securities at June 30, 2001 by maturity are summarized as follows:

                                                 AVAILABLE-FOR-SALE                HELD-TO-MATURITY

                                                              ESTIMATED                       ESTIMATED
                                             AMORTIZED          FAIR          AMORTIZED         FAIR
                                               COST             VALUE            COST           VALUE
                                            -----------      -----------      ----------      ----------

Due in one year or less                     $24,325,610      $24,564,480      $       --      $       --
Due after one year through five years        29,901,398       30,567,353       4,049,434       4,156,890
Due after five years through ten years        1,841,643        1,812,490              --              --
Due after ten years(1)                          949,700          949,700              --              --
                                            -----------      -----------      ----------      ----------
                                            $57,018,351      $57,894,023      $4,049,434      $4,156,890
                                            ===========      ===========      ==========      ==========

(1)      Includes Federal Home Loan Bank stock and Federal Reserve Bank stock.

At June 30, 2001, securities with an amortized cost of $10,337,356 were pledged to secure public deposits and for other purposes required by law. Additionally, securities with a carrying value of $5,495,564 were pledged to secure repurchase transactions in connection with customer sweep accounts.

NOTE 3 - LOANS

Major classifications of loans at June 30 were:

                                                   2001               2000
                                               -------------      -------------

Commercial                                     $ 105,963,258      $  77,975,026
Consumer                                          24,035,845         24,361,906
Real estate construction and development          17,809,436         13,797,380
Installment                                        8,445,994          9,797,790
Bank card and overdraft lines                      1,493,642          1,419,907
     Deferred loan fees and related costs            (42,141)           (21,624)
                                               -------------      -------------
                                               $ 157,706,034      $ 127,330,385
                                               =============      =============

Nonaccrual loans were $7,744 at June 30, 2001 and $13,568 at June 30, 2000.

As of June 30, 2001, the Bank did not have any loans classified as impaired. For the six months ended June 30, 2001, average impaired loans were $40,508, and $5,214 in interest income was recognized during the first six months of 2001 for loans classified as impaired.

As of June 30, 2000, the Bank had one loan classified as impaired with a principal balance of $202,103 and a related allowance for loan losses of $18,103. During the second quarter of 2000, average impaired loans were $202,094, and $5,163 in interest income was recognized during the quarter for loans classified as impaired. For the six months ended June 30, 2000, average impaired loans were $198,193, and $9,899 in interest income was recognized during this period.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Transactions affecting the allowance for loan losses were as follows:

                                          THREE MONTHS ENDED                   SIX MONTHS ENDED
                                               JUNE 30,                            JUNE 30,
                                        2001              2000              2001              2000
                                    ------------      ------------      ------------      ------------

Balance at beginning of period      $  1,836,901      $  1,682,615      $  1,777,866      $  1,673,784
Provision for loan losses                 60,000            45,000           105,000            90,000
Charge-offs                              (20,832)          (43,317)          (28,281)          (87,183)
Recoveries                                12,186            12,157            33,670            19,854
                                    ------------      ------------      ------------      ------------
Net (charge-offs) recoveries              (8,646)          (31,160)            5,389           (67,329)
                                    ------------      ------------      ------------      ------------
Balance at end of period            $  1,888,255      $  1,696,455      $  1,888,255      $  1,696,455
                                    ============      ============      ============      ============

NOTE 5 - MORTGAGE COMPANY OPERATIONS

At June 30, 2001 and 2000, the Bank had a 58% and 70% ownership, respectively, in Bank of Tidewater Mortgage Co., LLC. Included in other liabilities on the consolidated balance sheets as of June 30, 2001 and 2000, is $289,613 and $136,257, which represents the remaining interest held by third party investors who are primarily residential builders. Operating income and losses attributable to third party investors are reflected in the consolidated statements of income as minority interest in (income) loss of mortgage subsidiary.

                                    EXHIBIT A











                          AGREEMENT AND PLAN OF MERGER

                                       OF

                                 SOUTHTRUST BANK

                                       AND

                                BANK OF TIDEWATER

                                  JOINED IN BY

                             SOUTHTRUST CORPORATION

                                       AND

                           SOUTHTRUST OF ALABAMA, INC.

                                   ARTICLE 1.

                                   THE MERGER

     Section 1.1.     Constituent Corporations; Consummation of Merger; Closing Date..............A-8
     Section 1.2.     Effect of Merger............................................................A-8
     Section 1.3.     Directors and Officers......................................................A-9

                                   ARTICLE 2.

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES

     Section 2.1.     Manner of Conversion of Bank Shares.........................................A-9
     Section 2.2.     Bank Stock Options and Related Matters......................................A-9
     Section 2.3.     Fractional Shares..........................................................A-10
     Section 2.4.     Effectuating Conversion....................................................A-10
     Section 2.5.     Laws of Escheat............................................................A-11

                                   ARTICLE 3.

                   REPRESENTATIONS AND WARRANTIES OF THE BANK

     Section 3.1.     Corporate Organization.....................................................A-12
     Section 3.2.     Capitalization.............................................................A-12
     Section 3.3.     Financial Statements; Filings..............................................A-12
     Section 3.4.     Loan Portfolio; Reserves...................................................A-13
     Section 3.5.     Certain Loans and Related Matters..........................................A-13
     Section 3.6.     Authority; No Violation....................................................A-14
     Section 3.7.     Consents and Approvals.....................................................A-14
     Section 3.8.     Broker's Fees..............................................................A-14
     Section 3.9.     Absence of Certain Changes or Events.......................................A-14
     Section 3.10.    Legal Proceedings; Etc.....................................................A-14
     Section 3.11.    Taxes and Tax Returns......................................................A-15
     Section 3.12.    Employee Benefit Plans.....................................................A-15
     Section 3.13.    Title and Related Matters..................................................A-16
     Section 3.14.    Real Estate................................................................A-17
     Section 3.15.    Environmental Matters......................................................A-17
     Section 3.16.    Commitments and Contracts..................................................A-18
     Section 3.17.    Regulatory, Accounting and Tax Matters.....................................A-18
     Section 3.18.    Registration Obligations...................................................A-18
     Section 3.19.    State Takeover Laws........................................................A-19
     Section 3.20.    Insurance..................................................................A-19
     Section 3.21.    Labor......................................................................A-19
     Section 3.22.    Compliance with Laws.......................................................A-19
     Section 3.23.    Transactions with Management...............................................A-19
     Section 3.24.    Derivative Contracts.......................................................A-20
     Section 3.25.    Deposits...................................................................A-20
     Section 3.26.    Accounting Controls........................................................A-20
     Section 3.27.    Proxy Materials............................................................A-20
     Section 3.28.    Deposit Insurance..........................................................A-20
     Section 3.29.    Intellectual Property......................................................A-20
     Section 3.30.    Untrue Statements and Omissions............................................A-20

                                   ARTICLE 4.

                        REPRESENTATIONS AND WARRANTIES OF
                         SOUTHTRUST, ST-SUB AND ST-BANK

     Section 4.1.     Organization and Related Matters of SouthTrust.............................A-20
     Section 4.2.     Organization and Related Matters of ST-Sub.................................A-21
     Section 4.3.     Organization and Related Matters of ST-Bank................................A-21
     Section 4.4.     Capitalization.............................................................A-21
     Section 4.5.     Authority; No Violation....................................................A-21
     Section 4.6.     Financial Statements.......................................................A-22
     Section 4.7.     Absence of Certain Changes or Events.......................................A-22

     Section 4.8.     Legal Proceedings, Etc.....................................................A-22
     Section 4.9.     Insurance..................................................................A-22
     Section 4.10.    Consents and Approvals.....................................................A-22
     Section 4.11.    Accounting, Tax, Regulatory Matters........................................A-23
     Section 4.12.    Proxy Materials............................................................A-23
     Section 4.13.    No Broker's or Finder's Fees...............................................A-23
     Section 4.14.    Untrue Statements and Omissions............................................A-23
     Section 4.15.    SEC Filings................................................................A-23
     Section 4.16.    Compliance with Laws.......................................................A-23

                                   ARTICLE 5.

                      COVENANTS AND AGREEMENTS OF THE BANK

     Section 5.1.     Conduct of the Business of Bank............................................A-24
     Section 5.2.     Information to be Provided by the Bank to SouthTrust.......................A-26
     Section 5.3.     Access to Properties; Personnel and Records................................A-26
     Section 5.4.     Approval of the Bank's Shareholders........................................A-27
     Section 5.5.     No Other Bids..............................................................A-27
     Section 5.6.     Affiliates.................................................................A-27
     Section 5.7.     Maintenance of Properties..................................................A-27
     Section 5.8.     Environmental Audits.......................................................A-27
     Section 5.9.     Title Insurance............................................................A-27
     Section 5.10.    Surveys....................................................................A-28
     Section 5.11.    Consents to Assign.........................................................A-28
     Section 5.12.    Exemption Under Anti-Takeover Statutes.....................................A-28
     Section 5.13.    Conforming Accounting and Reserve Policies.................................A-28

                                   ARTICLE 6.

                           COVENANTS AND AGREEMENTS OF
                         SOUTHTRUST, ST-SUB AND ST-BANK

     Section 6.1.     Information to be Provided to the Bank.....................................A-28
     Section 6.2.     Registration Statement.....................................................A-28
     Section 6.3.     Reservation of Shares......................................................A-28
     Section 6.4.     Consideration..............................................................A-28

                                   ARTICLE 7.

                       ADDITIONAL COVENANTS AND AGREEMENTS

     Section 7.1.     Best Efforts; Cooperation..................................................A-29
     Section 7.2.     Regulatory Matters.........................................................A-29
     Section 7.3.     Other Matters..............................................................A-29
     Section 7.4.     Indemnification............................................................A-31
     Section 7.5.     Publicity..................................................................A-32
     Section 7.6.     Disposition of Bank of Tidewater Mortgage Company..........................A-32
     Section 7.7.     Execution of Bank Software License Agreement with Larry Harcum.............A-32
     Section 7.8.     Employment and Stay Pay Agreements.........................................A-32

                                   ARTICLE 8.

                          MUTUAL CONDITIONS TO CLOSING

     Section 8.1.     Shareholder Approval.......................................................A-32
     Section 8.2.     Regulatory Approvals.......................................................A-32
     Section 8.3.     Registration Statement and Listing.........................................A-33

                                   ARTICLE 9.

                        CONDITIONS TO THE OBLIGATIONS OF
                         SOUTHTRUST, ST-SUB AND ST-BANK

     Section 9.1.     Representations and Warranties.............................................A-33

     Section 9.2.     Performance of Obligations.................................................A-33
     Section 9.3.     Certificate Representing Satisfaction of Conditions........................A-33
     Section 9.4.     Absence of Adverse Facts...................................................A-33
     Section 9.5.     Opinion of Counsel.........................................................A-33
     Section 9.6.     Consents Under Agreements..................................................A-33
     Section 9.7.     Consents Relating to Leased Real Property..................................A-33
     Section 9.8.     Material Condition.........................................................A-34
     Section 9.9.     Employment Agreements......................................................A-34
     Section 9.10.    Noncompetition Agreements with Directors...................................A-34
     Section 9.11.    Outstanding Shares of the Bank.............................................A-34
     Section 9.12.    Certification of Claims....................................................A-34
     Section 9.13.    Litigation.................................................................A-34
     Section 9.14.    Acknowledgment of Option Conversion........................................A-34
     Section 9.15.    Disposition of Mortgage Company............................................A-34

                                   ARTICLE 10.

                      CONDITIONS TO OBLIGATIONS OF THE BANK

     Section 10.1.    Representations and Warranties.............................................A-34
     Section 10.2.    Performance of Obligations.................................................A-35
     Section 10.3.    Certificate Representing Satisfaction of Conditions........................A-35
     Section 10.4.    Absence of Adverse Facts...................................................A-35
     Section 10.5.    Consents Under Agreements..................................................A-35
     Section 10.6.    Opinion of Counsel.........................................................A-35
     Section 10.7.    SouthTrust Shares..........................................................A-35
     Section 10.8.    Tax Opinion................................................................A-35
     Section 10.9.    Fairness Opinion...........................................................A-35

                                   ARTICLE 11.

                        TERMINATION, WAIVER AND AMENDMENT

     Section 11.1.    Termination................................................................A-35
     Section 11.2.    Effect of Termination......................................................A-36
     Section 11.3.    Termination Fee............................................................A-36
     Section 11.4.    Amendments.................................................................A-36
     Section 11.5.    Waivers....................................................................A-36
     Section 11.6.    Non-Survival of Representations and Warranties.............................A-37

                                   ARTICLE 11A

                  CERTAIN DISTRIBUTIONS; ALTERNATIVE STRUCTURE

     Section 11A.1    Certain Distributions......................................................A-37
     Section 11A.2    Certain Alternative Structures.............................................A-38

                                   ARTICLE 12.

                                  MISCELLANEOUS

     Section 12.1.    Entire Agreement...........................................................A-38
     Section 12.2.    Definitions................................................................A-38
     Section 12.3.    Notices....................................................................A-39
     Section 12.4.    Severability...............................................................A-39
     Section 12.5.    Costs and Expenses.........................................................A-39
     Section 12.6.    Captions...................................................................A-40
     Section 12.7.    Counterparts...............................................................A-40
     Section 12.8.    Governing Law..............................................................A-40
     Section 12.9.    Persons Bound; No Assignment...............................................A-40
     Section 12.10.   Exhibits and Schedules.....................................................A-40
     Section 12.11.   Waiver.....................................................................A-40
     Section 12.12.   Construction of Terms......................................................A-40

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                                 SOUTHTRUST BANK
                                       AND
                                BANK OF TIDEWATER
                                  JOINED IN BY
                             SOUTHTRUST CORPORATION
                                       AND
                           SOUTHTRUST OF ALABAMA, INC.


                                LIST OF SCHEDULES


Disclosure Schedule 3.3(e):            Financial Statements, Filings
Disclosure Schedule 3.4:               Loan Portfolio; Reserves
Disclosure Schedule 3.5:               Certain Loans and Related Matters
Disclosure Schedule 3.6                Authority; No Violation
Disclosure Schedule 3.7:               Consents and Approvals
Disclosure Schedule 3.9:               Absence of Certain Changes or Events
Disclosure Schedule 3.10:              Legal Proceedings, Etc.
Disclosure Schedule 3.11(a):           Taxes and Tax Returns
Disclosure Schedule 3.11(b):           Taxes and Tax Returns
Disclosure Schedule 3.11(c):           Taxes and Tax Returns
Disclosure Schedule 3.11(e)            Taxes and Tax Returns
Disclosure Schedule 3.12(a):           Employee Benefit Plans
Disclosure Schedule 3.12(b)            Employee Benefit Plans
Disclosure Schedule 3.12(d)            Employee Benefit Plans
Disclosure Schedule 3.12(f)            Employee Benefit Plans
Disclosure Schedule 3.12(j)            Employee Benefit Plans
Disclosure Schedule 3.12(k)            Employee Benefit Plans
Disclosure Schedule 3.13(a):           Title and Related Matters
Disclosure Schedule 3.13(b):           Title and Related Matters
Disclosure Schedule 3.14(a):           Real Estate
Disclosure Schedule 3.14(b):           Real Estate
Disclosure Schedule 3.14(d):           Real Estate
Disclosure Schedule 3.16(a):           Commitments and Contracts
Disclosure Schedule 3.16(b):           Commitments and Contracts
Disclosure Schedule 3.20:              Insurance
Disclosure Schedule 3.22:              Compliance with Laws
Disclosure Schedule 3.23:              Transactions with Management
Disclosure Schedule 3.24:              Derivative Contracts
Disclosure Schedule 3.25:              Deposits
Disclosure Schedule 4.5:               Authority; No Violation
Disclosure Schedule 4.8:               Legal Proceedings, Etc.
Disclosure Schedule 4.10:              Consents and Approvals
Disclosure Schedule 4.16:              Compliance with Laws
Disclosure Schedule 5.1(b)(iv):        Conduct of the Business of the Bank: Capital Expenditures
Disclosure Schedule 5.1(b)(vi):        Conduct of the Business of the Bank: Bonuses

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                                 SOUTHTRUST BANK
                                       AND
                                BANK OF TIDEWATER
                                  JOINED IN BY
                             SOUTHTRUST CORPORATION
                                       AND
                           SOUTHTRUST OF ALABAMA, INC.

                           ---------------------------

                                LIST OF EXHIBITS

                           ---------------------------


Exhibit 1.3:      Form of Director Noncompetition Agreement
Exhibit 5.6:      Form of Affiliate Letter
Exhibit 7.8(a)    Employment and Noncompetition Agreement of Elizabeth Duke
Exhibit 7.8(b)    Stay Pay Agreements of Larry G. Harcum and Neal A. Petrovich
Exhibit 9.5: Matters as to which Kaufman & Canoles, P.C., Counsel to the Bank, will opine
Exhibit 10.6: Matters as to which Bradley Arant Rose & White LLP, Counsel to SouthTrust, ST-Sub, and ST-Bank will opine

                         AGREEMENT AND PLAN OF MERGER OF
                                 SOUTHTRUST BANK
                                       AND
                                BANK OF TIDEWATER
                                  JOINED IN BY
                             SOUTHTRUST CORPORATION
                                       AND
                           SOUTHTRUST OF ALABAMA, INC.

              This AGREEMENT AND PLAN OF MERGER, dated as of the 30th day of August, 2001 (this "Agreement"), by and between Bank of Tidewater, a Virginia banking corporation (the "Bank"), and SouthTrust Bank ("ST-Bank"), an Alabama banking corporation and a wholly owned subsidiary of SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub"), which is a wholly owned subsidiary of SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and joined in by SouthTrust and ST-Sub.


                                    RECITALS:


              WHEREAS, subject to the provisions of Article 11A of the Agreement, ST-Sub wishes to acquire the assets and business of the Bank in exchange for shares of common stock of SouthTrust, in a transaction that qualifies as a reorganization pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code") (the "Merger"), provided, however, that the parties have agreed in Article 11A hereof that under certain circumstances the transaction may be restructured as a statutory share exchange for cash, and in such event, the parties will enter into an appropriate amendment to the Agreement to reflect such restructuring;

              WHEREAS, subject to the provisions of Article 11A of the Agreement, ST-Sub desires to effect such acquisition through its wholly-owned subsidiary, ST-Bank, by causing the Bank to be merged with and into ST-Bank;

              WHEREAS, subject to the provisions of Article 11A of the Agreement, ST-Sub has directed, adopted and approved the acquisition of the assets and business of the Bank through the wholly-owned subsidiary of ST-Sub, ST-Bank;

              WHEREAS, the respective Boards of Directors of ST-Bank and the Bank deem it in the best interests of ST-Bank and the Bank, respectively, and of their respective shareholders, that the Bank be merged with and into ST- Bank pursuant to this Agreement (the "Merger");

              WHEREAS, the Boards of Directors of ST-Bank and the Bank have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with applicable law;

              WHEREAS, SouthTrust owns all the issued and outstanding capital stock of ST-Sub and ST-Sub owns all the issued and outstanding capital stock of ST-Bank;

              WHEREAS, SouthTrust, the ultimate parent company of ST-Bank, will deliver, or cause to be delivered, to the shareholders of the Bank the consideration to be paid pursuant to the Merger in accordance with the terms of this Agreement; and

              WHEREAS, SouthTrust, on behalf of and as the sole shareholder of ST-Sub, will cause ST-Sub to perform its obligations provided for hereunder and otherwise take or cause to be taken the various other actions provided for herein to facilitate the administration of the transactions provided for herein in accordance with the terms and provisions hereof;

              NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that the Bank will be merged with ST-Bank and that the terms and conditions of the Merger, the mode of carrying the Merger into effect, including the manner of converting the shares of common stock of the Bank into shares of common stock of SouthTrust, shall be as hereinafter set forth.

                                   ARTICLE 1.

                                   THE MERGER


     Section 1.1.          Constituent Corporations; Consummation of Merger;
                           Closing Date.

                  (a) Subject to the provisions hereof, including, without limitation, Article 11A hereof, the Bank shall be merged with and into ST-Bank (which has heretofore and shall hereinafter be referred to as the "Merger") pursuant to the laws of the State of Alabama and the Commonwealth of Virginia and ST-Bank shall be the surviving corporation (sometimes hereinafter referred to as "Surviving Corporation" when reference is made to it after the Effective Time of the Merger (as defined below)). The Merger shall become effective on the date and at the time on which a Certificate or Articles of Merger have been duly filed with the Secretary of State of Alabama and the State Corporation Commission of the Commonwealth of Virginia and unless a later date is specified in such Certificate or Articles (such time is hereinafter referred to as the "Effective Time of the Merger"). Subject to the terms and conditions hereof, unless otherwise agreed upon by SouthTrust and the Bank, the Effective Time of the Merger shall occur on the tenth (10th) business day following the later to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined in Section 12.2 of this Agreement) of any Regulatory Authority (as defined in Section 12.2 of this Agreement) having authority over the transactions contemplated under this Agreement and (ii) the date on which the shareholders of the Bank, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement, or such other time as the parties may agree.

                  (b) The closing of the Merger (the "Closing") shall take place at the principal offices of the Bank at 10:00 a.m. local time on the day that the Effective Time of the Merger occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

                  (c) The main office of the Bank is located at 1548 Laskin Road, Virginia Beach, Virginia. The main office of ST-Bank is located at 420 North 20th Street, Birmingham, Alabama.

                  (d) The proposed main office of the Surviving Corporation shall be located at Birmingham, Alabama. The branch offices of the Surviving Corporation shall be the existing branch offices of ST-Bank and the existing main and branch offices of the Bank.

                  (e) As of June 30, 2001, ST-Bank had total capital of $ 3,865,921,000 divided into 1,020,000 shares of Common Stock, each of $8.83 par value ("ST-Bank Shares"), surplus of $1,868,488,000, undivided profits, including capital reserves of $1,937,735,000, and accumulated other comprehensive income of $50,691,000. As of June 30, 2001, the Bank had total capital of $21,352,176 divided into 2,421,635 shares of Common Stock, each of $5.00 par value, additional paid in capital of $3,317,635 retained earnings of $5,348,422, and accumulated other comprehensive income of $577,944.

                  (f) After the Effective Time of the Merger, the Surviving Corporation shall have total capital stock of $9,006,600 divided into 1,020,000 shares of ST-Bank Shares, authorized, 1,020,000 shares of which shall be issued and outstanding and no shares of which shall be held as treasury stock.

                  (g)      The Surviving Corporation shall have trust powers.

     Section 1.2. Effect of Merger. At the Effective Time of the Merger, the Bank shall be merged with and into ST-Bank and the separate existence of the Bank shall cease. The Articles of Incorporation and Bylaws of ST-Bank, as in effect on the date hereof and as otherwise amended prior to the Effective Time of the Merger, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law. The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all of the duties and liabilities of a banking corporation organized under the laws of the State of Alabama and shall thereupon and thereafter possess all other privileges, immunities and franchises of a private, as well as of a public nature, of each of the constituent banks. All property (real, personal and mixed) and all debts on whatever account, including subscriptions to shares, and all choses in action, all and every other interest, of or belonging to or due to each of the constituent corporations so merged shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed. The title to any real estate, or any interest therein, vested in any of the constituent corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the constituent corporations so merged and any claim existing or action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of any constituent corporation shall be impaired by the Merger.

     Section 1.3. Directors and Officers. From and after the Effective Time of the Merger, the directors of the Surviving Corporation and the officers of the Surviving Corporation shall be those persons serving as directors and officers of ST-Bank immediately prior to the Effective Time of the Merger, and such additional persons, in each case, as SouthTrust, at or prior to the Effective Time of the Merger, shall designate in writing.

                  (a) From and after the Effective Time of the Merger and ending no sooner than the second anniversary of the Effective Time of the Merger, the directors of the Bank as of the date of this Agreement who enter into noncompetition agreements substantially in the form of Exhibit 1.3 hereto, shall serve as directors on the Virginia advisory board of ST-Bank and shall receive compensation for service on that advisory board in the amounts set forth in DISCLOSURE SCHEDULE 1.3.

                  (b) From and after the Effective Time of the Merger, the members of the advisory boards of the Bank serving in such capacity as of the Effective Time of the Merger, shall become members of the Virginia advisory board of ST-Bank, subject to such changes to the membership in such advisory board as shall be appropriate in the ordinary course of business. The members of the Virginia advisory board shall be compensated for their service in the amounts set forth in DISCLOSURE SCHEDULE 1.3, and ST-Bank shall make available to the members of such advisory board, and to the members of the advisory board established pursuant to Section 1.3.(b) above, incentive contests and programs on a substantially similar basis to those made available to the other members of ST-Bank's Virginia advisory boards.


                                   ARTICLE 2.

                   CONVERSION OF CONSTITUENTS' CAPITAL SHARES


     Section 2.1. Manner of Conversion of Bank Shares. Except in the event of the matters set forth in Article 11A hereof, subject to the provisions hereof, as of the Effective Time of the Merger and by virtue of the Merger and without any further action on the part of SouthTrust, ST-Sub, ST-Bank or the Bank or the holder of any shares thereof, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of capital stock of ST-Bank outstanding immediately prior to the Effective Time of the Merger shall, after the Effective Time of the Merger, remain outstanding and unchanged and thereafter shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

                  (b) Each share of common stock of the Bank (the "Bank Shares") held by the Bank or by SouthTrust or ST-Sub (or any of their subsidiaries), other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

                  (c) Except with regard to the Bank Shares excluded in 2.1.(b) above, each Bank Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive 1.0691 shares of common stock of SouthTrust (and the rights associated therewith issued pursuant to that certain Amended and Restated Rights Agreement dated as of August 1, 2000 between SouthTrust and American Stock Transfer & Trust Company) (together, the "SouthTrust Shares")(such number being hereinafter referred to as the "Conversion Ratio"). The Conversion Ratio, including the aggregate number of SouthTrust Shares issuable in the Merger, shall be subject to an appropriate adjustment in the event of any stock split, reverse stock split, dividend payable in SouthTrust Shares, reclassification or similar distribution whereby SouthTrust issues SouthTrust Shares or any securities convertible into or exchangeable for SouthTrust Shares without receiving any consideration in exchange therefor, provided that the record date of such transaction is a date after the date of the Agreement and prior to the Effective Time of the Merger, such that the aggregate value of the consideration to be delivered pursuant to this Agreement remains unchanged.

     Section 2.2. Bank Stock Options and Related Matters. As of the Effective Time of the Merger, all rights with respect to Bank Shares issuable pursuant to the exercise of stock options (the "Bank Options") granted by the Bank under stock option plans of the Bank (the "Bank Stock Option Plans"), which are outstanding at the Effective Time of the Merger, whether or not such Bank Options are then exercisable, shall, subject to this section, be assumed by ST-Sub in accordance with the terms of the particular Bank Stock Option Plan under which such Bank Options were issued and the stock option agreement by which such Bank Options are evidenced. From and after the Effective Time of the Merger, (i) each Bank Option assumed by ST-Sub hereunder may be exercised solely for SouthTrust Shares, which SouthTrust Shares, prior to the exercise of each Bank Option, either shall be transferred to ST-Sub by SouthTrust or ST-Sub shall purchase such SouthTrust Shares from SouthTrust in exchange for a purchase price in cash or its equivalent equal to the last sale price of the SouthTrust Shares, as reported by The Nasdaq Stock Market ("Nasdaq") as of the last trading day prior to the transfer of the SouthTrust Shares to ST-Sub, or, at ST-Sub's election, the last trading day prior to the exercise of each such Bank Option,
(ii) the number of SouthTrust Shares subject to such Bank Option shall be equal to the number of Bank Shares subject to such Bank Option immediately prior to the Effective Time of the Merger multiplied by the Conversion Ratio and (iii) the per share exercise price under each such Bank Option shall be adjusted by dividing the per share exercise price under each such Bank Option by the Conversion Ratio and rounding down to the nearest cent.

                  (a) At all times after the Effective Time of the Merger, SouthTrust shall make available to ST-Sub and reserve for issuance such number of SouthTrust Shares as shall be necessary to permit the exercise of the Bank Options assumed by SouthTrust in the manner contemplated by this Agreement. Within a reasonable time after the Effective Time of the Merger, SouthTrust shall file a Registration Statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate form), with respect to the SouthTrust Shares subject to the Bank Options assumed by SouthTrust and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such Bank Options assumed by SouthTrust remain outstanding. SouthTrust shall make any filings required under any applicable state securities laws to qualify the SouthTrust Shares subject to such Bank Options assumed by SouthTrust for resale thereunder.

                  (b) The number of SouthTrust Shares subject to Bank Options to be assumed by ST-Sub hereunder and the exercise price thereof shall, from and after the Effective Time of the Merger, be subject to appropriate adjustment in the event of the occurrence of any transaction described in
Section 2.1(c) hereof if the record date with respect to such transaction is on or after the Effective Time of the Merger.

                  (c) Each Bank Option which is an incentive stock option as defined in Section 422 of the Code shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. SouthTrust and the Bank agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.2.(c). Except as otherwise provided herein, (i) the provisions of any Bank Stock Option Plan that provide for the issuance or grant of any other interest in respect of the capital stock of the Bank shall be deleted as of the Effective Time of the Merger and (ii) the Bank shall take all reasonable steps to ensure that following the Effective Time of the Merger no holder of the Bank Options shall have any right thereunder to acquire any equity securities of the Bank.

                  (d) The Bank acknowledges that the holders of Bank Options who may become or be deemed under Rule 16b-3 to be executive officers or directors of SouthTrust after the Effective Time of the Merger may be subject to the short-swing sale restrictions of the Securities Exchange Act of 1934 and regulations promulgated thereunder. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under
Section 16(a) of the Exchange Act, SouthTrust shall administer any Bank Option Plan assumed pursuant to this Section 2.2 (or the SouthTrust Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time of the Merger.

                  (e) At the election of SouthTrust, the Bank shall (i) procure from each holder of Bank Options who is an employee or director of the Bank, and (ii) use its reasonable best efforts to procure from each holder of Bank Options who serves as an advisory director of the Bank, and shall deliver to SouthTrust at the Closing, an executed acknowledgment of the treatment and disposition of such holder's Bank Options, as provided for under this Section
2.2 of this Agreement.

     Section 2.3. Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of Bank Shares converted pursuant to the Merger, and each holder of Bank Options assumed by ST-Sub pursuant to this Agreement, who would otherwise have been entitled to receive a fraction of a SouthTrust Share (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of such SouthTrust Share, multiplied by the market value of one SouthTrust Share at the Effective Time of the Merger in the case of shares exchanged pursuant to the Merger, or at the date of exercise, in the case of Bank Options to be exercised for SouthTrust Shares. The market value of one SouthTrust Share at the Effective Time of the Merger, or the date of exercise, as the case may be, shall be the last sales price of such SouthTrust Shares, as reported by Nasdaq on the last trading day preceding the Effective Time of the Merger or the date of exercise, as the case may be, or, if the SouthTrust Shares hereafter become listed for trading on any national securities exchange registered under the Securities Exchange Act of 1934, the last sales price of such SouthTrust Shares on the applicable date as reported on the principal securities exchange on which the SouthTrust Shares are then listed for trading. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share.


     Section 2.4. Effectuating Conversion. SouthTrust shall designate such institution as it may select, including SouthTrust or one of its affiliates, to serve as the exchange agent (the "Exchange Agent") pursuant to this Agreement. The Exchange Agent may employ sub-agents in connection with performing its duties. As of the Effective Time of the Merger, SouthTrust will deliver or cause to be delivered to the Exchange Agent the consideration to be paid by SouthTrust for the Bank Shares, along with an appropriate cash payment in lieu of fractional interests in SouthTrust

Shares. As promptly as practicable after the Effective Time of the Merger, the Exchange Agent shall send or cause to be sent to each former holder of record of Bank Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing Bank Shares for the consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing the Bank Shares and the receipt of the consideration contemplated by this Agreement and will require each holder of the Bank Shares to transfer good and marketable title to such Bank Shares to SouthTrust, free and clear of all liens, claims and encumbrances.

                  (a) At the Effective Time of the Merger, the stock transfer books of the Bank shall be closed as to holders of Bank Shares immediately prior to the Effective Time of the Merger and no transfer of Bank Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing Bank Shares shall, without any action on the part of any holder thereof, no longer represent Bank Shares. If, after the Effective Time of the Merger, certificates are properly presented to the Exchange Agent, such certificates shall be promptly exchanged for the consideration contemplated by this Agreement into which the Bank Shares represented thereby were converted in the Merger.

                  (b) In the event that any holder of record as of the Effective Time of the Merger of Bank Shares is unable to deliver the certificate which represents such holder's Bank Shares, SouthTrust, in the absence of actual notice that any Bank Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, may, in its discretion, deliver to such holder the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                           (i) an affidavit or other evidence to the reasonable satisfaction of SouthTrust that any such certificate has been lost, wrongfully taken or destroyed;

                           (ii) such security and indemnity as may be reasonably requested by SouthTrust to indemnify and hold SouthTrust harmless in respect of such stock certificate(s); and

                           (iii) evidence to the satisfaction of SouthTrust that such holder is the owner of the Bank Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                  (c) In the event that the delivery of the consideration contemplated by this Agreement and the amount of cash representing fractional SouthTrust Shares are to be made to a person other than the person in whose name any certificate representing Bank Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of SouthTrust that such tax has been paid or is not applicable.

                  (d) No holder of Bank Shares shall be entitled to receive any dividends or distributions declared or made with respect to the SouthTrust Shares with a record date before the Effective Time of the Merger. Neither the consideration contemplated by this Agreement, any amount of cash representing fractional SouthTrust Shares nor any dividend or other distribution with respect to SouthTrust Shares where the record date thereof is on or after the Effective Time of the Merger shall be paid, and SouthTrust shall not be obligated to pay, to the holder of any unsurrendered certificate or certificates representing Bank Shares until such holder shall surrender the certificate or certificates representing the Bank Shares as provided for by this Agreement. Subject to applicable laws, following surrender of any such certificate or certificates, there shall be paid to the holder of the certificate or certificates then representing SouthTrust Shares issued in the Merger, without interest at the time of such surrender, the consideration contemplated by this Agreement, the amount of any cash representing fractional SouthTrust Shares and the amount of any accrued dividends or other distributions with respect to SouthTrust Shares to which such holder is entitled as a holder of SouthTrust Shares in accordance with the foregoing.

     Section 2.5. Laws of Escheat. If any of the consideration due or other payments to be paid or delivered to the holders of Bank Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, SouthTrust or the Exchange Agent shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of the Bank,

SouthTrust, ST-Sub, ST-Bank, the Exchange Agent nor any other person acting on their behalf shall be liable to a holder of Bank Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.


                                   ARTICLE 3.

                   REPRESENTATIONS AND WARRANTIES OF THE BANK


         The Bank hereby represents and warrants to ST-Bank, ST-Sub and SouthTrust as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 3.1. Corporate Organization. The Bank is a banking corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and the Bank is duly licensed or qualified to do business in each state or other jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where the failure to be so licensed or qualified and any actions necessary to cure any such failures would not have a Material Adverse Effect (as defined in Section 12.2 of this Agreement) on the Bank. True and correct copies of the Articles of Incorporation of the Bank and the Bylaws of the Bank, each as amended to the date hereof, have been delivered to SouthTrust.

                  (a) The Bank has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, except for authorizations, permits and licenses, the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect on the Bank.

                  (b) Except as set forth on DISCLOSURE SCHEDULE 3.1(C), the Bank does not own any capital stock of any subsidiary, or have any interest in any partnership or joint venture. For purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

                  (c) The minute books of the Bank contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by its shareholders and Board of Directors (including all committees thereof).

         Section 3.2. Capitalization. The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, par value of $5.00, 2,423,490 shares of which as of the date hereof are issued and outstanding (none of which are held in the treasury of the Bank) (the "Bank Shares"). All of the issued and outstanding Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, except for options to acquire 132,354 shares of common stock of the Bank (and an outstanding offer to sell 1,000 shares of common stock of the Bank), the ownership of which and the exercise prices and vesting schedules for which are set forth on DISCLOSURE SCHEDULE 3.2, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of the Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of the Bank.

         Section 3.3. Financial Statements; Filings. The Bank has previously delivered to SouthTrust copies of the financial statements of the Bank as of and for each of the three (3) fiscal years of the Bank ended immediately prior to the date of this Agreement and the interim financial statements of the Bank as of and for each of the fiscal periods of the Bank ended after the close of the most recently completed fiscal year of the Bank and prior to the date of this Agreement, and the Bank shall deliver to SouthTrust, as soon as practicable following the preparation of additional financial statements for each subsequent interim fiscal period or year of the Bank, the financial statements of the Bank as of and for such subsequent interim fiscal period or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of the Bank").

                  (a) The Bank has previously delivered to SouthTrust copies of the Call Reports of the Bank as of and for each of the three (3) fiscal years of the Bank ended immediately prior to the date of this Agreement and the Call Reports of the Bank as of and for the interim fiscal periods after the end of the most recent fiscal year and prior to the date of this Agreement, and the Bank shall deliver to SouthTrust, as soon as practicable following the preparation of additional Call Reports for each subsequent interim fiscal period or year of the Bank, the Call Reports of the Bank as of and for each such subsequent interim fiscal period or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of the Bank").

                  (b) Each of the Financial Statements of the Bank and each of the Call Reports of the Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of the Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of the Bank and each of the Call Reports of the Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of the Bank as of the respective dates thereof and fairly present or will fairly present the results of operation of the Bank on a consolidated basis for the respective periods therein set forth, subject to normal year-end audit adjustments in amounts consistent with past practices in the case of unaudited statements.

                  (c) To the extent not prohibited by law, the Bank has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust all reports and filings made or required to be made by the Bank with the Regulatory Authorities, and will from time to time hereafter furnish to SouthTrust, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. At the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (d) Except as reflected on DISCLOSURE SCHEDULE 3.3(E) hereto, since December 31, 2000, the Bank has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Bank except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of the Bank as of December 31, 2000 or the Call Reports of the Bank, or reflected in the notes thereto, or (ii) which were incurred after December 31, 2000, in the ordinary course of business consistent with past practices. Since December 31, 2000, the Bank has not incurred or paid any obligation or liability which would have a Material Adverse Effect on the Bank, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

         Section 3.4. Loan Portfolio; Reserves. Except as set forth in DISCLOSURE SCHEDULE 3.4, (i) all evidences of indebtedness in original principal amount in excess of $25,000 reflected as assets in the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 2000 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, and were not subject to any defenses, setoffs, or counterclaims, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity; (ii) the allowances for possible loan losses shown on the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 2000 were, and the allowance for possible loan losses to be shown on the Financial Statements of the Bank and the Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); (iii) the reserve for losses with respect to other real estate owned ("OREO Reserve") shown on the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 2000 were, and the OREO Reserve to be shown on the Financial Statements of the Bank and the Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of the Bank as of the dates thereof; (iv) the reserve for losses in respect of litigation ("Litigation Reserve") shown on the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 2000 were, and the Litigation Reserve to be shown on the Financial Statements of the Bank, and the Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to the Bank as of the dates thereof, and (v) each such allowance or reserve described above has been established in accordance with the accounting principles described in Section 3.3(c) and applicable regulatory requirements and guidelines.

         Section 3.5. Certain Loans and Related Matters. Except as set forth in DISCLOSURE SCHEDULE 3.5, the Bank is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or is in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Bank or any Regulatory Authority, should have been classified as "substandard", "doubtful", "loss," "other loans especially mentioned," "other assets especially mentioned" or any other comparable classification; or (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Bank or any ten percent (10%) shareholder of the Bank, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Bank including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities and which violation could have a Material Adverse Effect on the Bank. As of the date of any Financial Statements of the Bank and any Call Reports of the Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of the Bank and the Call Reports of the Bank that immediately preceded the Effective Time of the Merger, there will not be any material increase in the loan agreements, notes or borrowing arrangements described in (iv) above and DISCLOSURE SCHEDULE 3.5.

         Section 3.6. Authority; No Violation. The Bank has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of the Bank holding more than two-thirds of the issued and outstanding common stock of the Bank and to the receipt of the Consents of the Regulatory Authorities and the other Consents referred to in
Section 3.7 hereof, to consummate the transactions contemplated hereby. The Board of Directors of the Bank has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted and recommended to the Bank's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by such shareholders, no other corporate proceedings on the part of the Bank are necessary to consummate the Merger and the other transactions contemplated by this Agreement, except for the authorization by the Board of Directors of the possible distribution of certain assets of the Bank in pursuance of the plan of reorganization contemplated by this Agreement and as more particularly provided for in Article 11A hereof. This Agreement, when duly and validly executed by the Bank and delivered by the Bank (and assuming due authorization, execution and delivery by SouthTrust, ST-Sub and ST-Bank), will constitute a valid and binding obligation of the Bank, and will be enforceable against the Bank in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                  (a) Neither the execution and delivery of this Agreement by the Bank nor the consummation by the Bank of the transactions contemplated hereby, nor compliance by the Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Bank, (ii) to the knowledge of the Bank, and assuming that all Consents, including, but not limited to, those of the Regulatory Authorities, referred to herein are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Bank or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Bank under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which the Bank is a party, or by which the Bank or any of its properties or assets may be bound or affected except for (x) such conflicts, breaches or defaults as are set forth in DISCLOSURE SCHEDULE 3.6; and (y) with respect to
(B) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Bank.

         Section 3.7. Consents and Approvals. Except for (i) the approval of the shareholders of the Bank pursuant to the proxy statement of the Bank relating to the meeting of the shareholders of the Bank at which the Merger is to be considered (the "Proxy Statement"); (ii) the Consents of the Regulatory Authorities; (iii) the approval of this Agreement by the sole shareholder of ST-Bank; and (iv) the filing of a Certificate or Articles of Merger with the State of Alabama and the Commonwealth of Virginia, and (v) as set forth in DISCLOSURE SCHEDULE 3.7, no Consents of any person are necessary in connection with the execution and delivery by the Bank of this Agreement, and the consummation by the Bank of the Merger and the other transactions contemplated hereby.

         Section 3.8. Broker's Fees. Except for Baxter Fentriss and Company, whose engagement letter is set forth in DISCLOSURE SCHEDULE 3.8, neither the Bank nor any of its respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 3.9. Absence of Certain Changes or Events. Since December 31, 2000, there has not been, and except as disclosed on DISCLOSURE SCHEDULE 3.9 of this Agreement during the period from the date of this Agreement to the Closing Date and except for the possible distribution of certain assets of the Bank in pursuance of the plan of reorganization contemplated by this Agreement as more particularly provided for in Article 11A hereof, there will not be (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Bank Shares, other than cash dividends declared, paid and/or set aside in the ordinary course of business consistent with past practice as provided in Section 5.1 hereof or (ii) any Material Adverse Effect on the Bank including, without limitation, any change in the administration or supervisory standing or rating of the Bank with any Regulatory Authority, and to the knowledge of the Bank no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

     Section 3.10. Legal Proceedings; Etc. Except as set forth in DISCLOSURE SCHEDULE 3.10, the Bank is not a party to any, and there are no pending or, to the knowledge of the Bank, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against the Bank challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of the Bank as of the date hereof, there is no proceeding, claim, action or governmental investigation against the Bank, and no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against the Bank which has or might reasonably be expected to have a Material Adverse Effect on the Bank. There is no default by the Bank under any material contract or agreement to which the Bank is a party which, individually or in the aggregate would have a Material Adverse Effect on the Bank. The Bank is not a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of the Bank and the Bank has not been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 3.11. Taxes and Tax Returns. The Bank has previously delivered or made available to SouthTrust copies of the federal, state and local income tax returns of the Bank for the years 1997, 1998, and 1999 and all schedules and exhibits thereto, and, will provide SouthTrust with a copy of all federal, state and local income tax returns for the year 2000, with all schedules and exhibits thereto, when such returns are filed, and, to the knowledge of the Bank such returns have not been examined by the Internal Revenue Service or any other taxing authority. Except as reflected in DISCLOSURE
SCHEDULE 3.11, the Bank has duly filed (or obtained extensions to file) in correct form in all material respects all federal, state and local information returns and tax returns required to be filed on or prior to the date hereof, and the Bank has duly paid or made adequate provisions for the payment of all taxes and other governmental charges which are owed by the Bank to any federal, state or local taxing authorities, whether or not reflected in such returns (including, without limitation, those owed in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of the Bank), other than taxes and other charges which (i) are not yet delinquent or are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of the Bank and the Call Reports of the Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles consistent with past practices. The Bank is not responsible for the taxes of any other person other than the Bank under Treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                  (a) Except as disclosed in DISCLOSURE SCHEDULE 3.11.(A), the Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any federal, state or local taxes due that is currently in effect, and deferred taxes of the Bank, have been adequately provided for in the Financial Statements of the Bank.

                  (b) Except as disclosed in DISCLOSURE SCHEDULE 3.11.(B), the Bank has not made any payment, is not obligated to make any payment and is not a party to any contract, agreement or other arrangement that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

                  (c)      There has not been an ownership change, as defined in
Section 382(g) or the Code, of the Bank that occurred during or after any taxable period in which the Bank incurred an operating loss that carries over to any taxable period ending after the fiscal year of the Bank immediately preceding the date of this Agreement.

                  (d) (i) Except as disclosed in DISCLOSURE SCHEDULE 3.11(E), proper and accurate amounts have been withheld by the Bank from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the Bank for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor have been included by the Bank in the Financial Statements of the Bank.

         Section 3.12. Employee Benefit Plans. Neither the Bank nor any of its subsidiaries has or maintains any "Employee Benefit Plan," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in DISCLOSURE SCHEDULE 3.12(A) (the "Employee Benefit Plans"). The Bank has, with respect to each such plan, delivered to SouthTrust true and complete copies of: (i) all current plan texts and agreements and related trust agreements or annuity contracts and any amendments thereto; (ii) all current summary plan descriptions and material employee communications; (iii) Forms 5500 filed for each of the most recent three plan years with respect to which Forms 5500 have been required to be filed (including all schedules thereto and the opinions of independent accountants); (iv) the most recent actuarial valuation (if any); (v) the most recent annual and periodic accounting of plan assets (if any); (vi) if the plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter received from the Internal Revenue Service; and (vii) all material communications with any governmental entity or agency (including, without limitation, the Department of Labor, Internal Revenue Service and the Pension Benefit Guaranty Corporation ("PBGC")) during the current and next preceding three (3) plan years.

                  (a) No Employee Benefit Plan is a defined benefit pension plan and, except as described in DISCLOSURE SCHEDULE 3.12(B), neither the Bank nor any subsidiary has ever maintained a defined benefit plan.

                  (b) Neither the Bank nor any subsidiary has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                  (c) All Employee Benefit Plans comply, in all material respects, with the provisions of ERISA and the Code that are applicable to them, including, but not limited to, COBRA, HIPAA and any applicable, similar state law. Except as described in DISCLOSURE SCHEDULE 3.12(D), neither the Bank nor any subsidiary has any material liability under any such plan that is not reflected in the Financial Statements of the Bank.

                           For purposes of this Agreement, "COBRA" means the
provision of Section 4980B of the Code and the regulations thereunder, and
Part 6 of the Subtitle B of title I of ERISA and any regulations thereunder, and "HIPAA" means the provisions of the Code and ERISA as enacted by the Health Insurance Portability and Accountability Act of 1996.

                  (d) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Employee Benefit Plan (i) which would result in the imposition, directly or indirectly, of a material excise tax under
Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a Material Adverse Effect on the Condition of the Bank; and no actions have occurred which could result in the imposition of a penalty under any other section or provision of ERISA.

                  (e) Except as described in DISCLOSURE SCHEDULE 3.12(F), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of the Bank or any subsidiary under any Employee Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

                  (f) No Employee Benefit Plan is a multiemployer plan as defined in Section 414(f) of the Code or Section 3(37) or 4001(a)(31) of ERISA. Neither the Bank nor any subsidiary have ever been a party to or participant in a multiemployer plan.

                  (g) There are no actions, liens, suits or claims pending or, to the knowledge of the Bank, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan or against the assets of any Employee Benefit Plan. No assets of the Bank or its subsidiary are subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

                  (h) Each Employee Benefit Plan which is intended to qualify under Section 401(a) or 403(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it so qualifies and that its related trust is exempt from taxation under Section 501(a) of the Code and each such Employee Benefit Plan has been operated in accordance with its terms. No event has occurred or circumstance exists that will or could give rise to a disqualification or loss of tax-exempt status of any such plan or trust.

                  (i) No Employee Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code or Section 4063, 4064 or 4066 of ERISA. Except as set forth in DISCLOSURE SCHEDULE 3.12(J), no Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

                  (j) Any Employee Benefit Plan that is an employee pension benefit plan, as defined in Section 3(2) of ERISA , that is not qualified under
Section 401(a) or 403(a) of the Code is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Except as described in DISCLOSURE SCHEDULE 3.12(K), no assets of the Bank or any subsidiary are allocated to or held in a "rabbi trust" or similar funding vehicle.

                  (k) Except as set forth on DISCLOSURE SCHEDULE 3.12(L), no Employee Benefit Plan provides benefits to any current or former employee of the Bank or any subsidiary beyond retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his or her dependents). Except as set forth on DISCLOSURE SCHEDULE 3.12(L), any such plan may be amended or terminated at any time by unilateral action of the Bank.

         Section 3.13. Title and Related Matters. Except as set forth in DISCLOSURE SCHEDULE 3.13, the Bank has good title, and as to owned real property, has good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by it or carried under its name on the Financial Statements of the Bank or the Call Reports of the Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 2000), free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of the Bank and the Call Reports of the Bank or incurred in the ordinary course of business after December 31, 2000, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and
(iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that do not in the aggregate have a Material Adverse Effect on the Bank.

                  (a) All agreements pursuant to which the Bank leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or to the knowledge of the Bank any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Bank. Except as set forth in DISCLOSURE SCHEDULE 3.13.(A), the Bank has all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), as of the Effective Time of the Merger, and shall have the right to transfer each lease or sublease pursuant to this Agreement.

                  (b) Other than real estate owned, acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and material fixtures owned, leased or subleased by the Bank are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by the Bank are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section 3.14. Real Estate. DISCLOSURE SCHEDULE 3.14 identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned by the Bank or in which the Bank has any ownership interest, and sets forth an accurate address for each parcel of real estate or interest therein, leased or subleased by the Bank or in which the Bank has any leasehold interest.

                  (a) DISCLOSURE SCHEDULE 3.14.(A) lists or otherwise describes and sets forth each and every written or oral lease or sublease, together with the current name, address and telephone number of the landlord or sublandlord and the landlord's property manager (if any), under which the Bank is the lessee or sublessee of any real property and which relates in any manner to the operation of the businesses of the Bank.

                  (b) To the knowledge of the Bank, the Bank has not violated, and is not currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in DISCLOSURE SCHEDULES 3.14 and 3.14.(A) including, but not limited to, any law, regulation or ordinance relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on the Bank.

                  (c) DISCLOSURE SCHEDULE 3.14.(C) lists or otherwise describes with respect to each parcel of leased property described on DISCLOSURE
SCHEDULE 3.14.(A), each and every Consent required to facilitate the full and complete assignment of all right, title and interest of the Lessee in such lease or sublease to the Surviving Corporation and the use and operation of such real property of the Surviving Corporation.

                  (d) As to each parcel of real property owned or used by the Bank, the Bank has not received notice of any pending or, to the knowledge of the Bank, threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

         Section 3.15.    Environmental Matters.

                  (a) Each of the Bank, the Participation Facilities (as defined in Section 12.2 of this Agreement), and the Loan Properties (as defined in Section 12.2 of this Agreement) are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a Material Adverse Effect on the Bank.

                  (b) There is no litigation pending or, to the knowledge of the Bank, threatened before any court, governmental agency or board or other forum in which the Bank or any Participation Facility has been or, with respect to threatened litigation may be, named as defendant (i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined in Section 12.2 of this Agreement) or (ii) relating to the release into the environment of any Hazardous Material (as defined in Section 12.2 of this Agreement) or oil, whether or not occurring at or on a site owned or leased or operated by the Bank or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a Material Adverse Effect on the Bank.

                  (c) There is no litigation pending or, to the knowledge of the Bank, threatened before any court, governmental agency or board or other forum in which any Loan Property (or the Bank in respect of such Loan Property) has been or, with respect to threatened litigation, may be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on or involving a Loan Property, except for such litigation pending or threatened that will not individually or in the aggregate, have a Material Adverse Effect on the Bank.

                  (d) To the knowledge of the Bank, there is no reasonable basis for any litigation of a type described in Sections 3.15.(b) or 3.15.(c) of this Agreement, except as will not have, individually or in the aggregate, a Material Adverse Effect on the Bank.

                  (e) During the period of (i) ownership or operation by the Bank of any of its current properties, or (ii) to the knowledge of the Bank, participation by the Bank in the management of any Participation Facility, or
(iii) to the knowledge of the Bank, holding by the Bank of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on the Bank.

                  (f) Prior to the period of (i) ownership or operation by the Bank of any of its current properties, (ii) participation by the Bank in the management of any Participation Facility, or (iii) holding by the Bank of a security interest in any Loan Property, to the knowledge of the Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a Material Adverse Effect on the Bank.

         Section 3.16. Commitments and Contracts. Except as set forth in DISCLOSURE SCHEDULE 3.16, the Bank is not a party or subject to any of the following (whether written or oral, express or implied):

                           (i) any employment contract or understanding (including any agreement or plan with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by the
                                    Bank);

                           (ii) any labor contract or agreement with any labor union;

                           (iii) any contracts or covenants which limit the ability of the Bank to compete in any line of business or which involve any restriction of the geographical area in which the Bank may carry on its business (other than as may be required by law or applicable regulatory authorities);

                           (iv) any lease (other than real estate leases described on DISCLOSURE SCHEDULE 3.14.(A)) or other agreements or contracts with annual payments aggregating $20,000 or more; or

                           (v) any other contract or agreement which would be required to be disclosed in reports filed by the Bank with any Regulatory Authority which has not been so disclosed.

                  (b) Except as set forth in DISCLOSURE SCHEDULE 3.16.(B), there is not, under any agreement, lease or contract to which the Bank is a party, any existing default or event of default, or to the knowledge of the Bank any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or non-performance.

         Section 3.17. Regulatory, Accounting and Tax Matters. The Bank has not taken or agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement or (ii) prevent the transactions contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         Section 3.18. Registration Obligations. The Bank is not under any obligation, contingent or otherwise, which will survive the Merger, to register any of its securities under the Securities Act of 1933 (the "Act") or any state securities laws.

         Section 3.19. State Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by any applicable state anti-takeover statute.

         Section 3.20. Insurance. The Bank is presently insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts against such risks as banks and financial institutions engaged in a similar business and of a similar size would, in accordance with good business practice, customarily be insured. To the knowledge of the Bank, the policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Bank provide adequate coverage against loss, and the fidelity bonds in effect as to which the Bank is named an insured are sufficient for their purpose. Such policies of insurance are listed and described in DISCLOSURE SCHEDULE 3.20.

         Section 3.21. Labor. (a) No work stoppage involving the Bank is pending as of the date hereof or, to the knowledge of the Bank, threatened. The Bank is not involved in, or, to the knowledge of the Bank, threatened with or affected by, any proceeding asserting that the Bank has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect on the Bank. No union represents or claims to represent any employees of the Bank, and, to the knowledge of the Bank, no labor union is attempting to organize employees of the Bank.

                  (b) The Bank has made available to SouthTrust a true and complete list of all employees of the Bank as of the date hereof, together with the employee position, title, salary and date of hire, and all information with respect to all benefit plans or policies, bonus arrangements, commissions, severance plans or policies, compensation arrangements or other benefits provided to such employees.

                  (c) The Bank is in compliance in all material respects with all applicable laws and regulations relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, workers compensation, employee privacy and right to know and social security contributions.

                  (d) Except as set forth on DISCLOSURE SCHEDULE 3.21(D) hereto, there has not been, there is not presently pending or existing and, to the knowledge of the Bank or any of their respective subsidiaries, there is not threatened any proceeding against or affecting the Bank relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Bank.

         Section 3.22. Compliance with Laws. The Bank has conducted its business and owned its assets in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a Material Adverse Effect on the Bank. Except as disclosed in DISCLOSURE SCHEDULE 3.22, the Bank:

                  (a) is not in violation of any laws, regulations, rules, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a Material Adverse Effect on the Bank; and

                  (b) has not received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that the Bank is not in compliance with any laws, regulations, rules, orders or permits which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on the Bank, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a Material Adverse Effect on the Bank, (iii) requiring the Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of the Bank, including, without limitation, any restrictions on the payment of dividends.

         Section 3.23. Transactions with Management. Except for deposits, all of which are on terms and conditions comparable to those made available to other nonaffiliated similarly-situated customers of the Bank at the time such deposits were entered into, the loans listed on DISCLOSURE SCHEDULE 3.5, the agreements listed on DISCLOSURE SCHEDULE 3.16, obligations under employee benefit plans of the Bank as set forth on DISCLOSURE SCHEDULES 3.12(A), (B),
(D), (F), (J), (K) AND (L), and the arrangements described in Sections 1.3.(a) and 1.3.(b) hereof and the items described on DISCLOSURE SCHEDULES 3.2, 3.14.(A), 3.16, AND 3.23, there are no contracts with or commitments to present or former shareholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, any business directly or indirectly controlled by any such person, or $5,000 for all such contracts or commitments in the aggregate for all such individuals.

         Section 3.24. Derivative Contracts. The Bank is not a party to, nor has agreed to enter into an exchange- traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Financial Statements of the Bank which is a financial derivative contract (including various combinations thereof) ("Derivative Contracts"), except for those Derivative Contracts set forth in DISCLOSURE SCHEDULE 3.24.

         Section 3.25. Deposits. Except as set forth in DISCLOSURE SCHEDULE 3.25, none of the deposits of the Bank (i) is a "brokered" deposit, (ii) is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and (iii) no portion of such deposits represents a deposit of any Affiliate of the Bank.

         Section 3.26. Accounting Controls. The Bank has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the Bank; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to institutions such as the Bank or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) access to the material properties and assets of the Bank is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the Bank; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

         Section 3.27. Proxy Materials. None of the information relating to the Bank to be included or incorporated by reference in (i) the proxy statement included in the proxy solicitation materials to be mailed to the shareholders of the Bank (the "Proxy Statement"), (ii) the registration statement on Form S-4 (the "Registration Statement") covering the SouthTrust Shares to be issued to the holders of the Bank Shares pursuant to the Merger, (iii) any other documents or registration statements to be filed with the any Regulatory Authority in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed with any Regulatory Authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any early communication with respect to the solicitation of any proxy, if required. The legal responsibility for the contents of the information supplied by the Bank and relating to the Bank which is either included or incorporated by reference in the Proxy Statement, the Registration Statement, or any other document or registration statement filed with any Regulatory Authority shall be and remain with the Bank.

         Section 3.28. Deposit Insurance. The deposit accounts of the Bank are insured by the Bank Insurance Fund ("BIF") in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"). The Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

     Section 3.29. Intellectual Property. The Bank owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, servicemarks, trademarks, computer software and other intellectual property used in its business; the Bank has not received any notice of conflict with respect thereto that asserts the right of others.

         Section 3.30. Untrue Statements and Omissions. No representation or warranty contained in Article 3 of this Agreement or in the Disclosure Schedules of the Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE 4.

                        REPRESENTATIONS AND WARRANTIES OF
                         SOUTHTRUST, ST-SUB AND ST-BANK


         SouthTrust, ST-Sub and ST-Bank hereby jointly and severally represent and warrant to the Bank as follows as of the date hereof and as of all times up to and including the Effective Time of the Merger (except as otherwise provided):

         Section 4.1. Organization and Related Matters of SouthTrust. SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on SouthTrust. SouthTrust is duly registered as a financial holding company under the Bank Holding Bank Act of 1956, as amended. True and correct copies of the Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to the Bank.

                  (a) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on SouthTrust.

                  (b) SouthTrust owns all of the issued and outstanding shares of capital stock of ST-Sub.

         Section 4.2. Organization and Related Matters of ST-Sub. ST-Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. ST-Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Sub is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by ST-Sub, or the character or location of the properties and assets owned or leased by ST-Sub makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on ST-Sub. ST-Sub is duly registered as a bank holding company under the Bank Holding Bank Act of 1956, as amended. True and correct copies of the Articles of Incorporation of ST-Sub and the Bylaws of ST-Sub, each as amended to the date hereof, have been made available to the Bank.

                  (a) ST-Sub has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on ST-Sub.

                  (b) ST-Sub owns all of the issued and outstanding shares of capital stock of ST-Bank.

         Section 4.3. Organization and Related Matters of ST-Bank. (a) ST-Bank is a corporation duly organized, validly existing and in good standing under the laws of Alabama. ST-Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-Bank is, or as of the Effective Time of the Merger will be, licensed or qualified to do business in each jurisdiction in which the nature of the business now conducted, or as proposed to be conducted pursuant to this Agreement, by ST-Bank, or the character or location of the properties and assets now owned or leased, or as proposed to be owned or leased pursuant to this Agreement, by ST-Bank makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a Material Adverse Effect on ST-Bank. True and correct copies of the Articles of Association and the Bylaws of ST-Bank, each as amended as of the date hereof, have been delivered to the Bank.

                  (b) ST-Bank has, or as of the Effective Time of the Merger will have, in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licences necessary for it to own or lease its properties and assets now owned or leased or to be owned or leased pursuant to this Agreement and to carry out its business as now conducted, or as proposed to be conducted pursuant to this Agreement, the absence of which, either individually or in the aggregate, would have a Material Adverse Effect on ST-Bank.

         Section 4.4. Capitalization. As of June 30, 2001, the authorized capital stock of SouthTrust consisted of 500,000,000 shares of common stock, par value $2.50 per share, 340,010,994 shares (which includes the rights associated with such shares pursuant to that certain Rights Agreement) of which were issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of such date), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which are issued and outstanding as of the date hereof. All issued and outstanding SouthTrust Shares have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

         Section 4.5. Authority; No Violation. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Merger, will have been duly authorized by the Boards of Directors of SouthTrust, ST-Sub and ST-Bank, and no other corporate proceedings on the part of SouthTrust, ST-Sub or ST-Bank are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement, when duly authorized, will be the valid and binding obligation of SouthTrust, ST-Sub and ST-Bank enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust, or the Articles of Incorporation or Bylaws of ST-Sub, or the Articles of Association or Bylaws of ST- Bank or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents, including, but not limited to those of the Regulatory Authorities, referred to herein are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust, ST-Sub or ST-Bank under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust, ST-Sub or ST-Bank is a party, or by which SouthTrust, ST-Sub or ST-Bank or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust, ST-Sub or ST-Bank or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in DISCLOSURE SCHEDULE 4.5; and (Y) with respect to (B) above, such as individually or in the aggregate will not have a Material Adverse Effect on SouthTrust.

         Section 4.6. Financial Statements. SouthTrust has made available to the Bank copies of the consolidated financial statements of SouthTrust as of and for the two (2) fiscal years ended immediately prior to the date of this Agreement, and as of and for the periods ended after the most recent fiscal year and prior to the date of this Agreement. SouthTrust will make available to the Bank, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent fiscal period or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent fiscal period or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                  (a) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

                  (b) Since December 31, 2000, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SouthTrust, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, or (ii) which were incurred after December 31, 2000 in the ordinary course of business consistent with past practices. Since December 31, 2000, and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would have a Material Adverse Effect on SouthTrust.

         Section 4.7. Absence of Certain Changes or Events. Since December 31, 2000, no fact or condition has occurred which would give rise to a Material Adverse Effect on SouthTrust, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a Material Adverse Effect on SouthTrust in the future.

         Section 4.8. Legal Proceedings, Etc. Except as set forth on DISCLOSURE SCHEDULE 4.8 hereto, or as disclosed in any document publicly filed by SouthTrust with the SEC and made available to the Bank hereunder, neither SouthTrust nor any of its Affiliates is a party to any, and there are no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to Item 103 of Regulation S-K promulgated by the SEC or that otherwise, individually or in the aggregate, would have a Material Adverse Effect on SouthTrust.

         Section 4.9. Insurance. SouthTrust has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to SouthTrust.

         Section 4.10. Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) the approval of this Agreement by the respective shareholders of ST-Bank and the Bank; (iii) the filing of a Certificate or Articles of Merger with the State of Alabama and the Commonwealth of Virginia; or (iv) as disclosed in DISCLOSURE SCHEDULE 4.10, no Consents of any person are necessary in connection with the execution and delivery by SouthTrust or, to the knowledge of SouthTrust, by ST-Sub or ST-Bank of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby.

         Section 4.11. Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368 of the Code, or (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in this Agreement.

         Section 4.12. Proxy Materials. None of the information relating to SouthTrust or any of its subsidiaries to be included or incorporated by reference in (i) the Proxy Statement, (ii) the Registration Statement, or (iii) any other documents or registration statements to be filed with any Regulatory Authority in connection with the transactions contemplated by this Agreement will, at the respective times such documents or other registration statements are filed with any Regulatory Authority and, in the case of the Registration Statement or the Post-Effective Registration Statement, if applicable, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any early communication with respect to the solicitation of any proxy, if required. The legal responsibility for the contents of the information supplied by SouthTrust and its subsidiaries relating to SouthTrust and its subsidiaries which is either included or incorporated by reference in the Proxy Statement, the Registration Statement, or any other document or registration statement filed with any Regulatory Authority shall be and remain with SouthTrust.

         Section 4.13. No Broker's or Finder's Fees. Neither SouthTrust nor any of its subsidiaries, affiliates or employees has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

         Section 4.14. Untrue Statements and Omissions. No representation or warranty contained in Article 4 of this Agreement or in the Disclosure Schedules of SouthTrust contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.15. SEC Filings. SouthTrust has filed all forms, reports and documents required to be filed by SouthTrust with the SEC since December 31, 1998, other than registration statements on Form S-4 and S-8 (collectively, the "SouthTrust SEC Reports"). The SouthTrust SEC Reports (i) at the time they were filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as the case may be, (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SouthTrust SEC Reports or necessary in order to make the statements in such SouthTrust SEC Reports, in light of the circumstances under which they were made, not misleading.

         Section 4.16. Compliance with Laws. Each of SouthTrust, ST-Sub and ST-Bank has conducted its business and owned its assets in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a Material Adverse Effect on SouthTrust. Except as disclosed in DISCLOSURE
SCHEDULE 4.16, none of SouthTrust, ST-Sub or ST-Bank:

                  (a) is in violation of any laws, regulations, rules, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a Material Adverse Effect on SouthTrust; and

                  (b) has received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that SouthTrust, ST-Sub or ST-Bank is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a Material Adverse Effect on SouthTrust, (ii) threatening to revoke any permit, the revocation of which is reasonably likely to have a Material Adverse Effect on SouthTrust, (iii) requiring SouthTrust, ST-Sub or ST-Bank to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of SouthTrust, ST-Sub or ST-Bank, including, without limitation, any restrictions on the payment of dividends.

                                   ARTICLE 5.

                      COVENANTS AND AGREEMENTS OF THE BANK


         Section 5.1. Conduct of the Business of Bank. During the period from the date of this Agreement to the Effective Time of the Merger, the Bank shall conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking and business principles, use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and except as required by law or regulation, take no action which would adversely affect or delay the ability of the Bank, SouthTrust, or ST-Bank to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform their covenants and agreements under this Agreement.

                  (a) During the period from the date of this Agreement to the Effective Time of the Merger, except as required by law or regulation, the Bank shall not, without the prior written consent of SouthTrust which will not be unreasonably withheld and which will be communicated promptly after receipt of any request for such consent:

                           (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of the Bank;

                           (ii) except for the issuance of Bank Shares pursuant to the terms of the Bank Options or the outstanding offer to sell 1,000 Bank Shares as described in DISCLOSURE SCHEDULE 3.2, change the number of shares of the authorized, issued or outstanding capital stock of the Bank, including any issuance, purchase, redemption, split, combination or reclassification, thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of the Bank, or declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of the Bank, except for the distribution of the Bank's assets in pursuance of the plan of reorganization provided for under this Agreement and as contemplated by Section 368(a)(2)(G) of the Code, and as more particularly provided for in Article 11A hereof, and except that the Bank may, but shall not be obligated to, declare and pay regular quarterly cash dividends on the Bank Shares at a rate not in excess of $0.25 per share with usual and regular record and payment dates in accordance with past practice, provided that the Bank and SouthTrust will cooperate in selecting the Effective Time of the Merger and in declaring the Bank quarterly dividend to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Bank Shares do not become entitled to receive both a dividend in respect to their Bank Shares and a dividend in respect to SouthTrust Shares, or fail to be entitled to receive any quarterly dividend;

                           (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

                           (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on December 31, 2000 and disclosed in a Disclosure Schedule delivered pursuant to Article 3 of this Agreement or in DISCLOSURE SCHEDULE 5.1(B)(IV) and other than expenditures necessary to maintain existing assets in good repair, provided the Bank will notify SouthTrust of such expenditures;

                           (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein or any tangible or intangible personal property having a book value in excess of or in exchange for consideration in excess of $25,000 for each such parcel or interest, except that the Bank may grant a license to Mr. Larry Harcum in certain software of the Bank as contemplated by Section 7.7 hereof;

                           (vi) pay any bonuses to any executive officer or director except pursuant to (A) the terms of an enforceable agreement as reflected in annexed DISCLOSURE SCHEDULE 5.1(B)(VI), or
                                    (B) the Bank's annual profit sharing program
                                    (under which program the formula shall be (1) adjusted to exclude extraordinary expenses resulting from the negotiation and consummation of the Merger or other actions taken at SouthTrust's request pursuant to this Agreement, (2) adjusted to increase distributions under the profit sharing program in an amount equal to that amount which would have been contributed to the Bank's Employees Stock Ownership Plan (the "Bank's ESOP Plan") consistent with past practices in lieu of contributions to the Bank's ESOP Plan; and (3) accrued through December 31, 2001, and be paid no later than February 15, 2002, to employees of the Bank on the date of the Agreement who are (I) employed by the Bank on December 31, 2001,
                                    (II) employed by SouthTrust on December 31,
                                    2001 or (III) terminated by SouthTrust after consummation of the Merger); enter into any new, or amend in any respect any existing employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan except as set forth above; adopt any new or amend in any material respect any existing employee benefit or bonus plan, except as may be required by law or to maintain the tax qualified status of any such plan or as may be required by this Agreement or as has been previously approved by the Bank's Board and disclosed in DISCLOSURE SCHEDULE 5.1(B)(VI); grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as described above or as required by law, and except that the Bank may continue to accrue for sick days for calendar year 2001 and pay out such amounts on an annual basis up to an aggregate of $30,000;

                           (vii) enter into or extend any agreement, lease or license relating to real property, tangible or intangible personal property or any service or other function (including, without limitation), data processing or bankcard functions relating to the Bank that involves an aggregate of $25,000, except that the Bank may grant a license to Mr. Larry Harcum in certain software of the Bank as contemplated by Section 7.7 hereof, and except to memorialize the oral lease described in DISCLOSURE SCHEDULE 3.14(B);

                           (viii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with the Bank's past practices;

                           (ix) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years, or any asset-backed security, other than those issued or guaranteed by the Government National

                                    Mortgage Association, the Federal National
                                    Mortgage Association or Federal Home Loan
                                    Mortgage Corporation, Federal Home Loan
                                    Bank, or any Derivative Contract;

                           (x) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving the Bank which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by a banking subsidiary in a fiduciary capacity or (D) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement; or

                           (xi) commence any cause of action or proceeding other than in accordance with past practice or settle any action, claim, arbitration, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry or other proceeding against the Bank for material money damages or restrictions upon any of their operations.

         Section 5.2. Information to be Provided by the Bank to SouthTrust. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment of this Agreement, the Bank will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of the Bank. The Bank will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of the Bank, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting the Bank, the institution or the threat of material litigation, claims, threats or causes of action involving the Bank, and will keep SouthTrust fully informed of such events. The Bank will furnish to SouthTrust, promptly after the preparation and/or receipt by the Bank thereof, copies of its unaudited periodic financial statements, and shall furnish to SouthTrust promptly after the preparation and/or receipt by the Bank, copies of all periodic financial statements of the Bank, if available, and all call reports with respect to the Bank for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of the Bank and the Call Reports of the Bank. The Bank will promptly furnish to SouthTrust the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed.

         Section 5.3. Access to Properties; Personnel and Records. So long as this Agreement shall remain in effect, the Bank shall permit SouthTrust or its agents full access, during normal business hours, to the properties of the Bank, and shall disclose and make available (together with the right to copy) to SouthTrust and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Bank, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and shareholder lists, and any other assets, business activities or prospects in which SouthTrust may have a reasonable interest, and the Bank shall use its reasonable best efforts to provide SouthTrust and its representatives access to the work papers of the Bank's accountants. The Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that the Bank shall cooperate with SouthTrust in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by the Bank.

                  (a) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Merger contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for three (3) years from the date the proposed transactions are abandoned but shall not apply to any information which
(A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided, however, the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof so that such other party may seek a protective order or other appropriate remedy, and, provided further, in the event such other party is unable to obtain a protective order or other such remedy, the party that is subject to such legal requirement shall furnish only that portion of such information which it is advised by counsel is legally required and shall use best efforts to ensure that confidential treatment will be accorded such information. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

         Section 5.4. Approval of the Bank's Shareholders. The Bank will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of the Bank will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and the Bank will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby; provided, however, that the Board of Directors of the Bank will not be obligated to make such recommendation if it has been advised in writing by its counsel that to do so would cause a breach of its fiduciary duties.

         Section 5.5. No Other Bids. Except with respect to this Agreement and the transactions contemplated hereby, neither the Bank nor any "Affiliate" (as defined in Section 12.2) thereof, nor any investment banker, attorney, accountant or other representative (collectively, "representative") retained by the Bank shall directly or indirectly initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any "takeover proposal" (as defined below) by any other party. Except to the extent necessary to comply with the fiduciary duties of the Bank's Board of Directors as advised in writing by counsel to such Board of Directors, neither the Bank nor any Affiliate or representative thereof shall furnish any non- public information that it is not legally obligated to furnish or negotiate or enter into any agreement or contract with respect to any takeover proposal, and shall direct and use its reasonable efforts to cause its Affiliates or representatives not to engage in any of the foregoing, but the Bank may communicate information about such a takeover proposal to its shareholders if and to the extent it is advised in writing by counsel that the failure to do so would cause a breach of its fiduciary duties. The Bank shall promptly notify SouthTrust orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. The Bank shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions or negotiations with any other parties conducted heretofore with respect to any of the foregoing. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving the Bank or for the acquisition of a significant equity interest in the Bank or for the acquisition of a significant portion of the assets or liabilities of the Bank.

         Section 5.6. Affiliates. No later than ten (10) days following the execution of this Agreement, the Bank shall deliver to SouthTrust a letter identifying all persons who are anticipated to be, at the time this Agreement is submitted for approval to the shareholders of the Bank, "affiliates" of the Bank for purposes of Rule 145 under the Securities Act of 1933. In addition, the Bank will use its reasonable best efforts to cause each person named in the letter referred to above to deliver to SouthTrust not later than thirty (30) days following the execution of this Agreement a written agreement substantially in the form of Exhibit 5.6 providing that such person will not sell, pledge, transfer, or otherwise dispose of the Bank Shares held by such person, except as contemplated by such agreement or by this Agreement, and will not sell, pledge, transfer, or otherwise dispose of the SouthTrust Shares to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act of 1933, and the rules and regulations promulgated thereunder. SouthTrust shall not be required to maintain the effectiveness of the Registration Statement under the Securities Act of 1933 for the purposes of resale of SouthTrust Shares by such persons.

         Section 5.7. Maintenance of Properties. The Bank will maintain its properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.8. Environmental Audits. At the election of SouthTrust, the Bank will, at its own expense, with respect to each parcel of real property that the Bank owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to SouthTrust.

         Section 5.9. Title Insurance. At the election of SouthTrust, the Bank will, at its own expense, with respect to each parcel of real property that the Bank owns, leases or subleases, procure and deliver to SouthTrust, at least thirty (30) days prior to the Effective Time of the Merger, commitments to issue owner's title insurance in such amounts and by such insurance company reasonably acceptable to SouthTrust, which policy shall be free of all material exceptions to SouthTrust's reasonable satisfaction.

         Section 5.10. Surveys. At the election of SouthTrust, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, the Bank will, at its own expense, procure and deliver to SouthTrust at least thirty (30) days prior to the Effective Time of the Merger, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to SouthTrust, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Merger.

         Section 5.11. Consents to Assign. With respect to all material contracts, agreements, licences and other documents relating to the business of the Bank as it is currently operated, the Bank will use its reasonable best efforts to obtain all Consents necessary or appropriate to transfer and assign all rights, title, and interest of the Bank in such contracts, agreements, licences and other documents to ST-Bank. With respect to the leases disclosed in DISCLOSURE SCHEDULE 3.14(B), the Bank will use its reasonable best efforts to obtain all Consents necessary or appropriate to transfer and assign all right, title and interest of the Bank to ST-Bank and to permit the use and operation of the leased premises by ST-Bank.

         Section 5.12. Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Merger, the Bank will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

         Section 5.13. Conforming Accounting and Reserve Policies. At the request of SouthTrust, the Bank shall immediately prior to Closing establish and take such reserves and accruals as SouthTrust reasonably shall request to conform the Bank's loan, accrual, reserve and other accounting policies to the policies of ST-Bank, provided however, such requested conforming adjustment shall not be taken into account for purposes of (i) calculating the bonus to be paid under the Bank's profit-sharing plan or (ii) as having a Material Adverse Effect on the Bank.


                                   ARTICLE 6.

                           COVENANTS AND AGREEMENTS OF
                         SOUTHTRUST, ST-SUB AND ST-BANK


         Section 6.1. Information to be Provided to the Bank. During the period from the date of this Agreement to the Effective Time of the Merger or the time of termination or abandonment hereunder, SouthTrust will cause one or more of its designated representatives to confer on a regular and frequent basis with the Bank and to report with respect to the general status and the ongoing operations of SouthTrust.

         Section 6.2. Registration Statement. As soon as practicable after the execution of this Agreement, SouthTrust shall prepare and file the Registration Statement with the SEC. SouthTrust shall take all appropriate steps and will use its best efforts to cause the Registration Statement to be declared effective under the Act with the SEC prior to the Effective Time of the Merger. The Registration Statement shall permit the non-affiliate shareholders of the Bank who receive SouthTrust Shares pursuant to the Merger to receive unlegended, freely transferable securities; affiliate shareholders of the Bank who receive SouthTrust Shares shall be subject to restrictions on their transfer as set forth by Rule 145 of the rules and regulations promulgated by the SEC and as set forth in Section 5.6 of this Agreement. Further, SouthTrust shall cause the SouthTrust Shares to be issued pursuant to the Merger to be listed on Nasdaq and any other market or exchange on which the SouthTrust Shares are traded at and subsequent to the Effective Time of the Merger, so that the same shall be eligible for sale through the facilities of Nasdaq and any other such market or exchange.

         Section 6.3. Reservation of Shares. SouthTrust, on behalf of ST-Sub and ST-Bank, shall reserve for issuance such number of SouthTrust Shares as shall be necessary to pay the consideration contemplated in this Agreement. If at any time the aggregate number of SouthTrust Shares remaining unissued (or in treasury) shall not be sufficient to meet such obligation, SouthTrust shall take all appropriate actions to increase the amount of its authorized common stock.

         Section 6.4. Consideration. SouthTrust shall issue the SouthTrust Shares as and when the same shall be required to be issued pursuant to this Agreement.

                                   ARTICLE 7.

                       ADDITIONAL COVENANTS AND AGREEMENTS


         Section 7.1. Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 7.2. Regulatory Matters. Promptly following the execution and delivery of this Agreement, SouthTrust and the Bank shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of the Bank. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agency in connection with the transactions contemplated by this Agreement.

                  (a) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 7.3. Other Matters. The parties acknowledge that nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of the Bank or an obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                  (a) The parties agree that appropriate steps shall be taken to terminate the Bank of Tidewater 401(k) Plan (the "Bank Savings Plan") as of a date prior to the Effective Time of the Merger, and SouthTrust shall take appropriate steps to wind up the Bank Savings Plan and distribute the assets of its trust in accordance with the terms of the Bank Savings Plan and applicable law, following the termination of the Bank Savings Plan and receipt of a favorable determination letter from the Internal Revenue Service relating to such termination. In addition, the parties agree that appropriate steps shall be taken to terminate all of the Employee Benefit Plans other than the Bank Savings Plan and the Bank ESOP immediately prior to, at or as soon as administratively feasible following the Effective Time of the Merger, provided that the conditions of this Section 7.3(b) and of paragraphs (i)-(ii) below are then met and provided further that all employees of the Bank who were participating immediately prior to the Merger in the Employee Benefit Plans (other than the Bank Savings Plan and the Bank ESOP) for which SouthTrust maintains a corresponding plan shall commence participation in SouthTrust's corresponding plan upon the later of the Effective Time of the Merger or the date of termination of coverage under the employee benefit plans of the Bank without any gap or interruption in coverage (including any gap affecting any of the Bank's employees' dependents), whether a gap in time of coverage or in waiting or elimination periods. Notwithstanding the foregoing, employees of the Bank shall not be entitled to participate in those SouthTrust plans described in
Section 7.3(c) until the Applicable Date. Subject to Section 7.3(c) hereof and except as otherwise specifically provided below, SouthTrust agrees that the officers and employees of the Bank or any of their respective subsidiaries who SouthTrust or its subsidiaries employ shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans, sick leave, vacation, holiday pay and similar payroll practices and severance guidelines, on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                           (i) with respect to each SouthTrust group health plan (within the meaning of Section 5000(b)(1) of the Code), SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the group medical insurance plan of the Bank during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                           (ii) credit for each such employee's past service with the Bank prior to the Effective Time of the Merger ("Past Service Credit") shall be given by SouthTrust to each such employee, as if such service had been performed for SouthTrust, for purposes of:

                                    (A)      determining vacation, sick leave,
                                             severance pay and other leave
                                             benefits and accruals, in
                                             accordance with the established
                                             policies of SouthTrust;

                                    (B)      establishing eligibility for
                                             participation in and vesting under
                                             SouthTrust's welfare and fringe
                                             benefit plans, and for purposes of
                                             determining the scheduling of
                                             vacations and other determinations
                                             which are made based on length of
                                             service.

                  (b) From and after the Applicable Date (as hereinafter defined) and subject to applicable law, SouthTrust shall recognize the service of all employees of the Bank for purposes of determining eligibility to participate in, and vesting in accrued benefits under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan and the SouthTrust Pension Plan (the "ST Pension Plan") and the SouthTrust Discount Payroll Purchase Plan ("ST Discount Stock Payroll Purchase Plan") as follows:

                           (i) for purposes of vesting and eligibility under the SouthTrust 401(k) Plan, the SouthTrust Employee Stock Ownership Plan, the ST Pension Plan and the ST Discount Stock Payroll Purchase Plan, all Past Service Credit shall be credited as if such service had been performed for SouthTrust and all service performed for SouthTrust from and after the Effective Time of the Merger shall be credited; and

                           (ii) for purposes of benefit accrual under the ST Pension Plan, all service performed for SouthTrust from and after the Applicable Date shall be credited.

The "Applicable Date" with respect to a plan (provided that the Effective Time of the Merger occurs on or before December 31, 2001) is as specified below:

                            Plan                 Applicable Date
                            ----                 ---------------

                  SouthTrust 401(k) Plan       The Eligibility Plan Entry Date
                                               as defined in such Plan

                  SouthTrust Employee Stock    The Eligibility Plan Entry Date
                  Ownership Plan               as defined in such Plan

                  ST Pension Plan              January 1, 2002

                  ST Discount Stock Payroll
                  Purchase Plan                January 1, 2002

                  (c) With respect to employees of the Bank who become employees of ST-Bank as a result of the Merger, and whose employment is terminated by ST-Bank (other than for cause) following the Merger, ST-Bank agrees that it shall pay such employees the greater of (i) benefits they would be entitled to under the SouthTrust severance policy, treating the Bank employees as though they had Past Service Credit with SouthTrust, (ii) benefits payable to the employees under the Bank's severance plan in effect on the date of this Agreement (assuming such employee is then eligible to receive benefits under such plan) or (iii) benefits payable to such Bank employee under a written severance agreement described in Schedule 3.16(a). With respect to employees who resign following the Merger, ST-Bank agrees that it shall pay such employees the greater of the benefits described in sections (ii) and (iii) in the preceding sentence to the extent such employees were entitled to receive such benefits.

                  (d)      Bank Employee Stock Ownership Plan.

                           (i) Immediately following the execution of this Agreement, the Bank shall take appropriate steps to (i) terminate the ESOP by action of the Bank Board of Directors, (ii) submit an application on the ESOP to the Internal Revenue Service for a favorable determination as to the tax qualified status of the ESOP upon its termination, (iii) place a moratorium on distributions from the ESOP pending receipt of such favorable determination letter from the Internal Revenue Service and consummation of the Merger, (iv) obtain an independent valuation to determine the fair market value of the Bank Shares owned by the Bank ESOP as of the Effective Time of the Merger, (v) conduct a vote of the participants and beneficiaries of the ESOP on the Merger, (vi) obtain a fairness opinion from Baxter Fentriss and Company to determine whether the Merger is fair to the Bank ESOP from a financial point of view, and (vii) retain independent legal counsel to advise the Bank ESOP trustees with respect to the proposed Merger. The parties further agree that the Bank shall pay up to $10,000 of the expenses associated with obtaining the independent legal review, valuation and fairness opinion; provided, however, that such expenses in excess of $10,000 shall be paid by and out of the corresponding trust to the Bank ESOP to the extent permitted by applicable law. The parties further agree to exercise best efforts to resolve any issues raised by outside legal counsel to the ESOP with respect to the participation of the ESOP in the proposed Merger.

                           (ii) Upon consummation of the Merger and in accordance with Section 2.1 hereinabove, all Bank Shares owned by the ESOP immediately prior to the Effective Time of the Merger shall be converted into the right to receive the SouthTrust Shares.

                           (iii) SouthTrust shall take appropriate steps after the Effective Time of the Merger to wind up the Bank ESOP and distribute the assets of its trust in accordance with the terms of the Bank ESOP and applicable law, following receipt of a favorable determination letter of the Internal Revenue Service relating to the termination of the Bank's ESOP.

         Section 7.4. Indemnification. (a) For a period of five (5) years after the Effective Time of the Merger, SouthTrust shall indemnify, defend and hold harmless each person entitled to indemnification from the Bank (each, an "Indemnified Party") against all liability arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in the Bank's Articles of Incorporation or Bylaws as in effect as of the date hereof.

                  (b) After the Effective Time of the Merger, directors, officers and employees of the Bank, except for the indemnification rights provided for in this Section 7.4, shall have indemnification rights having prospective application only. These prospective indemnification rights shall consist of such rights to which directors, officers and employees of SouthTrust and its subsidiaries would be entitled under the Restated Certificate or Certificate or Articles of Incorporation and Bylaws of SouthTrust or the particular subsidiary for which they are serving as officers, directors or employees and under such directors' and officers' liability insurance policy as SouthTrust may then make available to officers, directors and employees of SouthTrust and its subsidiaries.

                  (c) SouthTrust shall use its best efforts (and the Bank shall cooperate prior to the Effective Time of the Merger) to maintain in effect for a period of five (5) years after the Effective Time of the Merger the Bank's existing directors' and officers' liability insurance policy (provided that SouthTrust may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii)with the consent of the Bank (given prior to the Effective Time of the Merger) any other policy with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger and covering persons who are currently covered by such insurance; provided, that SouthTrust shall not be obligated to make aggregate premium payments for such five (5) year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to the Bank's directors and officers, 150% of the highest annual premium payments during the last five (5) years on the Bank's current policy, as in effect as of the date of this Agreement multiplied by five
(5) (the

"Maximum Amount"). If the amount of premium that is necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, SouthTrust shall use its reasonable efforts to maintain the most advantageous policies of director's and officer's liability insurance obtainable for a premium equal to the Maximum Amount.

                  (d) If SouthTrust or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger, or shall transfer all or substantially all of its assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of SouthTrust shall assume the obligations set forth in this Section 7.4.

         Section 7.5. Publicity. Except as otherwise required by law or the rules of Nasdaq, so long as this Agreement is in effect, neither ST-Bank nor the Bank shall, or shall permit any of their respective subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. In the event such press release, public statement or public announcement is required by law, the announcing party will give the other party advance notice of such and provide a copy of the proposed release, statement or announcement to the other party.

         Section 7.6. Disposition of Bank of Tidewater Mortgage Company. As soon as practicable following the execution of this Agreement, the Bank shall enter into an agreement for the sale of the Bank's interests in Bank of Tidewater Mortgage Co., LLC (the "Mortgage, LLC") to the holders of the other interests in the Mortgage, LLC at a price, based upon the operations of the Mortgage, LLC up to and as of the Effective Time of the Merger, that would not result in either a loss or a gain to the Bank on its investment in its interest in the Mortgage, LLC (the "Mortgage Sale Agreement"). In the alternative, if the Bank is unable to enter into a satisfactory Mortgage Sale Agreement, the Bank shall cause the winding up and dissolution of the Mortgage, LLC effective as of the Effective Time of the Merger pursuant to and in accordance with the Operating Agreement of the Mortgage, LLC dated as of January 3, 2000 (the "Mortgage, LLC Winding Up"). As part of the Mortgage Sale Agreement and/or the Mortgage, LLC Winding Up, the parties will execute appropriate amendatory or other documentation to change the name of Mortgage, LLC to a name that does not use the name or phrase "Bank" or "Bank of," and shall not use any logos, colors, symbols, or similar marks or identifiers that are used or owned by the Bank, or otherwise distinctive to the Bank, and any purchaser of Mortgage, LLC or distributee in the event of the Mortgage, LLC Winding Up shall have no right to use the name or phrase "Bank" or "Bank of," and any and all forms, documents, agreements or other materials used by Mortgage, LLC, will be stamped or overmarked with the new name of Mortgage, LLC.

         Section 7.7. Execution of Bank Software License Agreement with Larry Harcum. The Bank, or ST-Bank as successor by merger to the Bank, shall grant an appropriate license to Mr. Larry Harcum to use and sublicense certain Bank software program, which is more specifically set forth and described in DISCLOSURE SCHEDULE 7.7.

         Section 7.8. Employment and Stay Pay Agreements. Contemporaneously with the execution of this Agreement, Elizabeth A. Duke has executed the Employment and Noncompetition Agreement substantially in the form of Exhibit 7.8(a) hereto (the "Employment Agreement") and each of Larry G. Harcum and Neal
A. Petrovich shall have executed the Stay Pay Agreements substantially in the form of Exhibit 7.8(b) hereto (the "Stay Pay Agreements").


                                   ARTICLE 8.

                          MUTUAL CONDITIONS TO CLOSING


         The obligations of SouthTrust, ST-Sub, and ST-Bank on the one hand, and the Bank, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 8.1. Shareholder Approval. The Merger shall have been approved by the requisite vote of the shareholders of the Bank.

         Section 8.2. Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied.

         Section 8.3. Legal Proceedings. No court or governmental or regulatory authority of any competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, order or similar restriction (whether temporary, preliminary or permanent) or taken any other action which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement.

         Section 8.4. Registration Statement and Listing. The Registration Statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or threatened by the SEC or any other regulatory authority. SouthTrust shall have received all federal and state securities laws, or "Blue Sky" permits or other authorizations or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the SouthTrust Shares pursuant to the terms of this Agreement.


                                   ARTICLE 9.

                        CONDITIONS TO THE OBLIGATIONS OF
                         SOUTHTRUST, ST-SUB AND ST-BANK


         The obligations of SouthTrust, ST-Sub and ST-Bank to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1. Representations and Warranties. The representations and warranties of the Bank set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations to be true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have or are reasonably likely to have a Material Adverse Effect on the Bank or the Surviving Corporation.

         Section 9.2. Performance of Obligations. The Bank shall have performed in all material respects, all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Merger.

         Section 9.3. Certificate Representing Satisfaction of Conditions. The Bank shall have delivered to SouthTrust a certificate of the Chief Executive Officer of the Bank dated as of the Closing Date as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of the Bank under Articles 3 and 5 of this Agreement.

         Section 9.4. Absence of Adverse Facts. There shall have been no determination by SouthTrust that any fact, event or condition exists or has occurred that, in the reasonable judgment of SouthTrust, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the Bank or the consummation of the transactions contemplated by this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement or (c) would have a Material Adverse Effect on the interests of SouthTrust or (d) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5. Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Kaufman & Canoles, P.C. or other counsel to the Bank acceptable to SouthTrust in substantially the form set forth in Exhibit 9.5 hereof.

         Section 9.6. Consents Under Agreements. The Bank shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of the Bank under any loan or credit agreement, note, mortgage, indenture, lease (other than any lease or sublease described in and set forth on DISCLOSURE SCHEDULE 3.14.(A)), license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable judgment of SouthTrust, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 9.7. Consents Relating to Leased Real Property. The Bank shall have delivered evidence that each Consent described in Section 3.14.(c) shall have been obtained by the Bank.

         Section 9.8. Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the reasonable judgment of SouthTrust, any material adverse requirement upon SouthTrust or its subsidiaries, provided that any requirement that SouthTrust sell or dispose of any significant amount of the assets of the Bank imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall not be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of similarly situated banks under similar circumstances.

         Section 9.9. Employment Agreements. The Bank shall have delivered to SouthTrust executed copies of the Employment Agreement and the Stay Pay Agreements provided for by Section 7.8 hereof.

         Section 9.10. Noncompetition Agreements with Directors. The Bank shall have delivered to SouthTrust executed copies of each of the director noncompetition agreements contemplated by Section 1.3 hereof for those directors who are continuing as members of ST-Bank's Virginia advisory boards.

         Section 9.11. Outstanding Shares of the Bank. The total number of the Bank Shares outstanding as of the Effective Time of the Merger and the total number of Bank Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any Bank Shares that are outstanding as of the Effective Time of the Merger, including any securities or rights convertible into or exchangeable for Bank Shares, shall not exceed 2,556,844 shares in the aggregate.

         Section 9.12. Certification of Claims. The Bank shall have delivered a certificate to SouthTrust that the Bank is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of the Bank.

         Section 9.13. Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the judgment of SouthTrust, based upon advice of counsel, would have a Material Adverse Effect with respect to the interests of SouthTrust.

         Section 9.14. Acknowledgment of Option Conversion. Each Bank Option shall be assumed by ST-Sub in accordance with Section 2.2 and the terms of the particular Bank Stock Option Plan under which such Bank Options were issued as of the Effective Time of the Merger and each holder of a Bank Option outstanding immediately prior to the Effective Time of the Merger who is employed by or a director of the Bank shall have executed and delivered to ST-Sub such documents as ST-Sub, with the advice of counsel, may deem necessary to evidence the assumption and conversion of such Bank Options by ST-Sub.

         Section 9.15. Disposition of Mortgage Company. The name of the Mortgage, LLC shall have been changed as contemplated by Section 7.6 hereof, and the Mortgage Sale Agreement shall have been entered into and consummated, or the Mortgage, LLC Winding Up shall have been effected.


                                   ARTICLE 10.

                      CONDITIONS TO OBLIGATIONS OF THE BANK


         The obligation of the Bank to consummate the Merger as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 10.1. Representations and Warranties. The representations and warranties of SouthTrust, ST-Sub and ST-Bank contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct, in all material respects, as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger (as though made on and as of the Effective Time of the Merger), except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement. For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations to be true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, will have or are reasonably likely to have a Material Adverse Effect on SouthTrust or the Surviving Corporation.

         Section 10.2. Performance of Obligations. SouthTrust, ST-Sub and ST-Bank shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Merger.

         Section 10.3. Certificate Representing Satisfaction of Conditions. SouthTrust, ST-Sub and ST-Bank shall have delivered to the Bank a certificate dated as of the Effective Time of the Merger as to the satisfaction of the matters described in Sections 10.1 and 10.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust, ST-Sub and ST-Bank under Articles 4 and 6 of this Agreement.

         Section 10.4. Absence of Adverse Facts. There shall have been no determination by the Bank that any fact, event or condition exists or has occurred that, in the reasonable judgment of the Bank, (a) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Merger or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on Nasdaq, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 10.5. Consents Under Agreements. SouthTrust, ST-Sub and ST-Bank shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of the Bank, individually or in the aggregate, have a Material Adverse Effect upon the consummation of the transactions contemplated hereby.

         Section 10.6. Opinion of Counsel. The Bank shall have received the opinion of Bradley Arant Rose & White LLP, counsel to SouthTrust, dated the Effective Time of the Merger in substantially the form set forth in Exhibit 10.6 hereof.

         Section 10.7. SouthTrust Shares. The SouthTrust Shares to be issued in connection herewith shall be duly authorized and validly issued and, fully paid and nonassessable, issued free of preemptive rights and free and clear of all liens and encumbrances created by or through SouthTrust.

         Section 10.8. Tax Opinion. The Bank shall have received an opinion of Bradley Arant Rose & White LLP on or before the Effective Time of the Merger, to the effect, among others, that the Merger will constitute a tax-free reorganization within the meaning of Section 368 of the Code and that no gain or loss will be recognized by the shareholders of Bank to the extent that they receive SouthTrust Shares in exchange for their Bank Shares in the Merger.

         Section 10.9. Fairness Opinion. The Board of Directors of the Bank shall have received an Opinion Letter from Baxter Fentriss and Company (the "Fairness Opinion") dated prior to or as of the date the Proxy Statement is delivered to the shareholders of the Bank in connection with the solicitation of their approval of the Merger, stating that the Merger is fair, from a financial point of view, and the Fairness Opinion shall not have been withdrawn prior to or as of the Effective Time of the Merger.


                                   ARTICLE 11.

                        TERMINATION, WAIVER AND AMENDMENT


         Section 11.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger:

                  (a) by the mutual consent in writing of the Board of Directors of SouthTrust, ST-Sub, ST-Bank and the Bank; or

                  (b) by the Board of Directors of SouthTrust, ST-Sub, ST-Bank, or the Bank if the Merger shall not have occurred on or prior to March 31, 2002, (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.1 of this Agreement in the case of the Bank and
Section 10.1 in the case of SouthTrust and its subsidiaries or in breach of any covenant or agreement contained in this Agreement);

                  (c) by the Board of Directors of SouthTrust, ST-Sub, ST-Bank or the Bank (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.1 of this Agreement in the case of the Bank and Section 10.1 in the case of SouthTrust and its subsidiaries or in breach of any covenant or agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.1 of this Agreement in the case of the Bank and Section 10.1 of this Agreement in the case of SouthTrust; or

                  (d) by the Board of Directors of SouthTrust, ST-Sub, ST-Bank or the Bank (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.1 of this Agreement in the case of the Bank and Section 10.1 in the case of SouthTrust or its subsidiaries or in breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach; or

                  (e) by the Board of Directors of SouthTrust, ST-Sub, ST-Bank or the Bank in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of the Bank fail to vote their approval of this Agreement and the Merger and the transactions contemplated hereby as required by applicable law; or

                  (f) by the Board of Directors of SouthTrust, ST-Sub, ST-Bank or the Bank (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.1 of this Agreement in this case of the Bank and Section 10.1 in the case of SouthTrust or its subsidiaries or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger (other than as contemplated by Section 11.1.(e) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 11.1.(b) of this Agreement as the date after which such party may terminate this Agreement.

         Section 11.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 11.1 of this Agreement, the Agreement shall terminate and have no effect, except that the provisions of Section 7.5, this Section 11.2, Section 11.6 and Article 12 of this Agreement shall survive any such termination and abandonment. In the event of termination of the Agreement by SouthTrust pursuant to Section 11.1(b) hereof, SouthTrust shall reimburse the Bank for the expenses incurred by the Bank in connection with procuring the environmental assessments, title insurance and surveys provided for in Sections 5.9, 5.10 and 5.11 hereof.

         Section 11.3. Termination Fee. If, after the date of this Agreement, (i) an Acquisition Transaction (as defined below) is offered, presented or proposed to the Bank or its shareholders, (ii) thereafter this Agreement is disapproved by the Bank or by the shareholders of the Bank and
(iii) within one year after termination of this Agreement as a result of disapproval by the Bank or by the shareholders of the Bank, an Acquisition Transaction is consummated or a definitive agreement is entered into by the Bank relating to an Acquisition Transaction (a "Trigger Event"), then immediately upon the occurrence of a Trigger Event and in lieu of any other rights and remedies of SouthTrust, the Bank shall pay SouthTrust a cash amount of $3 million as an agreed-upon termination fee (the "Termination Fee"). For purposes of this Section 11.3, "Acquisition Transaction" shall mean any of the following:
(i) a merger or consolidation, or any similar transaction (other than the Merger) of any entity with the Bank, (ii) a purchase, lease or other acquisition of all or substantially all the assets of the Bank, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 35% or more of the voting power of the Bank, or (iv) a tender or exchange offer to acquire securities representing 35% or more of the voting power of the Bank.

                  The Bank and SouthTrust agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

         Section 11.4. Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-Sub, ST-Bank, and the Bank.

         Section 11.5. Waivers. Subject to Section 12.11 hereof, prior to or at the Effective Time of the Merger, SouthTrust, ST-Sub and ST-Bank, on the one hand, and the Bank, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 11.6. Non-Survival of Representations and Warranties. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-Sub or ST-Bank, or the Bank shall not survive the Effective Time of Merger, except that Sections 5.3(b), 6.2, 7.3 and
7.4 shall survive the Effective Time of the Merger, and any representation, warranty or agreement in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-Sub, ST-Bank, the Bank (or directors and officers thereof in their capacities as such) shall survive the Effective Time of Merger; provided that no representation or warranty of SouthTrust, ST-Sub, ST-Bank or the Bank contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust, ST-Sub, or ST-Bank, on the one hand, and the Bank, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-Sub, ST-Bank or the Bank and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.


                                   ARTICLE 11A

                  CERTAIN DISTRIBUTIONS; ALTERNATIVE STRUCTURE



         Section 11A.1 Certain Distributions. The agreement of the parties set forth in Section 2.1 hereof regarding the Conversion Ratio has been reached based upon an assumed market value per SouthTrust Share of $26.19 (the "Base Price"), so that the product of the Conversion Ratio and the Base Price would equal $28. Notwithstanding anything herein to the contrary, the parties hereto have agreed and do hereby agree that in the event that the Average Closing Price per share of SouthTrust Shares on the Determination Date is less than the Base Price, but greater than or equal to $21.61 per SouthTrust Share, then the Bank shall have the right to make a pro rata distribution of its assets to its shareholders of record on the Determination Date in pursuance of the plan of reorganization provided under this Agreement (and as contemplated by Section 368(a)(2)(G) of the Code) in an amount per share (the "Per Share Distribution Amount") and in the manner set forth below:

                           (i) If the Average Closing Price of SouthTrust Shares on the Determination Date is greater than or equal to the Base Price, then no distribution will be made by the Bank;

                           (ii) If the Average Closing Price of SouthTrust Shares on the Determination Date is less than the Base Price but greater than $21.61, then the Per Share Distribution Amount shall be an amount such that the product of the Conversion Ratio and the Average Closing Price of SouthTrust Shares on the day that is three (3) business days prior to the date of the Special Meeting plus the Per Share Distribution Amount equals $28;

                           (iii) If the Average Closing Price of SouthTrust Shares on the Determination Date is less than $21.61 per share, then the transaction shall be converted for all purposes into a statutory share exchange for cash based upon a per share cash price for Bank Shares of $28, all in the manner and as more particularly set forth in Section 11A.2 below.

                  Notwithstanding the foregoing, it is expressly understood, acknowledged and agreed that in no event may the aggregate distribution of the Per Share Distribution Amount by the Bank when added to the Bank's costs of this reorganization exceed the lesser of: (i) 11.049% of the product of the Conversion Ratio and the Average Closing Price on the day that is three (3) business days prior to the date of the Special Meeting, and (ii) an amount that would cause the acquisition of the Bank to fail to meet the Internal Revenue Service's ruling guidelines for the "substantially all" test described in
Section 368(a)(1)(C) as set forth in Rev. Proc. 77-37, 1977-2 C.B. 568, including any applicable modifications and/or amplifications.

                  For purposes of this Article 11A, the following terms shall have the meanings indicated:

                  "Average Closing Price" means the average of the last reported sales price per share of SouthTrust Shares as reported on Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the five (5) consecutive trading days ending at the close of trading on the applicable specified measuring date.

                  "Determination Date" means the date which is five (5) business days prior to the scheduled date for mailing the Proxy Statement for the Special Meeting of shareholders of the Bank to consider the Merger.

                  "Special Meeting" means the special meeting of shareholders of the Bank to consider the Merger.

         Section 11A.2 Certain Alternative Structures. In the event that the Average Closing Price per share of SouthTrust Shares on the Determination Date is less than $20.95 per share, then, the parties will execute an appropriate amendment or amendments to this Agreement converting this transaction to a statutory share exchange for cash, pursuant to which each of the Bank Shares will be converted into the right to receive $28 per share, and each Bank Option will be converted into the right to receive the difference between the exercise price with respect to each such Bank Option and $28.


                                   ARTICLE 12.

                                  MISCELLANEOUS


         Section 12.1. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-Sub, ST-Bank and the Bank with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and its successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 12.2. Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                  "Affiliate" of a person shall mean (i) any other person directly or indirectly through one or more intermediaries controlling, controlled by or under common control of such person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity of voting interest of such person or (iii) any other persons for which a person described in clause (ii) acts in any such capacity.

                  "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any lease, contract, permit, law, regulation or order.

                  "Environmental Law" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree or injunction relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component.

                  "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., or any similar federal, state or local law.

                  "Loan Property" means any property owned by the Bank or in which the Bank holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                  "Material Adverse Effect," with respect to any party, shall mean any event, change or occurrence which, together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business or results of operation, financial performance or prospects of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

                  "Participation Facility" means any facility in which the Bank has engaged in Participation in the Management of such facility, and, where required by the context, includes the owner or operator of such facility, but only with respect to such facility.

                  "Participation in the Management" of a facility has the meaning set forth in 40 C.F.R. ss. 300.1100(c).

                  "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties, the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

         Section 12.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                  If to the Bank:

                           Bank of Tidewater
                           1548 Laskin Road
                           Virginia Beach, Virginia 23451
                           Attention: Elizabeth A. Duke
                           Fax: (757) 491-6303

                  with a copy to:

                           Kaufman & Canoles, P.C.
                           One Commercial
                           Post Office Box 3037
                           Norfolk, Virginia 23514
                           Attention: Jody M. Wagner, Esq.
                           Fax:   (757) 624-3169


                  If to ST-Bank or SouthTrust, then to:

                           SouthTrust Corporation
                           420 North 20th Street
                           Birmingham, Alabama 35203
                           Attention:  Alton E. Yother
                           Fax: (205) 254-5022

                  with a copy to:

                           Bradley Arant Rose & White LLP
                           2001 Park Place, Suite 1400
                           Birmingham, Alabama 35203
                           Attention:  Paul S. Ware, Esq.
                           Fax: (205) 521-8800

                  All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 12.4. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Merger may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 12.5.     Costs and Expenses. Except as contemplated by Section
11.2 hereof, expenses incurred by the Bank on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section 12.6. Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 12.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 12.8. Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of laws principles.

         Section 12.9. Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-Bank to another affiliate of SouthTrust).

         Section 12.10. Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

         Section 12.11. Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 12.12. Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.


                                                           BANK OF TIDEWATER


                                             By:         /S/ELIZABETH A. DUKE
                                                 -------------------------------

                                             Name:         Elizabeth A. Duke
                                                    ----------------------------

                                             Its:              President
                                                  ------------------------------

ATTEST

     /S/LARRY G. HARCUM
----------------------------
     Its Secretary


[CORPORATE SEAL]


                                                         SOUTHTRUST BANK



                                     By:               /S/ALTON E. YOTHER
                                         ---------------------------------------

                                     Name:               Alton E. Yother
                                           -------------------------------------

                                     Its:             Senior Vice President
                                          --------------------------------------
ATTEST:

     /S/GARY E. KENNEDY
----------------------------
Name:   Gary E. Kennedy
      ----------------------
Its:    Assistant Secretary
     -----------------------


[CORPORATE SEAL]




                                                     SOUTHTRUST CORPORATION



                                     By:               /S/ALTON E. YOTHER
                                         ---------------------------------------
                                                         Alton E. Yother
ATTEST:                                            Its Secretary and Treasurer

     /S/GARY KENNEDY
----------------------------
        Gary E. Kennedy
   Its Assistant Secretary


[CORPORATE SEAL]

                                              SOUTHTRUST OF ALABAMA, INC.



                                      By:         /S/ALTON E. YOTHER
                                          -------------------------------------
                                                    Alton E. Yother
ATTEST:                                       Its Secretary and Treasurer

     /S/GARY E. KENNEDY
------------------------------
        Gary E. Kennedy
  Its Assistant Secretary


[CORPORATE SEAL]

                                 AMENDMENT NO. 1
                                       TO
                        THE AGREEMENT AND PLAN OF MERGER
                               OF SOUTHTRUST BANK
                              AND BANK OF TIDEWATER
                                  JOINED IN BY
                           SOUTHTRUST OF ALABAMA, INC.
                                       AND
                             SOUTHTRUST CORPORATION


              This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated as of the 4th day of October, 2001, by and between SouthTrust Bank, an Alabama banking corporation ("ST-Bank"), and Bank of Tidewater, a Virginia banking corporation (the "Bank"), and joined in by SouthTrust of Alabama, Inc., an Alabama corporation ("ST-Sub"), and SouthTrust Corporation, a Delaware corporation ("SouthTrust").

                                WITNESSETH THAT:

                  WHEREAS, ST-Bank, the Bank, ST-Sub and SouthTrust are parties to that certain Agreement and Plan of Merger dated August 30, 2001 (the "Merger Agreement"); and

                  WHEREAS, ST-Bank, the Bank, ST-Sub and SouthTrust desire to amend the Merger Agreement as set forth herein;

                  NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties agree as follows:

                  1. Capitalized terms used herein, but not defined, shall have the meaning assigned to them in the Merger Agreement.

                  2. Article 11A of the Merger Agreement shall be amended to read in its entirety as follows:

         Section 11A.1 Certain Distributions. The agreement of the parties set forth in Section 2.1 hereof regarding the Conversion Ratio has been reached based upon an assumed market value per SouthTrust Share of $26.19 (the "Base Price"), so that the product of the Conversion Ratio and the Base Price would equal $28. Notwithstanding anything herein to the contrary, the parties hereto have agreed and do hereby agree that in the event that the Average Closing Price per share of SouthTrust Shares on the Determination Date is greater than or equal to $21.61 per SouthTrust Share, then the Bank shall have the right to make a pro rata distribution of cash immediately prior to the effective time of the merger to its shareholders of record on such date in pursuance of the plan of reorganization provided under this Agreement (as contemplated by Section 368(a)(2)(G) of the Code) in an amount per share (the "Per Share Distribution Amount") and in the manner set forth below:

                  (i) If the Average Closing Price of SouthTrust Shares on the Determination Date is greater than $21.61, then the Per Share Distribution Amount shall be an amount such that the product of the Conversion Ratio and the Average Closing Price of SouthTrust Shares on the day that is three (3) business days prior to the date of the Special Meeting plus the Per Share Distribution Amount equals $28; and

                  (ii) If the Average Closing Price of SouthTrust Shares on the Determination Date is less than $21.61 per share, then the transaction shall be converted for all purposes into a statutory share exchange for cash based upon a per share cash price for Bank Shares of $28, all in the manner and as more particularly set forth in Section 11A.2 below.

                  Notwithstanding the foregoing, it is expressly understood, acknowledged and agreed that in no event may the aggregate distribution of the Per Share Distribution Amount by the Bank when added to the Bank's costs of this reorganization exceed the lesser of: (i) 11.049% of the product of the Conversion Ratio and the Average Closing Price on the day that is three (3) business days prior to the date of the Special Meeting, and (ii) an amount that would cause the acquisition of the Bank to fail to meet the Internal Revenue Service's ruling guidelines for the "substantially all" test described in
Section 368(a)(1)(C) as set forth in Rev. Proc. 77-37, 1977-2 C.B. 568, including any applicable modifications and/or amplifications.

                  For purposes of this Article 11A, the following terms shall have the meanings indicated:

                  "Average Closing Price" means the average of the last reported sales price per share of SouthTrust Shares as reported on Nasdaq (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the five (5) consecutive trading days ending at the close of trading on the applicable specified measuring date.

                  "Determination Date" means the date which is five (5) business days prior to the scheduled date for mailing the Proxy Statement for the Special Meeting of shareholders of the Bank to consider the Merger.

                  "Special Meeting" means the special meeting of shareholders of the Bank to consider the Merger.

         Section 11A.2 Certain Alternative Structures. In the event that the Average Closing Price per share of SouthTrust Shares on the Determination Date is less than $21.61 per share, the parties will execute an appropriate amendment or amendments to this Agreement converting this transaction to a statutory share exchange for cash, pursuant to which each of the Bank Shares will be converted into the right to receive $28 per share, and each Bank Option will be converted into the right to receive the difference between the exercise price with respect to each such Bank Option and $28.

                  3. Except as provided herein, the terms of the Merger Agreement, as modified by this Amendment, shall remain otherwise unchanged, and continue in full force and effect.

                  4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Amendment to be dated as of the date and year first above written.


[CORPORATE SEAL]
                                                       BANK OF TIDEWATER


                                           By:  /s/    ELIZABETH A. DUKE
                                               ---------------------------------
ATTEST                                               Elizabeth A. Duke
                                                       Its President


     /s/ LARRY G. HARCUM
---------------------------------
        Larry G. Harcum
          Its Secretary



[CORPORATE SEAL]
                                                       SOUTHTRUST BANK


                                           By:   /s/   WILLIAM L. PRATER
                                               ---------------------------------
ATTEST:                                                William L. Prater
                                                    Its Senior Vice President

   /s/ GARY E. KENNEDY
---------------------------------
       Gary E. Kennedy
    Its Assistant Secretary

[CORPORATE SEAL]
                                                      SOUTHTRUST CORPORATION


                                           By:   /s/   WILLIAM L. PRATER
                                               ---------------------------------
ATTEST:                                                William L. Prater
                                                     Its Senior Vice President

   /s/ GARY E. KENNEDY
---------------------------------
       Gary E. Kennedy
    Its Assistant Secretary



[CORPORATE SEAL]


                                                       SOUTHTRUST OF ALABAMA


                                           By:   /s/   WILLIAM L. PRATER
                                               ---------------------------------
ATTEST:                                                William L. Prater
                                                         Its Director


      /s/ GARY E. KENNEDY
   ------------------------------
            Gary E. Kennedy
        Its Assistant Secretary

                                    EXHIBIT B

                                BAXTER
                                FENTRISS (LOGO)
                                AND COMPANY

         9100 ARBORETUM PARKWAY    SUITE 280   RICHMOND, VIRGINIA 23236
                      (804) 323-7540   FAX (804) 323-7457



August 31, 2001



The Board of Directors               Messrs. Verne Burlage & Patrick L. Standing
Bank of Tidewater                                                       Trustees
1548 Laskin Road                                          Bank of Tidewater ESOP
Virginia Beach, VA 23451-6112                                   1548 Laskin Road
                                                   Virginia Beach, VA 23451-6112


Dear Members of the Board and Trustees:

The Bank of Tidewater, Virginia Beach, Virginia ("Tidewater"), and SouthTrust Corporation, Birmingham, Alabama ("SouthTrust") have entered into an agreement providing for the acquisition of Tidewater by SouthTrust (the "Acquisition"). The terms of the Acquisition are set forth in the Agreement and Plan of Reorganization.

The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each share of Tidewater common stock, including those shares participating in the Bank of Tidewater Employee Stock Ownership Plan, will be exchanged for the right to receive either (1) 1.0691 shares of SouthTrust common stock and under certain conditions a special cash dividend, or (2) $28.00 in cash subject to certain conditions and limitations (the "Consideration").

You have asked our opinion as to whether the Consideration to be received pursuant to the terms of the Acquisition are fair to the respective shareholders of Tidewater from a financial point of view.

In rendering our opinion, we have evaluated the consolidated financial statements of Tidewater and SouthTrust available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Tidewater and SouthTrust from a financial point of view to these other financial institutions; (b) compared the terms of the Acquisition with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (c) reviewed the drafts of the Agreement and Plan of Reorganization and related documents; and (d) made such other analyses and examinations as we deemed necessary.

                          BAXTER FENTRISS AND COMPANY
                               RICHMOND, VIRGINIA



We also met with various senior officers of Tidewater and SouthTrust to discuss the foregoing as well as other matters that may be relevant.

We have not independently verified the financial and other information concerning Tidewater or SouthTrust or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Tidewater and SouthTrust as they exist and are known to us as of March 31, 2001.

We have acted as financial advisor to Tidewater in connection with the Acquisition and will receive from Tidewater a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition.

It is understood that this opinion may be included in its entirety in any communication by Tidewater or the Board of Directors to the shareholders of Tidewater. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Consideration is fair to the shareholders of Tidewater from a financial point of view.


Sincerely,

/s/ Baxter Fentriss & Company
-----------------------------
Baxter Fentriss and Company

                               BANK OF TIDEWATER
                                1548 LASKIN ROAD
                         VIRGINIA BEACH, VIRGINIA 23451
                                 (757) 422-0000

          PROXY SOLICITED BY BOARD OF DIRECTORS FOR SPECIAL MEETING OF
                       SHAREHOLDERS -- NOVEMBER 19, 2001.

    The undersigned acknowledges receipt of the accompanying notice of special meeting and proxy statement/prospectus, each dated October 18, 2001, and revoking all prior proxies, hereby appoints, A.G. Alexander, Thomas C. Kyrus, John F. Malbon and Howard R. Sykes, Jr., or any one of them, with full power of substitution in each, proxies to vote all the common stock of Bank of Tidewater which the undersigned may be entitled to vote at the special meeting of shareholders to be held on November 19, 2001, and at any adjournment thereof, as follows:

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "IN FAVOR" OF PROPOSAL 1:

1. Proposal to approve the Agreement and Plan of Merger, dated as of August 30, 2001, as amended, by and between SouthTrust Bank and Bank of Tidewater, joined in by SouthTrust Corporation and SouthTrust of Alabama, Inc., as more fully described in the proxy statement/prospectus dated October 18, 2001.

             [ ] IN FAVOR         [ ] WITHHELD         [ ] ABSTAIN

2. OTHER MATTERS: If any other business properly comes before the meeting, this proxy will be voted at the discretion of the proxy holders.

             (Continued and to be dated and signed on reverse side)

    IF NO DIRECTIONS ARE GIVEN THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1.

    Please date, sign your name(s) exactly as shown on your stock certificate, and return this proxy card in the accompanying envelope as promptly as practical. If signing on behalf of a trust, corporation or other entity, please indicate title of person signing. If stock is held jointly, both shareholders must sign.

                                    Dated:                               , 2001
                                           ---------------------------

                                    ---------------------------------------
                                    Signature

                                    Dated:                               , 2001
                                           ---------------------------

                                    ---------------------------------------
                                    Signature